Filed Pursuant to Rule 424(b)(3)
Registration No. 333-111727

PROXY STATEMENT/ PROSPECTUS

REORGANIZATION PROPOSED — YOUR VOTE IS VERY IMPORTANT

      Dear Fellow Shareholder:

      On behalf of the board of directors, we are pleased to invite you to a special meeting of shareholders of Commonwealth Energy Corporation, or “Commonwealth.” The meeting will be held on Thursday, May 20, 2004 at 12:00 noon, California Time, in the Grove of Anaheim, located at 2200 E. Katella Avenue, Anaheim, California 92806.

      Your Board of Directors is committed to its duty to create shareholder value. Improving the liquidity of your investment in Commonwealth is an important step in achieving that objective and we are asking you to consider, vote upon and approve a plan of reorganization that we believe will help lead to a broader market for our shares.

YOUR BOARD OF DIRECTORS, BY A VOTE OF 5 “FOR” AND

1 “AGAINST”, RECOMMENDS VOTING FOR THESE PROPOSALS.

      Pursuant to the proposed Agreement and Plan of Reorganization, Commonwealth will be reorganized into a holding company structure. The holding Company will be known as Commerce Energy Group, Inc. If you approve the Agreement and Plan of Reorganization and the merger, our present operating company will remain a California corporation, and our current business, operations and management will remain essentially the same. However, we believe that the new structure will benefit shareholders and provide your company with strategic, operational and financing flexibility.

•	The American Stock Exchange has informed us that shares of the common stock of the holding company, Commerce Energy Group, Inc., have been approved for listing and the symbol “EGR” has been reserved. Shareholder liquidity could be greatly enhanced when our company is listed on a major national stock exchange.

•	The holding company structure will allow us to segregate our regulated and unregulated businesses, and set up separate operating subsidiaries, each owned by a publicly held parent holding company, for our current businesses and any new businesses that we may develop or acquire.

•	Incorporating the new holding company in Delaware will allow us to take advantage of the predictability and responsiveness that Delaware corporate law provides.

      The affirmative vote of a majority of the outstanding shares of Commonwealth common stock together with the affirmative vote of a majority of the voting power of the outstanding shares of Commonwealth common stock and preferred stock voting together as a single class is required to approve the Agreement and Plan of Reorganization and the merger. You are also being asked to approve a proposal to grant discretionary authority to adjourn the special meeting to a later date so that additional proxies in favor of approval of the proposed Agreement and Plan of Reorganization may be solicited if necessary. The affirmative vote of a majority of the shares of Commonwealth common stock and preferred stock present, in person or by proxy, entitled to vote at the special meeting, voting as a single class, is required to adopt any proposal to grant discretionary authority to postpone or adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Agreement and Plan of Reorganization and the merger.

      Whether or not you plan to attend the special meeting, please take the time to vote by completing the enclosed proxy card and returning it in the envelope provided.

      The accompanying notice of meeting and proxy statement/prospectus provide specific information about the special meeting and explain the proposals. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 20 before voting on any of the proposals. If you have any questions or require assistance in voting, please call MacKenzie Partners, Inc. at (800) 322-2885. MacKenzie Partners is our proxy solicitation agent and is prepared to answer any questions you may have about the reorganization.

      Thank you for your continued support and interest in Commonwealth.

Ian B. Carter
Chairman of the Board of Directors and
Chief Executive Officer

April 9, 2004

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. This proxy statement/prospectus is dated April 9, 2004 and is being first mailed to Commonwealth shareholders on or about April 12, 2004.

ADDITIONAL INFORMATION

      This document incorporates important business and financial information about Commonwealth from the Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003 and as amended on March 17, 2004 and on March 24, 2004), and other documents filed with the Securities and Exchange Commission that have not been included in this document. This information is available at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.

      If you have any questions about the reorganization proposal, you may contact our proxy solicitor, MacKenzie Partners, Inc., at the telephone number and address below. If you would like copies of these documents that relate to Commonwealth, you can receive them, without charge, upon written or oral request to MacKenzie Partners, Inc. In order to receive timely delivery of the documents, you must make your request no later than May 13, 2004.

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
Toll-Free (800) 322-2885

      See “Where You Can Find More Information,” on page 74 of this proxy statement/prospectus.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

      We cordially invite you to attend a special meeting of shareholders of Commonwealth Energy Corporation. This special meeting will be held at 12:00 noon, California time, on May 20, 2004, at the Grove of Anaheim located at 2200 E. Katella Avenue, Anaheim, California 92806, for the following purposes:

1.	to consider and vote upon a proposal, which we refer to as the “reorganization proposal,” to approve the Agreement and Plan of Reorganization by and among Commerce Energy Group, Inc., a wholly-owned subsidiary of Commerce Energy Group, Inc. and Commonwealth Energy Corporation and the merger provided thereby of Commonwealth Energy Corporation with a wholly-owned subsidiary of Commerce Energy Group, Inc., with Commonwealth Energy Corporation surviving as a wholly-owned subsidiary of Commerce Energy Group, Inc. The attached proxy statement/ prospectus describes the Agreement and Plan of Reorganization in detail and includes a copy of that agreement as Annex A; and

2.	to consider and vote upon any proposal to grant discretionary authority to adjourn or postpone the special meeting for the purpose of soliciting additional proxies; and

3.	to consider and vote upon such other matters which may properly come before the special meeting or any adjournments or postponements thereof.

      Please refer to the attached proxy statement/prospectus, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the special meeting. The Board of Directors has fixed the close of business on April 6, 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, this special meeting. Our Board of Directors, by a vote of 5 “FOR” and 1 “AGAINST”, recommends that you vote FOR the approval of the Agreement and Plan of Reorganization and the merger and FOR the proposal to grant discretionary authority to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

      Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us (if you are a record holder) or the appropriate financial institution (if you hold your shares through a broker or other institution). For specific instructions on how to vote your shares, please refer to the section of this proxy statement/ prospectus entitled “Voting Rights and Solicitation of Proxies.” In the event you have returned a proxy, but elect to attend this special meeting and vote in person, you will be entitled to vote. Your Board of Directors and management look forward to greeting those of you who are able to attend the special meeting.

By Order of the Board of Directors,

John A. Barthrop
Secretary

April 9, 2004

      YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT/ PROSPECTUS CAREFULLY AND, TO ENSURE THAT YOUR SHARES ARE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION
SUMMARY OF THE REORGANIZATION PROPOSAL
Description of Commonwealth Energy Corporation
The Reorganization
What You Will Receive in the Reorganization
Listing of Commerce Energy Common Stock on AMEX and Deregistration of Commonwealth Common Stock
Recommendation of the Commonwealth Board of Directors
Shareholders Entitled to Vote; Vote Required
Conditions to Completion of the Reorganization/Termination of the Agreement and Plan of Reorganization
Related Transactions
Regulatory Requirements
Certain Financial Information
Capitalization
Interests of Directors and Executive Officers of Commonwealth in the Reorganization
Dissenters’ (and Appraisal) Rights
Tax Consequences
Accounting Treatment
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
General
Matters to be Considered
Recommendation of the Boards of Directors
VOTING RIGHTS AND SOLICITATION OF PROXIES
Who May Vote
How To Vote
Revocability of Proxy
How Your Shares Will Be Voted
Voting and Quorum
Vote Required
Adjournment and Postponement
Broker Non-Votes
Voting Shares in Person That Are Held in Street Name
Voting of Proxies
Exchange of Stock Certificates
Expenses and Method of Solicitation
Availability of Independent Auditors
THE REORGANIZATION
Reasons for the Reorganization; Recommendation of our Board
Reorganization Procedure
What Holders of Commonwealth Common Stock Will Receive in the Reorganization
What Holders of Commonwealth Preferred Stock Will Receive in the Reorganization
Commonwealth Stock Options
Exchange of Stock Certificates
Management of Commerce Energy
Conditions to Completion of the Reorganization
Termination of the Agreement and Plan of Reorganization
Effectiveness of Reorganization
Amendment of Agreement and Plan of Reorganization
Related Transactions
Material U.S. Federal Income Tax Consequences
Anticipated Accounting Treatment
Regulatory Requirements
Listings of Commerce Energy Common Stock on the American Stock Exchange; Deregistration of Commonwealth Common Stock
Restrictions on the Sale of Commerce Energy Common Stock
Dissenters’ (and Appraisal) Rights
INFORMATION RELATING TO COMMONWEALTH
INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS
Information About Executive Officers of Commerce Energy
Information About Directors of Commerce Energy
Compensation of Commerce Energy Directors
Compensation of Commerce Energy’s Executive Officers
Information about Directors and Executive Officers of Commonwealth
Security Ownership of Certain Beneficial Owners and Management
Interests of Directors and Executive Officers of Commonwealth in the Reorganization
DESCRIPTION OF COMMERCE ENERGY AND COMMONWEALTH COMMON STOCK; COMPARATIVE RIGHTS OF COMMERCE ENERGY STOCKHOLDERS AND COMMONWEALTH SHAREHOLDERS
Authorized Shares of Capital Stock
Voting Rights
Preemptive Rights
Business Combinations
Dissenters’ (and Appraisal) Rights
Special Meetings of Stockholders
Stockholder Action Without a Meeting
Stockholder Proposal Procedures
Notice of Meetings and Record Date
Inspection of Books and Records
Classified Board of Directors
Removal of Directors
Vacancies on the Board of Directors
Fiduciary Duties
Indemnification
Limitation of Personal Liability of Directors
Derivative Actions
Interested Director Transactions
Amendment of Governing Documents
Dividends
Rights Plans
LEGAL MATTERS
EXPERTS
ANNUAL MEETING PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A
ANNEX B
ANNEX C
ANNEX D

PROXY STATEMENT/PROSPECTUS

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

      In this proxy statement/prospectus, when we use the terms “we,” “us” or “our,” we are referring to Commonwealth Energy Corporation, a California corporation, and Commerce Energy Group, Inc., a Delaware corporation, collectively as part of single company group or organization. When we use the term “Commerce Energy” we are referring only to Commerce Energy Group, Inc. as a separate legal entity and when we use the term “Commonwealth,” we are referred only to Commonwealth Energy Corporation as a separate legal entity.

1. Q:	What is the reorganization proposal?

A:	We propose to reorganize Commonwealth into a Delaware holding company. The Delaware holding company will be owned by Commonwealth common shareholders and will have several subsidiaries. The direct and indirect subsidiaries of the holding company would own and operate our current business units, together with any additional businesses that may be acquired or developed. The proposed holding company is named Commerce Energy Group, Inc., or “Commerce Energy.” The American Stock Exchange (the “AMEX”) has informed us that shares of the common stock of the Commerce Energy have been approved for listing. The Agreement and Plan of Reorganization, which sets forth the plan of reorganization and is the primary legal document that governs the reorganization, is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Agreement and Plan of Reorganization carefully.

2. Q:	What is the purpose of the reorganization proposal?

A:	The reorganization transaction is a part of Commonwealth’s strategic plan which the company has been pursuing over the past several years. The strategic plan has the following components:

•	the reorganization of Commonwealth into a Delaware holding company structure;

•	the listing of the holding company’s common stock on the AMEX;

•	the transfer of some of Commonwealth’s assets from Commonwealth to affiliated subsidiaries that will be part of the reorganized Delaware holding company;

•	a possible cash tender offer of up to $10 million for shares of the holding company’s common stock.

•	expansion of our current energy supply business by, among other things, increasing our customer base and geographic markets, adding additional commodity products and acquiring additional suppliers; and

•	expansion of our energy efficiency products and outsourced services businesses.

3. Q:	Why has the Board of Commonwealth proposed the reorganization at this time?

A:	Since 2000, one of Commonwealth’s goals has been to provide its shareholders with an established trading market for the purchase and sale of shares of Commonwealth’s common stock. To date, however, we have not met this goal because we believed that we needed time to better establish our ESP business and we believed that market conditions were not favorable for energy stocks. We believe that our success in developing our business lines and changes in market conditions affecting energy companies now provide us with an opportunity to accomplish this goal.

4. Q:	What will happen to Commonwealth in the reorganization?

A:	In the proposed reorganization, Commonwealth will become a wholly-owned subsidiary of Commerce Energy, which is a newly formed wholly-owned subsidiary of Commonwealth. Commerce Energy, a Delaware corporation, will become a publicly held holding company that will have several subsidiaries, including Commonwealth, Skipping Stone, Inc., UtiliHost, Inc., electricAmerica Inc. and electric.com, Inc. Commonwealth will remain a California corporation, and will continue its diversified energy services business and operations as a subsidiary of

Commerce Energy. After the proposed reorganization, Commonwealth will no longer be a public company and will no longer file periodic reports with the Securities and Exchange Commission.

5. Q:	What parts of the strategic plan must shareholders approve?

A:	The merger of Commonwealth with a newly formed wholly-owned subsidiary of Commerce Energy that we intend to call CEGI Acquisition, Corp., which will result in Commerce Energy becoming a publicly owned holding company, and which is described in detail in this proxy statement/prospectus, must be approved by Commonwealth’s shareholders in order for the strategic plan to be implemented. The purpose of the special meeting of shareholders will be to vote on the Agreement and Plan of Reorganization and the related merger that would result in our reorganization into a Delaware holding company structure.

6. Q:	Why does the reorganization involve forming a holding company?

A:	We believe that structure will provide us with the following advantages over our current organizational structure:

•	We can segregate our regulated business units (such as our diversified energy services business) from our unregulated business units (such as our energy efficiency products and outsourced services businesses). Segregation of our regulated and unregulated business units allows us greater flexibility to expand our unregulated businesses without satisfying regulatory approvals that are largely concerned with energy services providers.

•	We can set up operating subsidiaries for each of our business lines which will provide us with greater financing flexibility. Operating our separate business lines as subsidiaries of a holding company, rather than as divisions of a single company, will allow us the flexibility to separately finance these entities. For example, we could issue equity and/or debt at different corporate levels to facilitate growth.

•	We can operate our separate businesses lines as different legal entities which will help isolate liabilities relating to assets of a particular business unit from those of other business units.

7. Q:	Why is the holding company organized in Delaware?

A:	We believe that the principal reasons for incorporation of the holding company in Delaware are:

•	there is a substantial body of case law interpreting Delaware corporate law;

•	the increased ability of the holding company to attract and retain qualified directors and officers;

•	the ability of a corporation to act expeditiously in connection with more types of acquisitions of businesses and assets than California law;

•	the filing and review of necessary corporate documents in connection with acquisitions are generally easier and are processed more quickly in Delaware than in California; and

•	Delaware law includes provisions that encourage potential acquirors to negotiate with the Board of Directors.

We also believe that the holding company will be more attractive as an investment to the institutional investment community because as a Delaware corporation we can provide them with a company that has a more stable legal environment.

8. Q:	Why doesn’t Commonwealth simply list its shares on the AMEX as a California corporation?

A:	We could have attempted to list the common stock of Commonwealth on the AMEX as a California corporation, however, we have elected not to do so. Listing our publicly held shares is only one aspect of our strategic plan. The principal purpose of the strategic plan, for which we are asking you to vote, is to reorganize Commonwealth into a Delaware holding company structure.

To provide liquidity for our shareholders in the reorganized Delaware company, we decided to list the holding company’s shares of common stock on the AMEX.

9. Q:	How will the proposed reorganization affect Commonwealth’s financial results?

A:	From a financial standpoint, the proposed reorganization should not have a material affect on our results of operation or financial condition. Commerce Energy’s financial statements will be consolidated on the same basis that Commonwealth’s financial statements are currently consolidated. On a consolidated basis, following the reorganization Commerce Energy will have the same assets and sources of revenues that Commonwealth has currently.

10. Q:	How will Commonwealth’s business change as a result of the proposed reorganization?

A:	Initially, there will not be much of a difference from our current operations. To date, we have operated as a diversified energy services business, primarily as a retailer of electricity. Following the reorganization, the holding company will operate through our regulated electricity retail business, Commonwealth Energy Corporation, together with any new business that we may develop or acquire as operating subsidiaries. Some of the markets in which we intend to explore opportunities include gas retail sales, sales of energy efficiency products, energy consulting services and outsourcing services to companies in the energy services business.

11. Q:	Will the holding company structure result in increased administrative costs?

A:	No. Commonwealth currently provides consolidated administrative services, such as human resources, accounting, payroll, insurance, legal and finance, for all of its operations. After the proposed reorganization, Commerce Energy will continue to provide these shared services, at the holding company level, for each of the operational subsidiaries within Commerce Energy. In addition, if we acquire new businesses in the future entity we expect be able to achieve cost savings by consolidating their services under our shared services umbrella.

12. Q:	What additional assets or entities will the holding company acquire or hold?

A:	Immediately prior to consummation of the reorganization, Commonwealth will transfer ownership of four subsidiaries to Commerce Energy. As a result of the transfer, these entities will become subsidiaries of Commerce Energy. Commerce Energy will also form at least one additional Delaware subsidiary. Commonwealth will then contribute our TACT (Trans-Action Control Technology) and TRIUMPH (Total Resource Internet Utility Management Power Host) proprietary software products that we have developed to provide outsourced services to our retail customers and certain other assets related to outsourcing services to a wholly-owned subsidiary of Commerce Energy. These transfers, which will occur immediately prior to the reorganization, are not part of the reorganization proposal and require only board approval. Consummation of these transfers will only occur if we expect to complete the reorganization immediately thereafter. These transfers do not require shareholder approval and have been approved by the Boards of Directors of Commonwealth and Commerce Energy. See “The Reorganization — Related Transactions.”

13. Q:	What will happen to my Commonwealth common stock in the reorganization?

A:	If you own Commonwealth common stock, upon completion of the reorganization you will become a common stockholder of Commerce Energy, subject to applicable dissenters’ rights. You will own the same number of shares of Commerce Energy common stock as you now own of Commonwealth common stock, and your shares will represent the same ownership percentage of Commerce Energy as you have of Commonwealth, subject to issuance of additional shares of Commonwealth common stock upon the exercise of options and conversion of Commonwealth preferred stock prior to the reorganization. However, you will own shares of a holding company that is listed on a major national exchange and owns subsidiaries that operate our diversified energy services business, as well as our energy efficiency products and outsourced services businesses.

14. Q:	What will happen to my Commonwealth preferred stock in the reorganization?

A:	If you own Commonwealth preferred stock, and you convert your shares of preferred stock to Commonwealth common stock before the reorganization, upon completion of the reorganization you will also become a common stockholder of Commerce Energy. If, on the other hand, you do not convert your shares of Commonwealth preferred stock into shares of Commonwealth common stock before the reorganization, your shares will remain unchanged by the reorganization and you will continue to hold preferred stock in Commonwealth. Holders of over 66 2/3% of our Series A Preferred Stock have agreed to convert their preferred shares into Commonwealth common stock prior to consummation of the reorganization transaction and, therefore, pursuant to Commonwealth’s Amended and Restated Certificate of Incorporation, all shares of Commonwealth Series A Preferred Stock will be so converted.

15. Q:	Will my shares of Commerce Energy common stock be listed on an exchange?

A:	AMEX has informed us that shares of Commerce Energy common stock have been approved for listing.

16. Q:	How will being an shareholder in a Delaware corporation be different from being a shareholder in a California corporation?

A:	As a shareholder of Commerce Energy, your rights will be governed by Delaware corporate law and the charter documents of the Delaware corporation. These rights are different from, and may be less favorable to you depending on the circumstances than the rights that you currently have as a shareholder of a California corporation. For example, under Delaware corporate law, shareholders will not be entitled to cumulative voting for directors. However, this is not dissimilar to the general practice of California corporations with outstanding shares listed on the New York Stock Exchange, or “NYSE,” the AMEX or Nasdaq National Market which may, by amendment of its articles or bylaws, eliminate cumulative voting. For more information, see “Comparative Rights of Holders of Commerce Energy Capital Stock and Commonwealth Capital Stock.”

17. Q:	Who will be the initial officers and directors of Commerce Energy?

A:	The officers of Commerce Energy are Ian B. Carter, Chairman and Chief Executive Officer. Peter Weigand, President, Richard L. Boughrum, Senior Vice President and Chief Financial Officer, John A. Barthrop, General Counsel, and Michael Nelson, Secretary. All of the initial officers of Commerce Energy are currently officers of Commonwealth. Officers of Commerce Energy will serve at the pleasure of the Commerce Energy Board of Directors and may be removed or replaced pursuant to the terms of Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Ian B. Carter, Peter Weigand, Richard L. Boughrum and John A. Barthrop have entered into employment agreements with Commonwealth and Commerce Energy. See “Information About Executive Officers and Directors — Employment Agreements.” The initial Board of Directors of Commerce Energy consist of Ian B. Carter, Craig G. Goodman, Mark S. Juergensen, Robert C. Perkins and Peter Weigand. The Commerce Energy Board of Directors has also considered the appointment of Charles E. Bayless and Gregory L. Craig to Commerce Energy’s Board of Directors following consummation of the reorganization. Mr. Bayless and Mr. Craig have indicated that they will accept such appointments. Accordingly, if the reorganization is approved by the shareholders, the Commerce Energy Board of Directors will appoint Messrs. Bayless and Craig to the Board. Ian B. Carter will be the initial Chairman of the Commerce Energy Board of Directors. Immediately following the effective date of the reorganization, the Board will be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Commerce Energy’s Class I directors will serve an initial term of one year; Class II directors will serve an initial term of two years; and Class III directors will serve an initial term of three years. Following their initial terms, directors will serve three year terms or until his or her respective successor is elected and qualified or such director resigns or is removed in accordance with Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. For further information, see “Information About Executive Officers and Directors” and “Description of Commerce Energy and Commonwealth Common Stock; Comparative Rights of Commerce Energy Stockholders and Commonwealth Shareholders.”

18. Q:	Do any officers or directors of Commonwealth have an interest in the reorganization that is different from mine?

A:	Some Commonwealth directors and executive officers may have interests in the reorganization that may differ from, or be in addition to, their interests as shareholders of Commonwealth. These interests could make it more likely that Commonwealth’s directors and officers will support the reorganization. These include interests arising under:

•	the retention of Ian B. Carter, Peter Weigand, Richard L. Boughrum, John A. Barthrop and Michael Nelson, each of whom is an officer of Commonwealth, to serve as initial officers of Commerce Energy;

•	the grant of an option to purchase 125,000 shares of Commonwealth common stock at $1.92 per share to John A. Barthrop, Commonwealth’s General Counsel and Secretary, in consideration of waiver of the right to change of control payments in connection with the reorganization.

•	the retention of Ian B. Carter, Craig G. Goodman, Mark S. Juergensen and Robert C. Perkins, each of whom is a director of Commonwealth, to continue to serve on the initial Board of Directors of Commerce Energy; and

•	the indemnification agreements between Commonwealth and directors Ian B. Carter, Craig G. Goodman, Mark S. Juergensen, Robert C. Perkins and Peter Weigand.

For further information about the interest of Commonwealth’s officers and directors in the reorganization, including a summary of the material provisions of their employment and indemnification agreements, see“Information About Executive Officers and Directors.”

19. Q:	Will I have to turn in my Commonwealth common stock certificates?

A:	No. Do not turn in your Commonwealth common stock certificates. We will not require you to exchange your Commonwealth common stock certificates as a result of the reorganization. Your shares of Commonwealth common stock will be automatically converted into shares of Commerce Energy common stock, subject to the exercise of applicable dissenters’ rights, and your Commonwealth common stock certificates will represent the same number of shares of Commerce Energy common stock.

20. Q:	Does formation of a holding company affect my federal income taxes?

A:	The proposed reorganization will be a tax-free transaction under federal income tax laws. We expect that you will not recognize any gain or loss for federal income tax purposes upon conversion of your Commonwealth common stock into Commerce Energy common stock in the reorganization. The tax consequences to you will depend on your own situation. You should consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any foreign, state, or local tax consequences of the reorganization. For further information, see “The Reorganization — Material U.S. Federal Income Tax Consequences.”

21. Q:	How will the reorganization be treated for accounting purposes?

A:	For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is that the historical basis of Commonwealth’s assets, liabilities and equity will be the basis for Commerce

Energy’s assets, liabilities and equity going forward. Accordingly, the financial position and results of operations of Commonwealth will be included in the consolidated financial statements of Commerce Energy on the same basis that is currently presented in Commonwealth’s Annual Report on Form 10-K, except for the conversion of Series A Convertible Preferred Stock and other convertible preferred stock into common stock of Commerce Energy, which will not impact the total equity of Commerce Energy.

22. Q:	When and where is the special meeting?

A:	The special meeting will be held on May 20, 2004 at 12:00 noon, California Time. The special meeting will take place at the Grove of Anaheim, located at 2200 E. Katella Avenue, Anaheim, California 92806.

23. Q:	What will constitute a quorum at the meeting?

A:	Holders of a majority of the voting power of our common and preferred stock issued, outstanding and entitled to vote on the record date for the special meeting must be present at the special meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked “withhold” or “abstain” will be considered present at the special meeting for purposes of establishing a quorum.

24. Q:	What vote of Commonwealth shareholders is required to adopt the Agreement and Plan of Reorganization and the related merger?

A:	The affirmative vote of a majority of the outstanding shares of Commonwealth common stock together with the affirmative vote of shares of Commonwealth common stock and preferred stock representing a majority of the votes entitled to be cast at the special meeting and voting together as a single class is required to adopt the Agreement and Plan of Reorganization and the related merger. Therefore, if you abstain or otherwise do not vote on this proposal, it will have the effect of a vote against the proposal.

25. Q:	Do I have dissenters’ (or appraisal) rights?

A:	Yes. Under California law, holders of Commonwealth common stock as of the record date for the special meeting who oppose the reorganization may exercise dissenters’ rights to require us to purchase their shares at their “fair market value” if the reorganization is completed. If shareholders exercise these dissenters’ rights in respect of a significant number of shares and comply with all the applicable requirements of California law, we may be required to expend a significant amount of funds to purchase these shares, which would reduce our liquidity and may harm our financial condition. Holders of Commonwealth preferred stock will not be entitled to dissenters’ rights. You should read carefully the explanation of these rights under “Description of Commerce Energy and Commonwealth Common Stock; Comparative Rights of Commerce Energy Shareholders and Commonwealth Shareholders — Dissenters’ (and Appraisal) Rights” and Annex D.

26. Q:	What will happen if a sufficient number of Commonwealth shareholders do not vote to adopt the Agreement and Plan of Reorganization and the related merger?

A:	If the reorganization proposal is not approved by shareholders of Commonwealth, then our company will not be restructured into a holding company and the shares of common stock of the holding company will not be listed on the AMEX.

Unless a majority of the shareholders of Commonwealth support our initiative and vote in favor of the proposal by proxy or at the meeting, then our reorganization proposal will fail. In order to support our proposal to reorganize the company, you must vote FOR this proposal and mail your proxy into our proxy solicitor.

27. Q:	What will happen if we waive any of the conditions to closing of the reorganization?

A:	The consummation of the reorganization is subject to certain conditions contained in the Agreement of Plan of Reorganization which if not waived must have occurred or be true. If those conditions have not occurred or are not true we are not obligated to effect the reorganization. If Commonwealth’s Board of Directors determines that waiver of any such condition would have a material adverse effect on Commonwealth or its business, assets or financial condition, or the shareholders of Commonwealth, then we will either (i) terminate the Agreement and Plan of Reorganization or (ii) resolicit the approval of shareholders prior to consummating the reorganization. If we resolicit your approval, we will describe to you the closing condition that we intend to waive as well as the likely material adverse consequences of consummating the transaction despite the existence of such condition, including the impact on our shareholders. In addition, the Agreement and Plan of Reorganization will be terminated unless (i) 100% of the outstanding shares of Series A Preferred Stock are converted into Commonwealth common stock prior to the consummation of the reorganization, (ii) the Agreement and Plan of Reorganization and the merger has been approved by Commonwealth’s shareholders and (iii) Commonwealth receives a legal opinion to the effect that the reorganization will constitute a tax-free transaction under section 368 of the Internal Revenue Code.

28. Q:	How does the board recommend I vote?

A:	The Board of Directors of Commonwealth recommends that you vote FOR the reorganization proposal, including approval of the Agreement and Plan of Reorganization and the related merger, and FOR the proposal to grant discretionary authority to adjourn or postpone the special meeting for the purpose of soliciting additional proxies. One director voted against these proposals.

29. Q:	How do I cast my vote?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, you should vote your shares by following the instructions contained in this proxy statement/prospectus and the proxy card included with it, so that your shares may be represented at the special meeting. We have expanded the ways in which you may vote. As explained in the proxy card, you may vote in any of the following ways:

1.	By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope; or

2.	At the special meeting. The way you vote your shares now will not limit your right to change your vote at the special meeting if you attend in person.

If you sign and return your proxy card without any voting instructions, your shares will be voted as all but one of the members of the Commonwealth Board of Directors recommends. If you do not vote or if you abstain on the reorganization proposal, the effect will be a vote against the reorganization proposal.

30. Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting to vote your shares, although we invite you to attend.

31. Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote, regardless of how it was cast, at any time before your shares are voted at the special meeting. This proxy statement/prospectus contains instructions on how to change your vote. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change those instructions.

32. Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	On the reorganization proposal, your broker will vote your shares only if you provide your broker with instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. If you fail to instruct your broker, your shares will not be voted and will have the same effect as voting against the reorganization proposal.

33. Q:	If the shareholders approve the reorganization, when will it occur?

A:	We would like to complete the reorganization as soon as possible after the special meeting. In order to complete the reorganization, however, we must first obtain the approval of the Federal Energy Regulatory Commission, or the FERC, in order to recognize the transfer of control over Commonwealth’s FERC jurisdictional assets. In addition, the public utilities commissions in the states in which Commonwealth is providing retail electric service will have to be notified about the change in control of Commonwealth, but no prior approval is required. The affected states include: California, Pennsylvania, Michigan, Ohio, New York, New Jersey and Texas. Although we believe that we will receive the requisite FERC regulatory approval, there can be no assurance as to the timing of this approval and no assurance that the state public utility commission notification process will not result in questions from commission staff that would need to be addressed. Nevertheless, we believe the FERC approval will be obtained and the state public utility commission notification process will be finished so that the reorganization can be completed by the third quarter of calendar 2004.

34. Q:	Is Commonwealth aware of anyone who is opposed to the reorganization as a Delaware holding company?

A:	One of Commonwealth’s directors, Joseph P. Saline, Jr., has informed Commonwealth that he is opposed to the reorganization, and he voted against the reorganization proposal and the merger. Mr. Saline has also indicated that he will solicit proxies against the reorganization proposal. Mr. Saline has stated that in his view, Delaware corporate law is unfavorable to shareholders. However, in 2001 Mr. Saline, together with some other shareholders of Commonwealth, made a bid to acquire a controlling interest in Commonwealth, which would have resulted in the acquisition of Commonwealth by a Delaware corporation called New World Power, in which Mr. Saline was a significant shareholder.

Mr. Saline claims to own 352,000 shares of other convertible preferred stock. The Superior Court for the County of Orange has issued an order requiring Commonwealth to recognize Mr. Saline’s ownership of the 352,000 shares of other convertible preferred stock with rights and privileges as set forth in the Court’s order including Mr. Saline’s right to vote his shares of other preferred stock on an as-converted basis, entitling him to two votes for each share of other preferred stock held on all matters to be voted on (i.e., the equivalent of 704,000 shares of common stock). We are appealing the court’s order. We expect Mr. Saline be entitled to vote in connection with the reorganization proposal.

35. Q:	Whom do I contact if I have questions about the special meeting or the reorganization proposal?

A:	You may contact:

Our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (call collect)

                         or

Toll-Free (800) 322-2885
proxy@mackenziepartners.com

SUMMARY OF THE REORGANIZATION PROPOSAL

      This summary highlights key aspects of the reorganization proposal, including the Agreement and Plan of Reorganization, the merger and related transactions that are described in greater detail elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the reorganization proposal and the related transactions, and for a more complete description of the legal terms of the Agreement and Plan of Reorganization, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in “Where You Can Find More Information.”

Description of Commonwealth Energy Corporation

Overview

      Commonwealth Energy Corporation is a diversified energy services company. We provide electric power to our residential, commercial, industrial and institutional customers in the deregulated California, Michigan and Pennsylvania electricity markets. In September 2003, we began to offer electric service in New Jersey. We are licensed by the Federal Energy Regulatory Commission, or FERC, as a power marketer and we are licensed to supply retail electric power by applicable state agencies in California, Pennsylvania, Michigan, New Jersey, New York, Texas and Ohio.

      The power we sell to our customers is purchased from third party power generators. We do not have our own electricity generation facilities. The electric power we sell is measured and delivered to our customers by incumbent electric utilities. The incumbent electric utilities bill and collect for most of our customers on our behalf. We also sell surplus electric power to wholesale and utility customers to assist in balancing our end-user customer supply requirements. We do not trade in the wholesale electricity markets for speculative purposes.

      We also hold a majority interest in Summit Energy Ventures, LLC (“Summit”), a joint venture that invests in companies that manufacture or market energy efficiency products. Commonwealth was incorporated in California on August 15, 1997.

Company Strategy

      We will focus on serving energy commodity requirements, energy management and related outsourced services to target customers in both regulated and deregulated electric and gas markets. Currently, 98.8% of our revenue is derived from the sale of electricity in three markets, California, Pennsylvania and Michigan. Our core business strategy is to combine commodity supply, energy-efficient products and outsourced services into complementary product offerings to targeted customers in the following market segments:

•	Commercial and industrial customers;

•	Mass-market retail customers;

•	Institutions (e.g., schools and government entities);

•	Distribution utilities;

•	Municipalities; and

•	Electric co-operatives.

      We intend to grow and continue to diversify our product offerings in the following three areas so that we will have three potential sources of revenue from each of the above-referenced market segments:

      Electric and Gas Commodity Supply. We continue to seek growth in our current markets and we intend to expand into additional deregulated electricity markets. In addition, we intend to pursue diversification of our commodity products by offering natural gas in deregulated natural gas markets.

      Outsourcing Services. We are a provider of outsourced services (e.g., back office data processing, call center and consulting) to support the energy management and business process requirements of our targeted customers in both regulated and deregulated markets. These services are provided through a combination of proprietary software, service bureau personnel, and a core of experienced energy industry personnel. Currently, the revenue stream from these activities is not material.

      Energy Efficiency Products. We intend to provide energy efficiency products and services to commercial, industrial and institutional customers that serve to lower overall energy consumption. We plan to utilize our existing sales personnel and outsourced services personnel for these marketing efforts. Currently we do not directly develop or manufacture energy efficiency products. We currently have no source of products that we intend to market, but we intend to pursue strategic alliances with manufacturers and energy service providers that will deliver and install energy efficiency products.

      As part of our strategy to profitably expand our customer base, diversify into new markets and add complementary products and services, we intend to pursue opportunities to acquire portfolios of customers and to evaluate acquisition opportunities that are synergistic with our targeted markets and product and service offerings.

      We believe our mix of product and service offerings will provide total cost of energy savings to our customers, well beyond merely discounting commodity price against utility prices. Our strategy will be to remain competitive with other commodity providers while decreasing the customer’s total cost of energy through integrated product and services offerings that lower consumption and reduce customer’s overall energy management costs. We believe that implementing these strategies also will provide greater customer satisfaction and retention, higher revenues and margins per customer, and a competitive advantage over commodity-only marketing companies.

The Reorganization

      Commonwealth’s Board of Directors has approved the reorganization of Commonwealth into a Delaware holding company structure pursuant to the terms of an Agreement and Plan of Reorganization. The Agreement and Plan of Reorganization, which sets forth the plan of reorganization and is the primary legal document that governs the reorganization, is attached as Annex A to this proxy statement/ prospectus. You are encouraged to read the Agreement and Plan of Reorganization carefully.

      In the proposed reorganization, Commonwealth will become a wholly-owned subsidiary of Commerce Energy, which is a newly formed, wholly-owned subsidiary of Commonwealth. Commerce Energy, a Delaware corporation, will become a publicly held holding company that will have several operating subsidiaries, including Commonwealth. After the proposed reorganization, Commonwealth will remain a California corporation, continue its diversified energy services business and operate as a subsidiary of Commerce Energy. Accordingly, after the proposed reorganization, Commonwealth will no longer be a public company or file periodic reports with the Securities and Exchange Commission; rather, it will be a subsidiary of a public company, Commerce Energy, which will file periodic reports with the Securities and Exchange Commission.

      We believe that the holding company structure will provide us with the following advantages over our current organizational structure:

•	We can segregate our regulated business units (such as our diversified energy services business) from our unregulated business units (such as our energy efficiency products and outsourced services businesses). Segregation of our regulated and unregulated business units allows us greater flexibility to expand our unregulated businesses without satisfying regulatory approvals that are largely concerned with energy services providers.

•	We can set up operating subsidiaries for each of our business lines which will provide us with greater financing flexibility. Operating our separate business lines as subsidiaries of a holding company, rather than as divisions of a single company, will allow us the flexibility to separately finance these entities. For example, we could issue equity and/or debt at different corporate levels to facilitate growth.

•	We can operate our separate businesses lines as different legal entities which will help isolate liabilities relating to assets of a particular business unit from those of other business units.

      The following chart shows the current corporate structure of Commonwealth:

      The following chart shows the corporate structure of Commerce Energy following the reorganization:

What You Will Receive in the Reorganization

      If you own Commonwealth common stock, upon completion of the reorganization you will become a common stockholder of Commerce Energy, subject to applicable dissenters’ rights. You will own the same number of shares of Commerce Energy common stock as you now own of Commonwealth common stock, and your shares will represent the same ownership percentage of Commerce Energy as you have of Commonwealth, subject to issuance of additional shares of Commonwealth common stock upon the exercise of options and conversion of Commonwealth preferred stock prior to the reorganization.

      Commerce Energy has a stockholder rights plan. Under the plan, if a person or group were to acquire or announce the intention to acquire 15% or more of our outstanding shares of common stock, and in some cases 10%, each right would entitle the holder, other than the acquiring person or group, to purchase at a predetermined price two shares of common stock for the price of one share of common stock. Until a triggering event thereunder, the rights trade with, and cannot be separated from, Commerce Energy’s common stock and will trade with the common stock of Commerce Energy.

      If you own Commonwealth preferred stock, and you convert your shares of preferred stock to Commonwealth common stock before the reorganization, upon completion of the reorganization you will also become a common stockholder of Commerce Energy. If, on the other hand, you do not convert your shares of Commonwealth preferred stock into shares of Commonwealth common stock before the reorganization, your shares will remain unchanged by the reorganization and you will continue to hold preferred stock in Commonwealth. Holders of more than 66 2/3% of Commonwealth’s outstanding Series A Preferred Stock have agreed to convert their shares in Commonwealth common stock prior to the reorganization. Accordingly, all of the shares of Commonwealth Series A Preferred Stock will be converted into shares of Commonwealth common stock prior to consummation of the reorganization transaction.

      Holders of vested options to purchase Commonwealth common stock who elect to exercise their options before the reorganization will also become common stockholders of Commerce Energy upon completion of the reorganization. Unexercised options to purchase Commonwealth common stock will be assumed by Commerce Energy in the reorganization and will become options to purchase Commerce Energy common stock on the same terms and conditions as the current options. Commonwealth’s 1999 Equity Incentive Plan, will also be assumed by Commerce Energy in the reorganization.

Listing of Commerce Energy Common Stock on AMEX and Deregistration of Commonwealth Common Stock

      The American Stock Exchange has informed us that shares of the common stock of Commerce Energy have been approved for listing. If the reorganization is completed, Commonwealth common stock will be deregistered under the Securities Exchange Act of 1934, as amended, and Commonwealth will no longer file periodic reports with the Securities and Exchange Commission.

Recommendation of the Commonwealth Board of Directors

      The Board of Directors of Commonwealth recommends that you vote FOR the reorganization proposal, including approval of the Agreement and Plan of Reorganization and the related merger, and FOR the proposal to grant discretionary authority to adjourn or postpone the special meeting for the purpose of soliciting additional proxies. One director voted against these proposals.

Shareholders Entitled to Vote; Vote Required

      You can vote at the Commonwealth special meeting if you owned Commonwealth common stock or preferred stock at the close of business on April 6, 2004, the record date for the special meeting.

      The affirmative vote of a majority of the outstanding shares of Commonwealth common stock together with the affirmative vote of a majority of the voting power of the outstanding shares of Commonwealth common stock and preferred stock voting together as a single class is required to adopt the Agreement and Plan of Reorganization and the related merger. Therefore, if you abstain or otherwise do not vote on this proposal, it will have the effect of a vote against the proposal. The affirmative vote of a majority of the shares of Commonwealth common stock and preferred stock present, in person or by proxy, entitled to vote at the special meeting, voting as a single class, is required to adopt any proposal to grant discretionary authority to postpone or adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Agreement and Plan of Reorganization.

      As of April 6, 2004, Commonwealth’s directors, executive officers and their affiliates owned securities representing approximately 7.7% of the voting power of the outstanding shares of Commonwealth common stock and preferred stock.

Conditions to Completion of the Reorganization/Termination of the Agreement and Plan of Reorganization

      The completion of the reorganization depends on the satisfaction or waiver of a number of conditions. If our board of directors determines that waiver of any such condition would have a material adverse effect on Commonwealth or its shareholders, then we will either (i) terminate the Agreement and Plan of Reorganization or (ii) resolicit the approval of shareholders prior to consummating the reorganization. The following are the material conditions to completion of the reorganization.

•	absence of any legal prohibition or restraint that would prevent completion of the reorganization;

•	absence of any stop order suspending the effectiveness of the registration statement relating to the shares of Commerce Energy to be issued in the reorganization; and

•	receipt of necessary regulatory approvals and licenses and third party consents.

      In addition, the Agreement and Plan of Reorganization will be terminated unless (i) 100% of the outstanding shares of Series A Preferred Stock are converted into Commonwealth common stock prior to consummation of the reorganization, (ii) the Agreement and Plan of Reorganization has been approved by Commonwealth’s shareholders and (iii) Commonwealth receives a legal opinion to the effect that the reorganization will constitute a tax-free transaction under section 368 of the Internal Revenue Code. See “The Reorganization Proposal — Regulatory Requirements” for a description of necessary regulatory approvals and licenses.

Related Transactions

      The following transactions are related to our restructuring plan, but are not part of the reorganization proposal to be presented and voted upon at the special meeting of shareholders of Commonwealth.

Conversion of our Series A Preferred Stock.

      Holders of over 66 2/3% of the outstanding shares of Commonwealth Series A Preferred Stock have agreed to convert their preferred shares into Commonwealth common stock prior to consummation of the reorganization transaction. Therefore, pursuant to Commonwealth’s Amended and Restated Certificate of Incorporation, 100% of the shares of Commonwealth Series A Preferred Stock will be converted into shares of Commonwealth common stock immediately prior to consummation of the reorganization transaction. The Commonwealth common stock that they will be entitled to receive upon conversion will automatically convert into the same number of shares of common stock of Commerce Energy in the reorganization. The shares of Series A Preferred Stock will not convert into Commonwealth common stock unless the reorganization is completed.

      Conversion of 100% of the shares of Series A Preferred Stock is a non-waivable condition to consummation of the reorganization. The shares of Series A Preferred Stock will not convert into Commonwealth common stock unless the reorganization is approved by Commonwealth’s shareholders and all other conditions to closing of the reorganization transaction have been satisfied or waived. The conversion of the Commonwealth Series A Preferred Stock will be consummated immediately prior to consummation of the reorganization transaction.

Transfer of our outsourced services business.

      Immediately prior to consummation of the reorganization, Commonwealth will transfer ownership of three non-operating subsidiaries, electricAmerica Inc., electric.com, Inc. and UtiliHost, Inc., to Commerce Energy. As a result of the transfer, these three entities will become subsidiaries of Commerce Energy. Commerce Energy will also form at least one additional Dealware subsidiary. Commonwealth will then contribute our TACT (Trans-Action Control Technology) and TRIUMPH (Total Resource Internet Utility Management Power Host) proprietary software products that we have developed to provide services and manage back office processes associated with our retail customers and certain other assets related to our outsourcing services to a wholly-owned subsidiary of Commerce Energy. These transfers will occur immediately prior to the reorganization and require only board approval. Consummation of these transfers will only occur if we expect to complete the reorganization immediately thereafter.

Possible cash tender offer.

      Commonwealth and Commerce Energy are also considering making of a cash tender offer of up to $10 million for shares of Commerce Energy common stock issued in the reorganization in order to provide additional liquidity for Commonwealth’s shareholders. Commonwealth and Commerce Energy anticipate that the tender offer, if any, may be commenced within approximately 30 days after the date of the special meeting to consider the reorganization proposal, subject to adjournment or postponement thereof. The amount or number of shares of Commerce Energy common stock that Commonwealth or Commerce Energy may elect to purchase in a tender offer will depend upon, among other things, the number of shares for which dissenters’ rights are exercised in the reorganization, the impact on our corporate liquidity and our ongoing need for capital. Commerce Energy will pay for any shares purchased in the tender offer with available cash.

      If a tender offer is commenced, you may obtain a copy of the tender offer statement from Commonwealth, without charge, upon written or oral request to Commonwealth Energy Corporation, Investor Relations, 15901 Red Hill Avenue, Suite 100, Tustin, California 92780, Attention: Roy Reeves. Any tender offer statement and other documents filed by Commonwealth with the Securities and Exchange Commission also will be available without charge at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.

Acquisition of Skipping Stone Inc.

      On April 1, 2004, we acquired Skipping Stone Inc., an energy consulting and technology firm in a merger transaction in which a wholly-owned subsidiary of Commonwealth merged with and into Skipping Stone, with Skipping Stone being the surviving corporation and becoming a wholly-owned subsidiary of Commonwealth.

      Skipping Stone is a privately held company that was principally owned by Peter Weigand. Mr. Weigand, who was the Chief Executive Officer of Skipping Stone prior to its acquisition by Commonwealth, became the President of Commonwealth, Commerce Energy and Skipping Stone on April 1, 2004. Prior to its acquisition of Skipping Stone, since 2001, Commonwealth has engaged Skipping Stone to perform various consulting services. The consulting services were performed by various employees and independent contractors of Skipping Stone, including Peter Weigand and Richard L. Boughrum, who was an independent contractor of Skipping Stone until March 28, 2004. On April 1, 2004, Mr. Boughrum became the Chief Financial Officer of Commonwealth and Commerce Energy. Consulting services performed by Skipping Stone for Commonwealth have included data collection and analysis of market size information, review of energy supply and finance agreements, development of business plans, work plans and definitions of various strategic initiatives and representation of the Company in the implementation of such initiatives. The agreements to perform consulting services were terminable by either party at any time. At the time of the completion of the merger, the only on-going consulting services being performed by Skipping Stone for Commonwealth relate to Commonwealth’s preparations in connection with its upcoming required report on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Commonwealth has paid Skipping Stone and aggregate of approximately

$308,000 in consulting fees and expenses as of March 31, 2004. Approximately 1% and less than 1% of Skipping Stone’s revenues in fiscal 2001 and 2002, respectively, were derived from consulting fees paid by Commonwealth. Through March 31, 2004, approximately 23% of Skipping Stone’s fiscal 2004 revenues have been derived from consulting fees paid by Commonwealth.

      The aggregate purchase price for all of the outstanding Skipping Stone securities, which consists of common stock and vested options, was $3.1 million. As noted above, the transaction was structured as merger of a wholly-owned subsidiary of Commonwealth with and into Skipping Stone, with Skipping Stone being the surviving company and becoming a wholly-owned subsidiary of Commonwealth. In the merger, Commonwealth common stock was exchanged for outstanding Skipping Stone common stock and vested options. The purchase price was paid exclusively through the issuance of Commonwealth common stock, which was valued at $1.92 per share. Unvested Skipping Stone options were canceled. An aggregate of 1,614,570 shares of Commonwealth common stock were issued at April 1, 2004, the effective time of the merger. Mr. Weigand received 1,088,679 shares of Commonwealth common stock in the transaction. No Commonwealth cash or other assets were used to acquire Skipping Stone and no additional shares of Commonwealth common stock will be issued as merger consideration. From a financial point of view, the acquisition of Skipping Stone was not material to us.

      We granted the former holders of Skipping Stone common stock “piggy-back” registration rights with respect to the 1,468,714 shares of common stock issued to them in the merger. Pursuant to a registration rights agreement dated as of April 1, 2004, we agreed to register such shares for resale under the Securities Act in any registration statement filed by Commonwealth with the Securities and Exchange Commission with respect to an offering by Commonwealth for its own account (other than a registration statement on Form S-4 or S-8 or any successor thereto) or for the account of any Commonwealth stockholder. We will pay all of the expenses of such registration. We also agreed to indemnify and hold harmless each of the former holders of Skipping Stone common stock from and against any liabilities (including attorney fees) arising out of any untrue statement of a material fact contained in any such registration statement, other than with respect to information provided by such stockholders for inclusion in the registration statement. Our obligation to register these shares will terminate only when such shares have been disposed of pursuant to an effective Registration Statement; in the opinion of counsel to Commonwealth, the entire amount of the shares may be sold in a single sale without any limitation as to volume pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act; or the shares are sold or distributed by a person not entitled to these registration rights. This agreement will also apply to Commerce Energy as Commonwealth’s successor after the reorganization. The former holders of Skipping Stone common stock may only assign their registration rights to immediate family members.

      Each of the former holders of Skipping Stone common stock, including Mr. Weigand, has agreed to place 20% of the Commonwealth shares issued to him in the merger in an escrow for a period of six months. The stockholder escrow shares are subject to forfeiture, at $1.92 per share, based upon a two part “true up” calculation, which is defined in the merger agreement. The first part of the calculation is designed to cover a decline in the value of Skipping Stone’s net equity, defined as the difference between the total assets minus the total liabilities, from December 31, 2003 to April 1, 2004, the effective time of the merger. The second part of the calculation will verify that as of six months from the effective time all assets have been collected, amortized or realized as cash and no other liabilities have been accrued or paid by Skipping Stone or Commonwealth after the effective time.

      In addition, each of the former holders of Skipping Stone common stock, including Mr. Weigand, has agreed to place an additional 10% of the Commonwealth shares issued to him in the merger in an escrow for a period of eighteen months, in the case of Mr. Weigand, and twelve months, in the case of the other three former holders of Skipping Stone common stock. The retention escrow shares are subject to forfeiture in the event that such person voluntarily resigns his employment with Commonwealth, Commerce Energy or any of their affiliates after the reorganization during the escrow period (but not upon death, disability or certain changes in control not approved by the board). In connection with the merger, Mr. Weigand also entered into an Agreement Not to Compete for 12 months after he is no longer employed by Commonwealth, Commerce or any of their affiliates, except under the circumstance of a change in control not approved by Board of Commonwealth or Commerce.

      To incentivize and retain Skipping Stone employees who have become our employees, on April 1, 2004 Commonwealth granted nonqualified options to purchase an aggregate of 699,999 shares of its common stock under the Commonwealth 1999 Equity Incentive Plan. The exercise price of the options is $1.92 per share, the fair market value of a share of our common stock at the date of grant. The options will vest in three equal annual installments commencing on March 29, 2005. The options terminate on the earlier of the ten year anniversary of the date of grant, liquidation of Commonwealth, a merger or reorganization in which Commonwealth common stock is exchanged for securities of another entity (unless Commonwealth causes such successor entity to issue replacement options or assume the options), one year after the optionee’s death, disability or termination of employment without cause and immediately upon termination of employment for cause. These options will be assumed by Commerce Energy in the reorganization together with all other outstanding Commonwealth options.

      The former holders of Skipping Stone common stock have agreed to indemnify Commonwealth for damages in excess of an aggregate of $25,000 and up to a maximum of $1,000,000 that arise as a result of a breach of any representation, warranty or covenant made by such security holders in the acquisition agreement; provided, that there is no cap on indemnification for fraud or intentional misrepresentation by such security holders.

      We have agreed to indemnify the former holders of common stock of Skipping Stone for damages with respect to any shareholder lawsuits arising in connection with the transaction and in connection with any breach of a representation and warranty with respect to tax matters related to the merger transaction.

      The former holders of Skipping Stone common stock and vested options who receive shares of Commonwealth common stock in the acquisition will receive shares of Commerce Energy common stock in the reorganization in the same manner as other common shareholders of Commonwealth. Immediately before the reorganization is consummated, we will contribute the securities of Skipping Stone to Commerce Energy and, as a result, Skipping Stone will become a subsidiary of Commerce Energy.

Regulatory Requirements

      The completion of the reorganization is also subject to obtaining regulatory reviews, licenses and approvals. We have made or will promptly make the necessary filings with the Federal Energy Regulatory Commission, or FERC, and state agencies in order to obtain the required licenses and consent before we complete the reorganization. As mentioned above, while we believe that we will receive the requisite regulatory approvals and clearances for the reorganization, there can be no assurance as to the timing of these approvals or clearances or our ability to obtain these approvals or clearances on satisfactory terms. Nor can we assure you that no action will be brought challenging the formation of the holding company or the governmental approvals or clearances.

Certain Financial Information

      We have not included pro forma consolidated financial comparative information concerning Commonwealth that gives effect to the reorganization because, immediately after the completion of the reorganization, the consolidated financial statements of Commerce Energy will be the same as Commonwealth’s consolidated financial statements immediately prior to the reorganization, except for the components which comprise the equity section of Commerce Energy consolidated financial statements due to the conversion of Series A Convertible Preferred Stock and other convertible preferred stock into common stock of Commerce Energy, which will not impact the total equity of Commerce Energy, and the reorganization will result in the conversion of each share of Commonwealth’s common stock into the right to receive one share of Commerce Energy common stock. Commonwealth’s consolidated financial information can be found in Commonwealth’s Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003), which financial information is incorporated herein by reference.

Capitalization

      The following table sets forth our capitalization as of January 31, 2004 as follows:

•	on an actual basis;

•	on a pro forma basis to reflect the (i) conversion of all of our Series A convertible preferred stock and other convertible preferred stock into common stock immediately prior to the effective date of the reorganization and (ii) conversion of Commonwealth common stock to Commerce Energy common stock in the reorganization; however, we do not have any indication as to whether the holder of the other convertible preferred stock will convert his shares into common stock prior to the effective date of the reorganization.

      You should read this information together with our consolidated financial statements and related notes to our consolidated financial statements incorporated by reference in this proxy statement/prospectus.

	As of January 31, 2004

		Pro Forma
		as adjusted
	Actual	(unaudited)

	(in thousands, except per
	share data)
Total debt	$—	$—

Shareholders’ equity:
Series A convertible preferred stock — 10,000 shares authorized with no par value; 609 and zero shares issued and outstanding in 2003 actual and pro forma as adjusted, respectively	$752	$—
Other convertible preferred stock — 352 and zero shares reflected as outstanding in 2003 actual and pro forma as adjusted, respectively	155	—
Common stock — 50,000 shares authorized with no par value; 27,645 shares issued and outstanding in 2003 actual	56,854	—
Common stock — 150,000 shares authorized, $0.001 par value; 28,958 shares issued and outstanding in 2003 pro forma as adjusted	—	29
Additional paid in capital	—	57,577
Retained earnings	26,774	26,774

Total shareholders’ equity	84,535	84,380

Total capitalization	84,535	84,380 (1)

(1)	The pro forma adjusted total shareholder’s equity for Commerce Energy does not include the other convertible preferred stock of $155,000, which will remain a security of Commonwealth following the reorganization unless it is converted into common stock of Commonwealth prior to the effective date of the reorganization.

      The number of shares of common stock in the table above excludes:

•	8,866,250 shares of common stock issuable upon the exercise of options outstanding as of January 31, 2004 which were granted pursuant to and outside of our 1999 Equity Incentive Plan with a weighted average exercise price of $2.55 per share; and

•	up to 3,045,750 additional shares of common stock reserved for future grant or issuance under our 1999 Equity Incentive Plan as of January 31, 2004.

Interests of Directors and Executive Officers of Commonwealth in the Reorganization

      In considering the recommendation of the Commonwealth Board of Directors that Commonwealth shareholders vote in favor of adopting the Agreement and Plan of Reorganization, Commonwealth

shareholders should be aware that some Commonwealth directors and executive officers may have interests in the reorganization that may differ from, or in be addition to, their interests as shareholders of Commonwealth.

      These interests could make it more likely that Commonwealth’s directors and officers will support the reorganization. These include interests arising under:

•	the retention of Ian B. Carter, Peter Weigand, Richard L. Boughrum, John A. Barthrop and Michael Nelson, each of whom is an officer of Commonwealth, to serve as initial officers of Commerce Energy;

•	the grant of an option to purchase 125,000 shares of Commonwealth common stock at $1.92 per share to John A. Barthrop, Commonwealth’s General Counsel and Secretary, in consideration of waiver of the right to change of control payments in connection with the reorganization. We will not record any compensation expense with respect to Mr. Barthrop’s options because they were granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant, $1.92 per share. The option grant will be recorded in our financial records in the third fiscal quarter ending April, 30 2004.

•	the retention of Craig G. Goodman, Mark S. Juergensen, Ian B. Carter and Robert C. Perkins, each of whom is a director of Commonwealth, to continue to serve on the initial Board of Directors of Commerce Energy; and

•	the indemnification agreements between Commonwealth and Ian B. Carter, Richard L. Boughrum, Craig G. Goodman, Mark S. Juergensen, Robert C. Perkins and Peter Weigand.

      The retention of officers and directors by Commerce Energy is on substantially the same terms as they currently serve Commonwealth. Commerce Energy and Commonwealth have also agreed to provide certain indemnification arrangements to directors and officers pursuant to provisions in their respective charter documents. Ian B. Carter, Peter Weigand, Richard L. Boughrum and John A. Barthrop have entered into employment agreements with Commonwealth and Commerce Energy. See “Information About Executive Officers and Directors — Employment Agreements.”

      The Commonwealth Board of Directors was aware of these interests during its deliberations of the merits of the reorganization and in determining to recommend to Commonwealth shareholders that they vote for the proposal to adopt the Agreement and Plan of Reorganization. For further information about the interest of Commonwealth’s officers and directors in the reorganization, including a summary of the material provisions of their employment and indemnification agreements, see “Information About Executive Officers and Directors.”

Dissenters’ (and Appraisal) Rights

      Holders of Commonwealth common stock as of the record date for the special meeting are entitled to dissenters’ rights under Chapter 13 of the California Corporations Code with respect to the reorganization proposal. Holders of Commonwealth preferred stock will not be entitled to dissenters’ rights. A copy of Chapter 13 is attached as Annex D to this proxy statement/prospectus. A summary of the dissenters’ rights of shareholders, and of the procedural steps that must be strictly followed by shareholders wishing to perfect and pursue their rights, is set forth in this proxy statement/prospectus. For further information, see “Description of Commerce Energy and Commonwealth Common Stock; Comparative Rights of Commerce Energy Shareholders and Commonwealth Shareholders — Dissenters’ (and Appraisal) Rights.”

      The Agreement and Plan of Reorganization may be terminated by the affirmative vote of a majority of the directors of each of Commonwealth and Commerce Energy at any time prior to consummation of the transaction and, as a result, Commonwealth and Commerce Energy may elect to terminate the Agreement and Plan of Reorganization if a significant number of holders of Commonwealth common stock exercise their dissenters’ rights under California law. If the transaction is terminated, Commonwealth will not be restructured into a holding company and the shares of common stock of the holding company will not be listed on the AMEX.

Tax Consequences

      The reorganization will be a tax-free transaction under federal income tax laws. We have received an opinion from Paul, Hastings, Janofsky & Walker LLP that Commonwealth shareholders will not recognize any gain or loss for federal income tax purposes upon receipt of Commerce Energy common stock in exchange for shares of Commonwealth common stock in the reorganization. The tax consequences to individual shareholders will depend on their own situation. Shareholders should consult their own tax advisors concerning the specific tax consequences of the reorganization, including any foreign, state, or local tax consequences of the reorganization. Receipt of a legal opinion to the effect that the reorganization will constitute a tax-free transaction under Section 368 of the Internal Revenue Code is a non-waivable condition of the reorganization. For further information, see “Material U.S. Federal Income Tax Consequences.”

Accounting Treatment

      For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is that the historical basis of Commonwealth’s assets, liabilities and equity will be the basis for Commerce Energy’s assets, liabilities and equity going forward. Accordingly, the financial position and results of operations of Commonwealth will be included in the consolidated financial statements of Commerce Energy on the same basis that is currently presented in Commonwealth’s Annual Report on Form 10-K, except for the conversion of Series A Convertible Preferred Stock and other convertible preferred stock into common stock of Commerce Energy, which will not impact the total equity of Commerce Energy.

RISK FACTORS

      In considering whether to vote in favor or the Agreement and Plan of Reorganization and the related merger, you should consider all of the information we have included in this proxy statement/prospectus, including its annexes, and all of the information included in the documents we have incorporated by reference, including the Commonwealth’s Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003 and amended on March 17, 2004 and March 24, 2004). In addition, you should pay particular attention to the risks described below.

As a holding company, Commerce Energy will be totally dependent on revenues from its operating subsidiaries to pay dividends and other obligations.

      After the completion of the reorganization, Commerce Energy will be a holding company with no business operations of its own. Its only significant assets will be the outstanding capital stock of Commonwealth and our interests in Summit Energy Ventures, LLC. As a result, it will rely on payments from its operating subsidiaries to meet its obligations. We currently expect that initially a significant portion of the earnings and cash flow of Commonwealth will be retained and used by it in its operations, including to service any debt obligations it may have now or in the future. In addition, subsidiaries may be restricted in the future, such as by the terms of future debt or equity financing documents, in their ability to pay cash dividends or to make other distributions to Commerce Energy, which may limit the payment of cash dividends or other distributions to the holders of Commerce Energy common stock. Future credit facilities and other future debt obligations of Commerce Energy, as well as statutory provisions, may limit the ability of Commerce Energy and its subsidiaries to pay dividends.

Anti-takeover provisions in Commerce Energy’s Certificate of Incorporation, Bylaws and Stockholder Rights plan may delay or prevent a third party acquisition of Commerce Energy, which could decrease the value of its common stock.

      Commerce Energy has a stockholder rights plan. Under the plan, if a person or group were to acquire or announce the intention to acquire 15% or more of our outstanding shares of common stock, and in some cases 10%, each right would entitle the holder, other than the acquiring person or group, to purchase at a predetermined price two shares of common stock for the price of one share of common stock. This plan could have the effect of discouraging, delaying or preventing persons from attempting to acquire Commerce Energy.

      The Certificate of Incorporation and Bylaws of Commerce Energy contain provisions not contained in the Amended and Restated Articles of Incorporation and Bylaws of Commonwealth that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions will:

•	limit the business at special meetings to the purpose stated in the notice of the meeting;

•	permit only Commerce Energy Board of Directors and chairman to call special meetings of shareholders;

•	prohibit cumulative voting for directors;

•	establish a classified board consisting of three classes of directors, each class serving for three years;

•	allow removal of directors only for cause and by action of at least a majority of the combined voting power of the outstanding shares or our voting stock; and

•	prohibit shareholder action by written consent, as permitted by Delaware law.

As a shareholder of a Delaware corporation, your rights after the reorganization will be different from, and may be less or more favorable than, your current rights as a shareholder of a California corporation.

      After the completion of the reorganization, you will become a shareholder of a public company incorporated in the State of Delaware instead of the State of California. As a result, your rights as a shareholder will be governed by Delaware corporate law as opposed to California corporate law. Because they are separate bodies of law, Delaware corporate law will be different from California corporate law. Some of these differences may be less favorable to shareholders. For example, under Delaware corporate law, (i) fewer corporate transactions give rise to dissenters’ rights than under California corporate law, (ii) companies are allowed staggered boards, (iii) a broader array of corporate transaction do not require shareholder approval and (iv) shareholders will not be entitled to cumulative voting for directors. Only those California companies that are listed on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market are allowed staggered boards or are allowed to terminate cumulative voting for directors by approval of shareholders. For a discussion of these and other differences between Delaware and California corporate law, see “Comparative Rights of Holders of Commerce Energy Capital Stock and Commonwealth Capital Stock.”

There has been no prior market for Commerce Energy’s common stock, and a public market for Commerce Energy’s securities may not develop or be sustained.

      Prior to reorganization, you could not buy or sell Commonwealth’s or Commerce Energy’s common stock publicly. An active public market in Commerce Energy’s common stock may not develop or be sustained after the reorganization. The initial price at which Commerce Energy’s common stock is listed on the AMEX may bear no relationship to subsequent prices at which the common stock will trade.

As with Commonwealth, shares eligible for future sale could impact the price of Commerce Energy common stock.

      The price of our common stock may be subject to significant fluctuation in the future, including as a result of the availability of shares for future sale. Substantially all of the outstanding shares of our common stock, other than shares held by our officers, directors and other affiliates, are freely tradable. Shares of our common stock held by our affiliates are subject to limitations on the number of shares that may be sold unless the sale of the shares is registered or is exempt from registration under the Securities Act of 1933, as amended.

      In addition, at April 6, 2004, Commonwealth had 4,979,149 and 4,812,000 stock options unexercised and outstanding that were granted under and outside its 1999 Equity Incentive Plan (the “Plan”), respectively. The Plan was approved by Commonwealth’s shareholders and provides for the granting of up to an aggregate of 7,000,000 common shares. Under the Agreement and Plan of Reorganization, Commerce Energy will assume the Plan, the options issued thereunder and the other Commonwealth options issued outside of the Plan. As a result, the outstanding options to acquire Commonwealth common stock will become options to acquire the same number of shares of Commerce Energy common stock, on substantially the same terms as currently in existence. Sales of these shares, depending on the volume, could adversely affect the trading prices of our common stock and, after the completion of the reorganization.

      Commerce Energy’s stock price may be volatile and you may be unable to resell your shares at or above the price that you paid for your shares of Commonwealth stock.

      The stock market in general has experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of the listed companies. Broad market and industry factors may adversely affect the market price of Commerce Energy’s common stock, regardless of Commerce Energy’s actual operating performance.

We are subject to pending litigation with respect to the validity of certain shares of preferred stock.

      Approximately 352,000 shares of “other convertible preferred stock” are claimed to be owned by Joseph Saline, a director of Commonwealth. The Superior Court for the County of Orange has issued an order requiring Commonwealth to recognize Mr. Saline’s ownership of the 352,000 shares of other convertible preferred stock, each share of which is convertible into two shares of Commonwealth common stock and is entitled to two votes on all matters to be voted on. We are appealing the court’s order. Mr. Saline has indicated that he is opposed to the reorganization proposal and the merger. The Ogundiji Family Holdings Trust claims to own 80,000 shares of Commonwealth capital stock. We have filed a complaint seeking a judicial declaration invalidating such shares. The case is pending. On our records, one-half of such shares are currently listed as outstanding common stock and the other half are listed as “other preferred stock” together with Mr. Saline’s shares.

We could become subject to litigation with respect to the reorganization.

      One or more of our shareholders could seek to challenge the legality of the reorganization and sue to enjoin the reorganization. Our Board of Directors believes that it has met and will continue to meet its fiduciary obligations and that the reorganization is in the best interests of Commonwealth’s shareholders. Our Board of Directors believes that any such lawsuits that may be brought would be without merit and intends to vigorously defend such actions, if brought. However, no assurances can be made that we will be successful in defending such actions or that the reorganization will be completed. Nor can we assure that no action will be brought before FERC opposing the transfer of stock of Commonwealth and transfer of control over Commonwealth’s FERC-jurisdictional assets. Failure to obtain a final order from FERC, as discussed above in the “Regulatory Requirements” section, could have a material adverse effect on our business or assets or could materially impair our ability to consummate the reorganization. If such conditions exist, our board of directors may elect to terminate the Agreement and Plan of Reorganization and abandon the reorganization.

Our cash resources could be materially depleted if a substantial number of Commonwealth stockholders exercise their dissenters’ rights under California law and our board of directors elects to consummate the transaction.

      Holders of Commonwealth common stock who dissent and do not consent to the approval and adoption of the Agreement and Plan or Reorganization may be entitled to certain dissenters’ rights under the California Corporations Code in connection with the reorganization. If the reorganization is consummated, a holder of record of Commonwealth common stock who complies with the statutory procedures of Chapter 13 of the California Corporations Code will be entitled to have its shares converted into the right to receive from Commonwealth such consideration as may be determined to be due under the statute. These rights are described under “Comparative Rights of Commerce Energy Shareholders and Commonwealth Shareholders — Dissenters’ (and Appraisal) Rights” and Annex D of this joint proxy statement/prospectus. If a substantial number of Commonwealth common stockholders exercise their dissenters’ rights under California law, we may be required to make substantial payments in cash to these stockholders after consummating the reorganization, which would reduce our liquidity and may harm our financial condition. The Agreement and Plan of Reorganization may be terminated by the affirmative vote of a majority of the directors of each of Commonwealth and Commerce Energy at any time prior to consummation of the transaction and, as a result, Commonwealth and Commerce Energy may elect to terminate the Agreement and Plan of Reorganization if a significant number of holders of Commonwealth common stock exercise their dissenters’ rights under California law.

FORWARD-LOOKING STATEMENTS

      A number of the matters and subject areas discussed in this prospectus/proxy statement contain forward-looking statements reflecting management’s current expectations. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may differ materially from our actual future experience involving any one or more of such matters and subject areas. We wish to caution readers that all statements other than statements of historical fact included in this prospectus/proxy statement regarding our financial position and strategy may constitute forward-looking statements. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “should,” and similar expressions are intended to be among the statements that identify forward-looking statements. All of these forward-looking statements are based upon estimates and assumptions made by our management, which although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed on such estimates and statements. No assurance can be given that any of such estimates or statements will be realized and it is likely that actual results will differ materially from those contemplated by such forward-looking statements. Factors that may cause such differences include those set forth in and incorporated by reference in this joint proxy statement/prospectus, as well as the following:

•	regulatory changes in the states in which we operate that could adversely affect our operations;

•	our continued ability to obtain and maintain licenses from the states in which we operate;

•	the competitive restructuring of retail marketing may prevent us from selling electricity in certain states;

•	our dependence upon a limited number of third parties to generate and supply to us electricity;

•	fluctuations in market prices for electricity; and

•	our dependence upon a limited number of utilities to transmit and distribute the electricity we sell to our customers.

      We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. In addition to the items specifically discussed above, our business and results of operations are subject to the risks and uncertainties described under the heading “Risk Factors” contained herein and in Commonwealth’s the Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003 and as amended on March 17, 2004 and on March 24, 2004). In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in Commonwealth’s and Commerce Energy’s reports and documents filed with the Securities and Exchange Commission, and you should not place undue reliance on these statements. These forward-looking statements speak only as of the date on which the statements were made. We assume no obligation to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

THE SPECIAL MEETING

General

      The Board of Directors of Commonwealth Energy Corporation, or “Commonwealth,” is soliciting proxies to be voted at a special meeting of shareholders of Commonwealth to be held on May 20, 2004, at the Grove of Anaheim, located at 2200 E. Katella Avenue, Anaheim, California 92806, at 12:00 noon, California time, and at any adjournments thereof. At the special meeting, Commonwealth’s shareholders may consider and vote upon a proposal to approve the Agreement and Plan of Reorganization by and among Commerce Energy Group, Inc., a wholly-owned subsidiary of Commerce Energy Group, Inc. and Commonwealth, and to transact any other business that may properly come before the special meeting by or at the direction of the Board of Directors or any adjournment of the special meeting. Additionally, Commonwealth shareholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purpose of allowing additional time for soliciting additional votes to approve the Agreement and Plan of Reorganization or to satisfy other conditions to closing that the parties elect to satisfy prior to the Commonwealth shareholder vote.

      This proxy statement/prospectus, together with a notice of special meeting and a form of proxy, is being provided to Commonwealth shareholders in connection with the solicitation of proxies by the Commonwealth Board of Directors for use at the special meeting of Commonwealth shareholders.

      This proxy statement/prospectus and the accompanying notice of special meeting and form of proxy are first being mailed to shareholders of Commonwealth on or about April 12, 2004.

Matters to be Considered

      At the Commonwealth special meeting and any adjournment or postponement thereof, Commonwealth shareholders will be asked:

•	to consider and vote upon a proposal, which we refer to as the “reorganization proposal,” to approve the Agreement and Plan of Reorganization by and among Commerce Energy Group, Inc., a wholly-owned subsidiary of Commerce Energy Group, Inc. and Commonwealth Energy Corporation, and the merger provided thereby of Commonwealth Energy Corporation with a wholly-owned subsidiary of Commerce Energy Group, Inc., with Commonwealth Energy Corporation surviving as a wholly-owned subsidiary of Commerce Energy Group, Inc.;

•	to consider and vote upon any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies; and

•	to consider and vote upon such other matters which may properly come before the special meeting or any adjournments or postponements thereof.

      Commonwealth does not currently contemplate that any matters other than the proposal to approve the Agreement and Plan of Reorganization and the merger and the proposal to grant to the persons named on the proxy card discretionary authority to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies, will be presented at the special meeting. Commonwealth’s bylaws provide that no matter may be brought before a special meeting which is not stated in the notice of the special meeting.

Recommendation of the Boards of Directors

      The Commonwealth Board of Directors has approved the Agreement and Plan of Reorganization together with the transactions described under “Related Transactions” on page 13 hereof that do not require shareholder approval, by a vote of 5 “for” and 1 “against”. All but one of the members of the Commonwealth Board of Directors believes that the reorganization proposal is in the best interest of Commonwealth.

      THE COMMONWEALTH BOARD RECOMMENDS, BY A VOTE OF 5 “FOR” AND 1 “AGAINST”, THAT COMMONWEALTH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION AND “FOR” THE APPROVAL OF THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN OR POSTPONE THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Who May Vote

      The Board of Directors of Commonwealth (the “Board of Directors” or the “Board”) has fixed the close of business on April 6, 2004, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the special meeting. As of April 6, 2004, Commonwealth had 29,699,737 shares of common stock outstanding held by 2,918 holders of record, and approximately 609,000 shares of Series A Convertible Preferred Stock of Commonwealth outstanding held by 59 holders of record. In addition, approximately 352,000 shares of “other convertible preferred stock” are claimed to be owned by Joseph Saline, a director of Commonwealth. The Superior Court for the County of Orange has issued an order requiring Commonwealth to recognize Mr. Saline’s ownership of the 352,000 shares of preferred stock with rights and privileges as set forth in the Court’s order. The Ogundiji Family Holdings Trust also claims to own 80,000 shares of Commonwealth capital stock. We have filed a complaint seeking a judicial declaration invalidating such shares. One-half of such shares are currently listed as outstanding common stock on our records and the other half are listed as “other convertible preferred stock” on our records together with Mr. Saline’s shares.

      Each holder of record of common stock and Series A Preferred Stock on the record date for the special meeting will be entitled to one vote for each share held on all matters to be voted upon. Holders of record of the “other preferred stock” on the record date for the special meeting, will be entitled to vote such shares of other preferred stock on an as-converted basis, entitling them to two votes for each share of other preferred stock held on all matters to be voted upon (i.e., the equivalent of 784,000 shares of common stock). The shares of Series A Preferred Stock and “other preferred stock” are referred to herein collectively as the “Commonwealth preferred stock.” The holders of common stock will vote separately as a class and the holders of common stock and preferred stock will vote together as a class. The holders of preferred stock are not entitled to a separate class vote.

      As of April 6, 2004, Commonwealth’s directors, executive officers and their affiliates owned securities representing approximately 7.7% of the voting power of the outstanding shares of Commonwealth common stock and preferred stock.

How To Vote

      Commonwealth encourages you to vote promptly. You may vote in one of the following ways:

      By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

      At the special meeting. The way you vote your shares now will not limit your right to change your vote at the special meeting if you attend in person.

      All shares that have been properly voted and not revoked will be voted at the special meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends (by a vote of 5 “for” and 1 “against”).

Revocability of Proxy

      You may revoke your proxy prior to its exercise. You may do this by (i) delivering to the Corporate Secretary of Commonwealth, John A. Barthrop, at Commonwealth’s principal place of business, at or prior to the special meeting, an instrument of revocation or another proxy bearing a date or time later than the date or time of the proxy being revoked or (ii) voting in person at the special meeting. Mere attendance at the special meeting will not serve to revoke your proxy.

      Notices to the Corporate Secretary of Commonwealth should be addressed to Corporate Secretary, Commonwealth Energy Corporation, 15901 Red Hill Avenue, Suite 100, Tustin, California 92780.

      If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed “legal proxy” from the broker to revoke your prior instructions and vote in person at the meeting.

How Your Shares Will Be Voted

      All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the approval of the Agreement and Plan of Reorganization and the merger provided thereby and FOR the proposal to grant discretionary authority to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies.

Voting and Quorum

      Shares of common stock and preferred stock of Commonwealth will be counted as present at the Meeting if the shareholder is present and votes in person at the Meeting or has properly submitted a proxy. Holders of Commonwealth’s outstanding common and preferred shares, together with the other preferred shares, representing a majority of the shares entitled to vote, represented in person or by proxy at the special meeting must be present at the Annual Meeting in order to hold the Meeting and conduct business. This is called a quorum. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting. If sufficient votes to constitute a quorum or to approve and adopt the Agreement and Plan of Reorganization are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies.

Vote Required

      The affirmative vote of a majority of the outstanding shares of Commonwealth common stock together with the affirmative vote of a majority of the voting power of the outstanding shares of Commonwealth common stock and preferred stock voting together as a single class is required to approve the reorganization proposal and adopt the Agreement and Plan of Reorganization. Shares for which there is non-vote or an abstention on the reorganization proposal will have the effect of a vote against the reorganization proposal. A non-vote may occur when a nominee holding shares of common stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

      BECAUSE APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE VOTING POWER OF THE COMMONWEALTH COMMON STOCK AND PREFERRED STOCK OUTSTANDING AS OF THE RECORD DATE, ABSTENTIONS, FAILURES TO VOTE AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION. THE COMMONWEALTH BOARD OF DIRECTORS URGES ALL COMMONWEALTH SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE PRE-ADDRESSED, POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

      The affirmative vote of the holders of a majority of the shares of Commonwealth common stock and preferred stock present, in person or by proxy, and entitled to vote at the special meeting, voting as a single class, in favor of the proposal to grant discretionary authority to the proxy holders to postpone or adjourn the special meeting to another time or place for the purpose of soliciting additional proxies is required in order for the adjournment proposal to pass.

Adjournment and Postponement

      If a quorum is not present or represented at a shareholder meeting, Commonwealth’s bylaws and California law permit a majority of the shareholders entitled to vote at such meeting, present in person or represented by proxy, to adjourn such meeting, without notice other than announcement at the special meeting; provided however, that, under California law, if the date of any adjourned meeting is more than 45 days after the date for which the special meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting shall be given.

Broker Non-Votes

      If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Commonwealth common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of common stock together with the affirmative vote of the majority of the voting power of the outstanding shares of Commonwealth common stock and preferred stock voting together as a single class is required to approve and adopt the Agreement and Plan of Reorganization, if you do not instruct your broker how to vote, it will have the effect of a vote against the proposal to approve and adopt the Agreement and Plan of Reorganization.

Voting Shares in Person That Are Held in Street Name

      If your shares are held in street name and you wish to vote those shares in person at the special meeting, you must obtain from your broker holding your Commonwealth common stock or preferred stock a properly executed legal proxy identifying you as a Commonwealth shareholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

Voting of Proxies

      The Commonwealth proxy accompanying this proxy statement/ prospectus is solicited on behalf of the Commonwealth Board of Directors for use at the special meeting.

Exchange of Stock Certificates

      In the reorganization, your shares of Commonwealth common stock will be converted automatically into shares of Commerce Energy common stock. Your certificates of Commonwealth common stock will represent, from and after the reorganization, an equal number of shares of Commerce Energy common stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the reorganization is completed specifying this and other relevant information.

Expenses and Method of Solicitation

      The expenses of soliciting proxies for the special meeting are to be paid by Commonwealth. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, shareholders or their personal representatives by directors, officers, employees and consultants of Commonwealth who will not be specially compensated for such services. Although there is no formal agreement to do so, Commonwealth may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to shareholders whose Common Stock is held of record by such entities. In addition, Commonwealth has retained the services of MacKenzie Partners, Inc. to assist in soliciting proxies in connection with the special meeting for which services Commonwealth will pay a fee expected to be approximately $75,000, plus out-of-pocket expenses.

Availability of Independent Auditors

      Ernst & Young LLP acted as Commonwealth’s independent auditors for the fiscal year ended July 31, 2003. Representatives of Ernst & Young LLP familiar with Commonwealth are expected to attend the special meeting and to be available to answer appropriate questions and will have an opportunity to make a statement if they should desire to do so.

THE REORGANIZATION

      This section of the proxy statement/ prospectus describes the reorganization proposal. Although we believe that the description in this section covers the material terms of the reorganization proposal, this description is only a summary and may not contain all of the information that is important to you. The description of the material provisions of the Agreement and Plan of Reorganization provided below is qualified in its entirety by reference to the Agreement and Plan of Reorganization, which we have attached as Annex A to this proxy statement/ prospectus and which we incorporate by reference into this proxy statement/ prospectus. You should carefully read the entire proxy statement/ prospectus and the Agreement and Plan of Reorganization for a more complete understanding of the reorganization proposal. Your approval of the reorganization proposal will constitute approval of the Agreement and Plan of Reorganization and the merger provided thereby of Commonwealth Energy Corporation with a wholly-owned subsidiary of Commerce Energy Group, Inc., with Commonwealth Energy Corporation surviving as a wholly-owned subsidiary of Commerce Energy Group, Inc.

Reasons for the Reorganization; Recommendation of our Board

      At the December 23, 2003 meeting of the Board of Directors, the Commonwealth Board concluded that the reorganization is advisable, determined that the terms of the Agreement and Plan of Reorganization are fair to and in the best interest of Commonwealth and its shareholders and adopted and approved the Agreement and Plan of Reorganization.

      During the course of its deliberations, our Board consulted with management and outside legal counsel and considered a number of positive factors related to effectuation of our strategic plan and the reorganization proposal, including the following:

•	The Holding Company Structure. The Board considered the attributes of a holding company structure compared to Commonwealth’s current corporate structure.

        Segregation of Regulated and Unregulated Businesses. The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated activities (such as our energy services business) and unregulated activities (such as our energy efficiency products and outsourced services businesses). Initially, we plan to operate the following three business units: under Commonwealth, we intend to continue to serve as one of the leading energy service providers for electrical energy; under a newly formed subsidiary of Commerce Energy, we intend to conduct our own energy efficiency products business, and in the process may collapse or reorganize Summit Energy Ventures, LLC; and we intend to market our outsourced services for retail energy customers to third parties. We intend to expand our current energy supply business by, among other things, increasing our customer base and geographic markets, adding more commodity products and acquiring additional suppliers and to expand our efficiency products and outsourced services businesses. The opportunity to separate our businesses, if and when appropriate, could allow us to segregate the electrical energy service business from other businesses that are not subject to the same regulations applicable to similar energy service providers.

        Segregation of Business Operations and Risks. We believe that the holding company structure could facilitate future expansion of our businesses by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of our different business units separate. This will provide each business unit with some protection against possible liability for the debts and obligations of the other business units. The risk that the liabilities of one of our current business units and the businesses, if any, that may be operated in the future by separate subsidiaries would be attributed to each other may be reduced by implementing the holding company structure.

        Possible Financing Flexibility. We believe that a holding company structure may permit the use of financing techniques that are more readily available to companies that hold a variety of diversified businesses under one corporate umbrella, without any impact on our capital structure. The formation of the holding company will enable us, if and when appropriate, to issue equity and/or debt at different corporate levels to facilitate growth. For example: Commerce Energy, in addition to receiving dividends, as and when permitted, from Commonwealth and other subsidiaries may be able to obtain funds through its own debt or equity financings; Commonwealth may be able to obtain funds through its own financings, which may include the issuance of debt or equity securities, and other entities within the holding company organization may obtain funds from Commerce Energy, other affiliates or their own outside financings. However, we have no current plans to seek additional financing that would utilize this flexibility at this time. In addition, if the cash generated over time by our various business lines were determined by our Board to be greater than the amount necessary for the operation or capital needs of the business unit, this cash could be transferred to a separate corporate entity owned by the holding company and invested as our Board believes to be appropriate.

•	Attributes of a Delaware Corporation. The Board considered the attributes of a Delaware corporation compared to a California corporation.

        Delaware Corporate Law Flexibility and Legislative Policy. For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws, which are updated regularly to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major public corporations have chosen Delaware for their domicile. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues relating to public companies. Thus, a substantial body of case law has developed construing Delaware corporate law and establishing legal principles and policies regarding publicly-held Delaware corporations.

        Attractiveness of Delaware Law to Directors and Officers. We believe that organizing our company under Delaware law will enhance our ability to attract and retain qualified directors and officers. The corporate law of Delaware, including its extensive body of case law, offers directors and officers of public companies more certainty and stability. Under Delaware law, the parameters of director and officer liability are more clearly defined and better understood than under California law. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, we believe that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. At the same time, we believe that Delaware law regarding corporate fiduciary duties provides appropriate protection for our shareholders from possible abuses by directors and officers.

      Our Board also considered a number of factors that shareholders may consider negative related to effectuation of our strategic plan and the reorganization proposal, including the following:

•	Costs. The Board considered the possible administrative costs of operating a holding company structure and determined that there would be no material increase in administrative costs. Commonwealth currently provides consolidated administrative services, such as human resources, accounting, payroll, insurance, legal and finance, for all of its operations. After the proposed reorganization, Commerce Energy will continue to provide these shared services, at the holding company level, for each of the operational subsidiaries within Commerce Energy. In addition, if we acquire new businesses in the future entity we expect be able to achieve cost savings by consolidating their services under our shared services umbrella. Commonwealth incurred approximately $1.0 million in the second quarter of fiscal 2004 of non-operating costs, such as legal, accounting and auditing, and consulting fees, related to the reorganization and the listing of Commerce Energy’s company’s common stock on the AMEX.

•	Differences Between Delaware Corporate Law and California Corporate Law. The Board considered the material differences between the corporate laws of Delaware and California, including the effects of such laws on shareholders’ rights. For example, the Board recognized that under Delaware corporate law (i) fewer corporate transactions give rise to dissenters’ rights than under California corporate law; (ii) companies are allowed staggered boards; (iii) a broader array of corporate transactions require only board approval; and (iv) shareholders will not be entitled to cumulative voting for directors. Only those California companies that are listed on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market are allowed staggered boards or are allowed to terminate cumulative voting for directors by approval of shareholders.

      After considering these and the other factors discussed above, the Board determined, by a vote of 5 “for” and 1 “against”, that Delaware law will provide greater efficiency, predictability and flexibility in our public company’s legal affairs than is presently available under California law. The Board considered maintaining the current corporate structure and listing the common stock of Commonwealth on the AMEX. For the reasons discussed above, the Board determined, by a vote of 5 “for” and 1 “against”, that establishing a Delaware holding company structure and listing the holding company’s common shares on the AMEX provided a better corporate structure for future growth.

      After careful consideration, our Board of Directors has determined, by a vote of 5 “for” and 1 “against,” that the terms of the Agreement and Plan of Reorganization and the reorganization are advisable and in the best interest of our shareholders and has adopted the Agreement and Plan of Reorganization and approved the reorganization proposal. All but one member of our Board of Directors recommends that our shareholders vote “FOR” adoption of the Agreement and Plan of Reorganization.

Reorganization Procedure

      Following the approval of the Agreement and Plan of Reorganization by the Commonwealth shareholders and the satisfaction or waiver of the other conditions specified in the Agreement and Plan of Reorganization (which are described below), the following steps relating to the reorganization will occur:

Step 1: A wholly-owned subsidiary of Commerce Energy that we intend to call CEGI Acquisition Corp. will be formed for the purposes of completing the proposed reorganization and the Certificate of Incorporation and Bylaws of Commerce Energy will be amended and restated substantially in the forms attached hereto as Annexes B and C, respectively;

Step 2: Holders of Commonwealth’s Series A Preferred will convert their shares of Series A Preferred into Commonwealth common stock (and other holders of Commonwealth preferred stock and/or vested options to purchase common stock may elect to convert or exercise, as the case may be, their securities);

Step 3: Commonwealth will:

•	contribute its ownership of UtiliHost, Inc., electricAmerica Inc. and electric.com, Inc. to Commerce Energy;

•	contribute its ownership of Skipping Stone to Commerce Energy so that it will be a wholly-owned subsidiary of Commerce Energy; and

•	contribute its TACT (Trans-Action Control Technology) and TRIUMPH (Total Resource Internet Utility Management Power Host) proprietary software products and certain other assets related to outsourcing services to Skipping Stone.

Step 4: A wholly-owned subsidiary of Commerce that we intend to call CEGI Acquisition Corp. will be merged with and into Commonwealth;

•	Commonwealth will be the surviving corporation in the merger and will retain all of its assets and liabilities (absent the TACT and TRIUMPH proprietary software products, the inactive subsidiaries and Skipping Stone;

•	Commonwealth will become a wholly-owned subsidiary of Commerce Energy, with Commerce Energy becoming a holding company;

•	the shares of Commonwealth’s common stock issued and outstanding at the effective date of the reorganization (including shares of Commonwealth common stock issued upon conversion of Series A Preferred and other preferred stock and exercise of vested options to purchase common stock) will be automatically converted in shares of Commerce Energy common stock in the reorganization (subject to exercise of applicable dissenters’ rights by holders of Commonwealth common stock);

•	the shares of common stock of the wholly-owned subsidiary of Commerce that we intend to call CEGI Acquisition Corp. held by Commerce Energy will be converted into 100% of the shares of Commonwealth common stock issued and outstanding at the effective date of the reorganization; and

•	the shares of Commonwealth preferred stock that are not converted will remain as outstanding shares of preferred stock of Commonwealth as the surviving corporation in the merger.

      Steps 1-3 will only occur if we expect to complete the reorganization immediately thereafter. Steps 1-3 are not part of the reorganization proposal presented to shareholders of Commonwealth. These transactions, which are described below under “Related Transactions,” do not require shareholder approval.

      The result of the reorganization will be that your current company, Commonwealth, will become a subsidiary of Commerce Energy, and you will own Commerce Energy common stock, instead of Commonwealth common stock. For more information regarding your rights as a shareholder before and after the reorganization, see “The Reorganization — Comparative Rights of Commerce Energy Capital Stock and Commonwealth Capital Stock.”

What Holders of Commonwealth Common Stock Will Receive in the Reorganization

      Each share of outstanding Commonwealth common stock, other than those held by dissenting holders, will convert into one share of Commerce Energy common stock. After the completion of the reorganization, holders of Commonwealth common stock will own the same number and percentage of shares of Commerce Energy common stock as such holder owned of Commonwealth common stock, after giving effect to (i) the conversion of the Series A Preferred Stock and any conversion of the “other preferred stock” into Commonwealth common stock described below, and (ii) exercise of any outstanding vested options. Holders of Commerce Energy common stock will also receive rights under Commerce Energy’s stockholder rights plan. Until a triggering event under the plan, the rights trade with, and cannot be separated from, Commerce Energy’s common stock and will trade with the common stock of Commerce Energy. Until the distribution date of rights certificates, Commerce Energy common stock certificates will contain a notation incorporating the rights agreement by reference.

What Holders of Commonwealth Preferred Stock Will Receive in the Reorganization

      Holders of Commonwealth preferred stock that convert their shares into shares of Commonwealth common stock before the effective time of the reorganization will receive shares of Commerce Energy common stock in the reorganization. Holders of over 66 2/3% of the outstanding shares of Commonwealth Series A Preferred Stock have agreed to convert their preferred shares into Commonwealth common stock prior to consummation of the reorganization transaction pursuant to a written conversion agreement. Pursuant to Commonwealth’s Amended and Restated Certificate of Incorporation, upon the election of holders of at least 66 2/3% of the Series A Preferred Stock to convert, Commonwealth may convert 100% of the shares of Commonwealth Series A Preferred Stock into shares of Commonwealth common stock. Commonwealth has elected to require conversion of all shares of Series A Preferred Stock. The common stock that they will be entitled to receive upon conversion will automatically convert into the same number of shares of common stock of Commerce Energy in the reorganization. The shares of Series A Preferred Stock will not convert into Commonwealth common stock unless the reorganization is consummated. Conversion of 100% of the shares of Series A Preferred Stock will also be a condition to consummation of the reorganization.

      In addition, the holders of the “other preferred stock” may elect to convert their shares into Commonwealth common stock at or before the reorganization. The common stock that such holders will be entitled to receive upon conversion will automatically convert into the same number of shares of common stock of Commerce Energy. If the holders of the “other preferred stock” do not elect to convert their shares before the effective time of the reorganization, such shares of Commonwealth preferred stock will remain outstanding and will not be changed by the reorganization. Such shares will remain preferred stock of Commonwealth, which will be a subsidiary of Commerce Energy.

Commonwealth Stock Options

      Holders of outstanding vested options to acquire shares of Commonwealth common stock that exercise such options before the effective time of the reorganization will receive Commonwealth common stock, and such stock will automatically be converted into shares of Commerce Energy common stock in the reorganization.

      Each of the outstanding vested options to acquire shares of Commonwealth common stock that have not been exercised before the reorganization will become options to acquire, on the same terms and conditions as before the reorganization, an identical number of shares of Commerce Energy common stock. At April 6, 2004, Commonwealth had 4,979,149 and 4,812,000 stock options unexercised and outstanding that were granted under and outside Commonwealth’s 1999 Equity Incentive Plan (the “Plan”), respectively. The Plan was approved by Commonwealth’s shareholders and provides for the granting of up to an aggregate of 7,000,000 common shares. The Plan will be assumed by Commerce Energy in the reorganization.

Exchange of Stock Certificates

      In the reorganization, your shares of Commonwealth common stock will be converted automatically into shares of Commerce Energy common stock, subject to dissenters’ rights, if any. Your certificates of Commonwealth common stock will represent, from and after the reorganization, an equal number of shares of Commerce Energy common stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the reorganization is completed specifying this and other relevant information. Initially, rights under Commerce Energy’s stockholder rights plan will be evidenced by the stock certificates representing the common stock, and no separate right certificates will be distributed. Rights certificates will only be distributed following a triggering event under the plan. See “Description of Commerce Energy and Commonwealth Common Stock; Comparative Rights Of Commerce Energy Stockholders and Commonwealth Shareholders — Rights Plans.”

Management of Commerce Energy

      The officers of Commerce Energy are Ian B. Carter, Chairman and Chief Executive Officer, Peter Weigand, President, Richard L. Boughrum, Senior Vice President and Chief Financial Officer, John A. Barthrop, General Counsel, and Michael Nelson, Secretary. All of the officers of Commerce Energy are currently officers of Commonwealth. Officers of Commerce Energy will serve at the pleasure of the Board of Directors and may be removed or replaced pursuant to the terms of Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Ian B. Carter, Peter Weigand, Richard L. Boughrum and John A. Barthrop have entered into employment agreements with Commonwealth and Commerce Energy. See “Information About Executive Officers and Directors — Employment Agreements.”

      The initial Board of Directors of Commerce Energy will consist of Ian B. Carter, Craig G. Goodman, Mark S. Juergensen, Robert C. Perkins and Peter Weigand. Ian B. Carter will be the initial Chairman of the Board of Directors. The Commerce Energy Board of Directors has also considered the appointment of Charles E. Bayless and Gregory L. Craig to the Company’s Board of Directors following consummation of the reorganization. Mr. Bayless and Mr. Craig have indicated that they will accept such appointments. Accordingly, if the reorganization is approved by the shareholders, the Commerce Energy Board of

Directors shall appoint Messrs. Bayless and Craig to the Board.Immediately following the effective date of the reorganization, the Board shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Commerce Energy’s Class I directors will serve an initial term of one year; Class II directors will serve an initial term of two years; and Class III directors will serve an initial term of three years. Following their initial terms, directors will serve three year terms or until his or her respective successor is elected and qualified or such director resigns or is removed in accordance with Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. For further information, see “Information About Executive Officers and Directors.”

Conditions to Completion of the Reorganization

      The completion of the reorganization depends on the satisfaction or waiver of a number of conditions. If our Board of Directors determines that waiver of any such condition would have a material adverse effect on Commonwealth or its shareholders, then we will either (i) terminate the Agreement and Plan of Reorganization or (ii) resolicit the approval of shareholders prior to consummating the reorganization. The following are the material conditions to completion of the reorganization.

1.	absence of any legal prohibition or restraint that would prevent completion of the reorganization;

2.	absence of any stop order suspending the effectiveness of the registration statement relating to the shares of Commerce Energy to be issued in the reorganization; and

3.	receipt of necessary regulatory approvals and licenses and third party consents.

      See “Summary of the Reorganization Proposal — Regulatory Requirements” for a description of necessary regulatory approvals and licenses.

Termination of the Agreement and Plan of Reorganization

      The Agreement may be terminated any time prior to the completion of the reorganization (even after adoption by our shareholders), by the affirmative vote of a majority of the directors of each of Commonwealth and Commerce Energy. The Agreement also will be automatically terminated unless (i) 100% of the Commonwealth’s Series A Preferred Stock has been converted into Commonwealth common stock prior to the reorganization, (ii) the Agreement and Plan of Reorganization has been approved by Commonwealth’s shareholders and (iii) Commonwealth receives a legal opinion to the effect that the reorganization will constitute a tax-free transaction under section 368 of the Internal Revenue Code.

Effectiveness of Reorganization

      The reorganization will become effective on the date we file articles of merger with the State of California. We will file the articles when the conditions to the reorganization described above have been satisfied or waived. We expect that we will file the articles as soon as practicable following the special meeting.

Amendment of Agreement and Plan of Reorganization

      The Agreement and Plan of Reorganization may be amended in writing by action taken by Commonwealth, Commerce Energy and the wholly-owned subsidiary of Commerce that we intend to call CEGI Acquisition Corp. at any time before or after approval of the reorganization by the shareholders of Commonwealth. After approval of the Agreement and Plan of Reorganization by the shareholders of Commonwealth, any amendment that requires the approval of such shareholders under applicable law shall not be made unless such shareholder approval is obtained.

Related Transactions

Conversion of our Series A Preferred Stock.

      Holders of over 66 2/3% of the outstanding shares of Commonwealth Series A Preferred Stock have agreed to convert their preferred shares into Commonwealth common stock prior to consummation of the reorganization transaction and, therefore, pursuant to Commonwealth’s Amended and Restated Certificate of Incorporation, 100% of the shares of Commonwealth Series A Preferred Stock will be converted into shares of Commonwealth common stock prior to consummation of the reorganization transaction. The common stock that they will be entitled to receive upon conversion will automatically convert into the same number of shares of common stock of Commerce Energy in the reorganization. The shares of Series A Preferred Stock will not convert into Commonwealth common stock unless the reorganization is consummation. Conversion of 100% of the shares of Series A Preferred Stock will also be a condition to consummation of the reorganization.

Transfer of our outsourced services business.

      Immediately prior to consummation of the reorganization, Commonwealth will transfer ownership of three subsidiaries, electricAmerica Inc., electric.com, Inc. and UtiliHost, Inc., to Commerce Energy. As a result of the transfer, these three entities will become subsidiaries of Commerce Energy. Commerce Energy will also form at least one additional Delaware subsidiary. Commonwealth will then contribute our TACT (Trans-Action Control Technology) and TRIUMPH (Total Resource Internet Utility Management Power Host) proprietary software products that we have developed to provide services and manage back office processes associated with our retail customers and certain other assets related to outsourcing services to a wholly-owned subsidiary of Commerce Energy.

      These transfers, which will occur immediately prior to the reorganization, are not part of the reorganization proposal and require only Commonwealth and Commerce Energy board approval. Consummation of these transfers will only occur if we expect to complete the reorganization immediately thereafter.

Possible cash tender offer.

      Commonwealth and Commerce Energy are also considering the making of a cash tender offer of up to $10 million for shares of Commerce Energy common stock issued in the reorganization. Commonwealth and Commerce Energy anticipate that the tender offer, if any, may be commenced within approximately 30 days after the date of the special meeting to consider the reorganization proposal, subject to adjournment or postponement thereof. The amount or number of shares of Commerce Energy common stock that Commonwealth or Commerce Energy may elect to purchase in a tender offer will depend upon, among other things, the number of shares for which dissenters’ rights are exercised in the reorganization, the impact on our corporate liquidity and our ongoing need for capital. Commerce Energy or Commonwealth will pay for any shares purchased in the tender offer with available cash.

      If the tender offer is commenced, we will prepare tender offer materials, which will include a summary term sheet describing the material terms of the transaction, a complete description of the proposed tender offer and all material aspects of the offer, a description of all proposed extraordinary transactions, financial statements regarding the issuer, the purpose of the transaction, and the interest of affiliated parties in the transactions, and send them to the shareholders, who may either elect to tender or do nothing. If commenced, the tender offer must be kept open for a minimum of 20 business days.

      If a tender offer is commenced, you may obtain a copy of the tender offer statement from Commonwealth, without charge, upon written or oral request to Commonwealth Energy Corporation, Investor Relations, 15901 Red Hill Avenue, Suite 100, Tustin, California 92780, Attention: Roy Reeves. Any tender offer statement and other documents filed by Commonwealth with the Securities and Exchange Commission also will be available without charge at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.

Acquisition of Skipping Stone Inc.

      On April 1, 2004, we acquired Skipping Stone Inc., an energy consulting and technology firm, in a merger transaction in which a wholly-owned subsidiary of Commonwealth merged with and into Skipping

Stone, with Skipping Stone being the surviving corporation and becoming a wholly-owned subsidiary of Commonwealth.

      Skipping Stone is a privately held company that was principally owned by Peter Weigand. Mr. Weigand, who was the Chief Executive Officer of Skipping Stone prior to its acquisition by Commonwealth, became the President of Commonwealth, Commerce Energy and Skipping Stone on April 1, 2004. Prior to its acquisition of Skipping Stone, since 2001, Commonwealth has engaged Skipping Stone to perform various consulting services. The consulting services were performed by various employees and independent contractors of Skipping Stone, including Peter Weigand and Richard L. Boughrum, who was an independent contractor of Skipping Stone until March 28, 2004. On April 1, 2004, Mr. Boughrum became the Chief Financial Officer of Commonwealth and Commerce Energy. Consulting services performed by Skipping Stone for Commonwealth have included data collection and analysis of market size information, review of energy supply and finance agreements, development of business plans, work plans and definitions of various strategic initiatives and representation of the Company in the implementation of such initiatives. The agreements to perform consulting services are terminable by either party at any time. At the time of the completion of the merger, the only on-going consulting services being performed by Skipping Stone for Commonwealth relate to Commonwealth’s preparations in connection with its upcoming required report on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Commonwealth has paid Skipping Stone and aggregate of $approximately $308,000 in consulting fees and expenses as of March 19, 2004. Approximately 1% and less than 1% of Skipping Stone’s revenues in fiscal 2001 and 2002, respectively, were derived from consulting fees paid by Commonwealth. Through March 31, 2004, approximately 23% of Skipping Stone’s fiscal 2004 revenues have been derived from consulting fees paid by Commonwealth.

      The aggregate purchase price for all of the outstanding Skipping Stone securities, which consists of common stock and vested options, was $3.1 million. As noted above, the transaction was structured as merger of a wholly-owned subsidiary of Commonwealth with and into Skipping Stone, with Skipping Stone being the surviving company and becoming a wholly-owned subsidiary of Commonwealth. In the merger, Commonwealth common stock was exchanged for outstanding Skipping Stone common stock and vested options. The purchase price was paid exclusively through the issuance of Commonwealth common stock, which was valued at $1.92 per share. Unvested Skipping Stone options were canceled. An aggregate of 1,614,570 shares of Commonwealth common stock were issued at April 1, 2004, the effective time of the merger. Mr. Weigand received 1,088,679 shares of Commonwealth common stock in the transaction. No Commonwealth cash or other assets were used to acquire Skipping Stone and no additional shares of Commonwealth common stock will be issued as merger consideration. From a financial point of view, the acquisition of Skipping Stone was not material to us.

      We granted the former holders of Skipping Stone common stock “piggy-back” registration rights with respect to the 1,468,714 shares of common stock issued to them in the merger. Pursuant to a registration rights agreement dated as of April 1, 2004, we agreed to register such shares for resale under the Securities Act in any registration statement filed by Commonwealth with the Securities and Exchange Commission with respect to an offering by Commonwealth for its own account (other than a registration statement on Form S-4 or S-8 or any successor thereto) or for the account of any Commonwealth stockholder. We will pay all of the expenses of such registration. We also agreed to indemnify and hold harmless each of the former holders of Skipping Stone common stock from and against any liabilities (including attorney fees) arising out of any untrue statement of a material fact contained in any such registration statement, other than with respect to information provided by such stockholders for inclusion in the registration statement. Our obligation to register these shares will terminate only when such shares have been disposed of pursuant to an effective Registration Statement; in the opinion of counsel to the Commonwealth, the entire amount of the shares may be sold in a single sale, without any limitation as to volume pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act; or the shares are sold or distributed by a person not entitled to these registration rights. This agreement will also apply to Commerce Energy as Commonwealth’s successor after the reorganization. The former holders of Skipping Stone common stock may only assign their registration rights to immediate family members.

      Each of the former holders of Skipping Stone common stock, including Mr. Weigand, has agreed to place 20% of the Commonwealth shares issued to him in the merger in an escrow for a period of six months. The stockholder escrow shares are subject to forfeiture, at $1.92 per share, based upon a two part “true up” calculation, which is defined in the merger agreement. The first part of the calculation is designed to cover a decline in the value of Skipping Stone’s net equity, defined as the difference between the total assets minus the total liabilities, from December 31, 2003 to April 1, 2004 the effective time of the merger. The second part of the calculation will verify that as of six months from the effective time all assets have been collected, amortized or realized as cash and no other liabilities have been accrued or paid by Skipping Stone or Commonwealth after the effective time.

      In addition, each of the former holders of Skipping Stone common stock, including Mr. Weigand, have agreed to place an additional 10% of the Commonwealth shares issued to him in the merger in an escrow for a period of eighteen months, in the case of Mr. Weigand, and twelve months, in the case of the other three former holders of Skipping Stone common stock. The retention escrow shares are subject to forfeiture in the event that such person voluntarily resigns his employment with Commerce Energy or any of their affiliates after the reorganization during the escrow period (but not upon death, disability or certain changes in control not approved by the board). In connection with the merger, Mr. Weigand also entered into an Agreement Not to Compete for 12 months after he is no longer employed by Commonwealth, Commerce or any of their affiliates, except under the circumstance of a change in control not approved by Board of Commonwealth or Commerce.

      To incentivize and retain Skipping Stone employees who will become our employees, on April 1, 2004 Commonwealth granted nonqualified options to purchase an aggregate of 699,999 shares of its common stock under the Commonwealth 1999 Equity Incentive Plan. The options are not intended to be “incentive stock options.” The exercise price of the options is $1.92 per share. The options will vest in three equal annual installments commencing on March 29, 2005. The options terminate on the earlier of the ten year anniversary of the date of grant, liquidation of Commonwealth, a merger or reorganization in which Commonwealth common stock is exchanged for securities of another entity (unless Commonwealth causes such successor entity to issue replacement options or assume the options), one year after the optionee’s death, disability or termination of employment without cause and immediately upon termination of employment for cause. These options will be assumed by Commerce Energy in the reorganization together with all other outstanding Commonwealth options.

      The former holders of Skipping Stone common stock and vested options have agreed to indemnify Commonwealth for damages in excess of an aggregate of $25,000 and up to a maximum of $1,000,000 that arise as a result of a breach of any representation, warranty or covenant made by such security holders in the acquisition agreement, provided, that there is no cap on indemnification for fraud or intentional misrepresentation by such security holders.

      We have agreed to indemnify the former holders of Skipping Stone for damages with respect to any shareholder lawsuits arising in connection with the transaction and in connection with any breach of a representation and warranty with respect to tax matters related to the merger transaction.

      The former holders of Skipping Stone common stock and vested options who receive shares of Commonwealth common stock in the acquisition will receive shares of Commerce Energy common stock in the reorganization in the same manner as other common shareholders of Commonwealth. Immediately before the reorganization is consummated, we will contribute the securities of Skipping Stone to Commerce Energy and, as a result, Skipping Stone will become a subsidiary of Commerce Energy.

Material U.S. Federal Income Tax Consequences

      The following discussion, which represents the opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Commonwealth, describes the material United States federal income tax consequences of the reorganization to you. However, this discussion does not address all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances or to persons that are subject to special treatment under the federal income tax laws. In particular, this discussion deals only with shareholders that hold Commonwealth common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding Commonwealth stock as part of a hedging or conversion transaction or as part of a “straddle,” U.S. expatriates, persons subject to the alternative minimum tax, foreign corporations, foreign partnerships, foreign estates or trusts and persons who are not citizens or residents of the United States. This discussion may not be applicable to holders who acquired Commonwealth stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the reorganization proposal, including the applicable federal, state, local and foreign tax consequences to you of the reorganization.

      This discussion is based on the Internal Revenue Code, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus, as well as representations as to factual matters made by, among others, Commerce Energy and Commonwealth. Future legislative, judicial, or administrative changes or interpretations, or the failure of any such factual representation to be true, correct and complete in all material respects, may adversely affect the accuracy of the statements and conclusions described in this document. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the reorganization to you.

      The material federal income tax consequences of the reorganization will be as follows:

•	The reorganization will constitute a tax-free transaction under section 368 of the Internal Revenue Code;

•	No gain or loss will be recognized by Commerce Energy or its subsidiaries or Commonwealth as a result of the reorganization;

•	No gain or loss will be recognized by you upon your receipt of Commerce Energy common stock solely in exchange for your Commonwealth common stock;

•	The aggregate tax basis of the shares of Commerce Energy common stock that you receive in exchange for your Commonwealth stock in the reorganization will be the same as the aggregate tax basis of your Commonwealth common stock exchanged;

•	The holding period for shares of Commerce Energy common stock that you receive in the reorganization will include the holding period of your Commonwealth common stock exchanged; and

•	If you exercise dissenters’ rights, you generally will recognize taxable capital gain or loss measured by the difference between the amount of cash you received and your tax basis in the shares of Commonwealth common stock you exchanged.

      The opinion from Paul, Hastings, Janofsky & Walker LLP that the reorganization will constitute a tax-free transaction under section 368 of the Internal Revenue Code is based in part upon representations by Commerce Energy and Commonwealth, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinion of counsel could be adversely affected. Neither Commerce Energy nor Commonwealth has requested or will request a private letter ruling from the Internal Revenue Service as to whether the reorganization qualifies as a tax-free transaction under section 368 of the Internal Revenue Code. The opinion of counsel will not be binding upon the Internal Revenue Service or any court. Neither Commerce Energy nor Commonwealth is currently aware of any facts or circumstances that would cause any representations made by it to Paul, Hastings, Janofsky & Walker LLP to be untrue or incorrect in any material respect.

      You may be required to attach a statement to your tax returns for the taxable year in which the reorganization is completed that contains information such as your tax basis in the Commonwealth common stock surrendered and a description of the Commerce Energy common stock received in the reorganization.

Anticipated Accounting Treatment

      For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is that the historical basis of Commonwealth’s assets, liabilities and equity will be the basis for Commerce Energy’s assets, liabilities and equity going forward. Accordingly, the financial position and results of operations of Commonwealth will be included in the consolidated financial statements of Commerce Energy on the same basis that is currently presented in Commonwealth’s Annual Report on Form 10-K, except for the conversion of Series A Convertible Preferred Stock and other convertible preferred stock into common stock of Commerce Energy, which will not impact the total equity of Commerce Energy.

Regulatory Requirements

      The completion of the reorganization is also subject to obtaining regulatory reviews, licenses and approvals. We have made or will promptly make the necessary filings with the Federal Energy Regulatory Commission, or FERC, and state agencies in order to obtain the required licenses and consent before we complete the reorganization. As mentioned above, while we believe that we will receive the requisite regulatory approvals and clearances for the reorganization, there can be no assurance as to the timing of these approvals or clearances or our ability to obtain these approvals or clearances on satisfactory terms. Nor can we assure you that no action will be brought challenging the formation of the holding company or the governmental approvals or clearances. Set forth below is a summary of the material regulatory requirements that may affect the reorganization.

      Public Utility Holding Company Act of 1935. We believe that neither we nor Commerce Energy will be subject to the 1935 Act after the reorganization. The 1935 Act generally seeks to regulate utility “holding companies,” which include companies that control or hold power to vote 10% or more of the outstanding voting securities of a “electric utility company.” An “electric utility company” is defined as an entity that owns or operates facilities used for facilities used for the generation, transmission or distribution of electric energy for sale. Commonwealth, as a retail power marketer of electricity, does not own or operate any physical facilities for the generation, transmission or distribution of electric energy, but rather uses the facilities of others to generate and deliver power. Neither Commonwealth nor Commerce Energy have contracts under which electrical output, both as to kilowatts produced or time of production, is dedicated exclusively to Commonwealth and/or Commerce Energy. The Staff for the Securities and Exchange Commission has repeatedly stated in “No-Action” letters that such power marketing activities do not cause an entity to be a “public utility company.” In this context, we are not an “electric utility company” and Commerce Energy would not be a “holding company” subject to the 1935 Act.

      Federal Power Act. Although we are a provider of retail electric service and energy-related products, we engage in wholesale transactions in order to support our retail electric service operations and do occasionally have to sell power back to the wholesale market when our supply exceeds our retail customers’ demand. The FERC has deemed those transactions to be “wholesale sales” by a power marketer that are subject to the Federal Power Act. We have obtained and maintained its authorization from the FERC to operate as a power marketer and to engage in FERC-jurisdictional transactions. The FERC also has held that the transfer of common stock of a federally-regulated power marketer, such as Commonwealth, from its existing shareholders to a holding company constitutes a transfer of FERC-jurisdictional facilities that must be reviewed and approved under section 203 of the Federal Power Act. In addition, such section 203 approval is needed to transfer ultimate control over any of Commonwealth’s FERC-jurisdictional assets. We filed a section 203 application with the FERC on March 5, 2004 for approval of the FERC-jurisdictional aspects of the reorganization. We requested an expedited review and approval of our application, nevertheless, we anticipate that such review may take approximately 45 to 60 days. Receipt of all necessary regulatory consents and approvals, which includes the approval of the FERC under section 203 of the Federal Power Act, is a condition to consummation of the reorganization.

      State Utility Commission. We provide retail electric service in the following states: California, New Jersey, Michigan and Pennsylvania. In addition, we have licenses to provide electric service in New York,

Ohio and Texas. No prior approval is needed from these states in order for the reorganization, although a number require that certain notifications be provided.

Listings of Commerce Energy Common Stock on the American Stock Exchange; Deregistration of Commonwealth Common Stock

      On March 8, 2004 the AMEX informed us that shares of Commerce Energy common stock have been approved for listing.

      Upon consummation of the reorganization, Commerce Energy will become a reporting company under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Commerce Energy will file a registration statement with the Securities and Exchange Commission to register it common stock under Section 12(b) of the Exchange Act, and will be required to file periodic reports with the Securities and Exchange Commission. Commerce Energy will also be the successor company to Commonwealth with respect to the periodic filings made by Commonwealth prior to the reorganization and the filings made by affiliates of Commonwealth under Section 16 of the Exchange Act.

      If the reorganization is completed, Commonwealth common stock will be deregistered under the Exchange Act. In addition, Commonwealth will cease to be a reporting company under the Exchange Act and Commonwealth will no longer file periodic reports with the Securities and Exchange Commission.

Restrictions on the Sale of Commerce Energy Common Stock

      The shares of Commerce Energy common stock to be issued in the reorganization will be registered under the Securities Act of 1933, as amend, or the “Securities Act.” These shares will be freely transferable under the Securities Act, except for Commerce Energy common stock issued to any person who is deemed to be an “affiliate” of Commonwealth or Commerce Energy after the reorganization.

      As soon as practicable after the effective time of the reorganization, Commerce Energy will file post-effective amendments to Commonwealth’s registration statements on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Commerce Energy common stock issuable under the Commonwealth stock options that are assumed by Commerce Energy in the reorganization and any additional options issuable under Commonwealth’s 1999 Equity Incentive Plan, which will also be assumed in the reorganization. Commerce Energy will use its best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus(es) contained therein) for so long as the options remain outstanding.

      Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with us and include our officers and directors. Our affiliates may not sell their Commerce Energy common stock acquired in the reorganization except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

      This registration statement, including this proxy statement/prospectus, does not cover any resales of Commerce Energy common stock by former Commonwealth shareholders, including Commerce Energy common stock issuable upon the exercise of any assumed options or warrants to be received by Commonwealth shareholders upon completion of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with any resale of Commerce Energy securities received by them in the reorganization.

Dissenters’ (and Appraisal) Rights

      The following is a summary of the material statutory procedures to be followed by a dissenting Commonwealth common shareholder in order to exercise his, her or its appraisal or dissenters’ rights under

Chapter 13 of the California Corporations Code. This summary is qualified by reference to the full text of Chapter 13 of the California Corporations Code. A copy of Chapter 13 of the California Corporations Code is attached to this proxy statement/prospectus as Annex D and is incorporated in this document by reference. This discussion and Chapter 13 of the California Corporations Code should be reviewed carefully by any Commonwealth common shareholder who wishes to exercise statutory dissenters’ rights or who wishes to preserve the right to do so, because failure to comply with the procedures set forth in Chapter 13 of the California Corporations Code will result in the loss or waiver of dissenters’ rights.

      If the Agreement and Plan of Reorganization is approved by the required vote of Commonwealth shareholders, each holder of Commonwealth common stock who DOES NOT vote in favor of the Agreement and Plan of Reorganization and the reorganization and who follows the procedures set forth in Chapter 13 of the California Corporations Code will be entitled to exercise dissenters’ rights under the California Corporations Code and thereby have his, her or its share of Commonwealth common stock purchased by Commonwealth for cash at the fair market value of the Commonwealth shares. A shareholder who exercises his, her or its dissenters’ rights loses the right to receive shares of Commerce Energy common stock.

      If the dissenting shareholder’s shares of common stock are outstanding as of the record date for the special meeting and if the reorganization is approved, then the dissenting shareholder may, by complying with the provisions of Chapter 13 of the California Corporations Code, require Commonwealth to purchase each share not voted in favor of the reorganization for cash at fair market value. Holders of Commonwealth preferred stock will be entitled to dissenters’ rights if such holders convert their shares into shares of Commonwealth common stock before the record date for the special meeting and otherwise comply with applicable California law requirements with respect to exercise of dissenters’ rights. The fair market value of Commonwealth shares will be determined as of the day before the first announcement of the terms of the proposed reorganization, excluding any appreciation or depreciation in consequence of the proposed reorganization (i.e., valuing the Commonwealth common as if the reorganization had not occurred), but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

      Shares of Commonwealth common stock must satisfy each of the following requirements to qualify as dissenting shares under California law: (i) the shares of Commonwealth common stock must have been outstanding on the record date for the special meeting; (ii) the shares of Commonwealth common stock must not have been voted in favor of the reorganization; (iii) the holder of such shares of Commonwealth common stock must make a written demand that Commonwealth repurchase such shares of Commonwealth common stock at fair market value; and (iv) the holder of such shares of Commonwealth common stock must submit share certificates for endorsement.

      Within 10 days after the date of the approval of the reorganization, Commonwealth must mail a notice of the approval of the reorganization to each shareholder who has not voted to adopt and approve the Agreement and Plan of Reorganization and the reorganization, together with a statement of the price determined by Commonwealth to represent the fair market value of the Commonwealth shares, a brief description of the procedure to be followed in order for the shareholder to pursue dissenters’ rights, and a copy of Sections 1300 to 1304 of Chapter 13 of the California Corporations Code. The statement of price by Commonwealth constitutes an offer by Commonwealth to purchase all properly dissenting shares at the stated amount.

      In order to exercise rights as a dissenting shareholder, within 30 days after the date on which notice of the approval of the reorganization by the outstanding shares of Commonwealth common stock is mailed to dissenting shareholders, Commonwealth must receive a dissenting shareholder’s written demand that Commonwealth repurchase such dissenting shareholder’s dissenting shares setting forth the number of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that Commonwealth purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed reorganization. The statement of the fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price to Commonwealth. Such holder must also submit to Commonwealth, within 30 days after the date on which notice of the approval by the outstanding shares was mailed to shareholders, share certificates representing any dissenting shares that the dissenting shareholder demands that Commonwealth purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

      If the dissenting shareholder and Commonwealth agree that the shares qualify as dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement, to be paid to the dissenting shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the reorganization are satisfied or waived, subject to surrender, by the dissenting shareholder, of his, her or its certificates representing the dissenting shares to Commonwealth.

      If the dissenting shareholder and Commonwealth fail to agree upon the fair market value of the dissenting shares or whether the shares qualify as dissenting shares, the dissenting shareholder may file a complaint in superior court in Orange County, California county within six months after the date on which notice of the approval of the reorganization is mailed to shareholders requesting that the court determine the fair market value of the dissenting shares and/or whether the shares qualify as dissenting shares. California law provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Commonwealth consents to such request for withdrawal.

      Under the provisions of Section 500 et seq. and Section 1306 of the California Corporations Code, a California corporation is legally prohibited from purchasing shares of stock through the payment of cash or other property, even if all dissenters’ rights conditions are fulfilled, unless the corporation satisfies certain financial conditions. Due to these legal restrictions, Commonwealth may not be legally able to repurchase all or any dissenting shares of the dissenting shareholders for cash following the reorganization.

      To the extent that the above-mentioned provisions of the California Corporations Code prohibit cash payments to holders of dissenting shares who exercise and perfect their dissenters’ rights, such dissenting shareholders will become creditors of Commonwealth for an amount equal to the fair market value of their shares as to which the dissenters’ rights are perfected plus interest accrued thereon at the legal rate on judgments until the date of payment. The rights of such dissenting shareholders, however, will be subordinate to the rights of all other creditors of Commonwealth in any liquidation proceeding.

      Dissenting shareholders considering seeking appraisal should be aware that the fair market value of their shares of capital stock, as determined under Chapter 13 of the California Corporations Code, could be more than, the same as or less than the value of the Commerce Energy shares immediately after the reorganization. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against Commonwealth unless the court determines that the dissenting shareholder did not act in good faith in demanding payment of the fair market value of his, her or its shares, in which case such costs and expenses may be assessed against the dissenting shareholder.

      If any Commonwealth shareholder who demands the purchase of his, her or its shares under Chapter 13 of the California Corporations Code fails to perfect, or effectively withdraws or loses his, her or its right to such purchase, the shares of such holder will be converted into a right to receive common stock of Commerce Energy with respect thereto in accordance with the terms of the Agreement and Plan of Reorganization.

      Dissenting shares lose their status as dissenting shares and the holders of dissenting shares cease to be dissenting shareholders and cease to be entitled to require Commonwealth to purchase their shares if (i) the reorganization is abandoned; (ii) the shares are transferred prior to their submission for the required endorsement; (iii) the dissenting shareholder and Commonwealth do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither Commonwealth nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the notice of approval of the reorganization; or (iv) with Commonwealth’s consent, the shareholder delivers to Commonwealth a written withdrawal of such shareholder’s demand for purchase of his, her or its shares.

      Except as expressly limited by provisions of California law pertaining to dissenters’ rights, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

      Failure to follow the steps required by Chapter 13 of the California Corporations Code for perfecting dissenters’ rights may result in the loss of such rights (in which event a shareholder will be entitled to receive the applicable reorganization consideration with respect to such dissenting shares in accordance with the Agreement and Plan of Reorganization). In view of the complexity of the provisions of Chapter 13 of the California Corporations Code, Commonwealth shareholders who are considering objecting to the reorganization should consult their own legal advisors.

      The Agreement and Plan of Reorganization may be terminated by the affirmative vote of a majority of the directors of each of Commonwealth and Commerce Energy at any time prior to consummation of the transaction and, as a result, Commonwealth and Commerce Energy may elect to terminate the Agreement and Plan of Reorganization if a significant number of holders of Commonwealth common stock exercise their dissenters’ rights under California law. If the transaction is terminated, Commonwealth will not be restructured into a holding company and the shares of common stock of the holding company will not be listed on AMEX and Commonwealth shareholders will not be able to take advantage of a national trading market or increased liquidity for their securities.

INFORMATION RELATING TO COMMONWEALTH

      Commonwealth Energy Corporation is a diversified energy services company that was incorporated in California on August 15, 1997. Commonwealth provides retail electric power to its residential, commercial, industrial and governmental customers in the deregulated California, Michigan and Pennsylvania electricity markets. Commonwealth is licensed by the Federal Energy Regulatory Commission, or FERC, as a power marketer and is also licensed to supply retail electric power by applicable state agencies in California, Pennsylvania, Michigan, New Jersey, New York, Texas and Ohio.

      Commonwealth does not have its own electricity generation facilities. The power it sells to its customers is purchased from third party power generators. The electric power Commonwealth sells to its retail customers is delivered to its customers by incumbent electric utilities. The incumbent electric utilities measure electric power usage by Commonwealth’s customers and bill most of its customers on Commonwealth’s behalf. Commonwealth plans to enter new deregulated electric power markets and to offer a variety of energy-related products and services in the future. Commonwealth also sell surplus electric power not needed to meet its retail customers’ requirements in wholesale electricity markets. Commonwealth only sells this excess power to assist it in balancing its energy supply with the demand of its retail customers. Commonwealth does not trade in the wholesale electricity markets for speculative purposes.

      Commonwealth has five wholly-owned subsidiaries: Commerce Energy, UtiliHost, Inc., electricAmerica Inc., electric.com, Inc. and Skipping Stone, Inc. Each of these subsidiaries is incorporated in the State of Delaware. Commonwealth also holds a majority interest in Summit Energy Ventures, LLC, a joint venture that invests in companies that manufacture or market energy efficiency products. Commonwealth’s consolidated financial statements include the accounts of Summit, Power Efficiency Corporation (one of the companies in which Summit has invested) and Commonwealth’s wholly-owned subsidiaries. See “The Reorganization — Related Transactions” for additional information about proposed pre-reorganization transactions involving Summit, UtiliHost, Inc., electricAmerica Inc., electric.com, Inc., Skipping Stone, Inc. and Summit Energy Ventures, LLC.

      Additional information about Commonwealth is contained in Commonwealth’s Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003 as amended on March 17, 2004 and March 24, 2004) and other documents that are not being delivered with this prospectus/proxy statement. For information about how you can obtain these other documents, see “Where You Can Find More Information.”

INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS

Information About Executive Officers of Commerce Energy

      The following table sets forth information regarding Commerce Energy’s initial executive officers, including their respective business experience during the last five years and age as of April 1, 2004. Executive officers are elected by, and serve at the pleasure of, the Board of Directors subject to rights contained in applicable employment agreements.

Name and Position	Age	Principal Occupation and Other Information

Ian B. Carter Chairman; Chief Executive Officer	65	Mr. Carter has been the Chairman and Chief Executive Officer of Commerce Energy since its inception. Mr. Carter has been Chairman and Chief Executive Officer of Commonwealth since January 2000, and was our President from March 2003 through March 2004. During the preceding four month period prior to January 2000, he acted as Interim President of Commonwealth. From October 1988 to August 1999, Mr. Carter operated his owned businesses, including a mortgage banking firm and a merchant banking firm. Prior to that, Mr. Carter served as an investment specialist for Coldwell Banker Commercial Brokerage and worked as a Systems Engineer and Salesman with IBM. Mr. Carter also served in the United States Army serving in Vietnam, Europe and the Pentagon. Mr. Carter received his Bachelor of Science degree in Engineering from the United States Military Academy at West Point, New York and his Master in Business Administration in finance from the University of Southern California.

Peter Weigand President	47	Mr. Weigand became the President of Commonwealth and Commerce Energy on April 1, 2004. Mr. Weigand has 23 years experience in deregulated natural gas and electric markets in North America. In 1996 Mr. Weigand founded Skipping Stone, Inc., an energy consulting and technology firm. Mr. Weigand is the Chairman and Chief executive Officer and principal shareholder of Skipping Stone, Inc. See “The Reorganization — Related Transactions — Acquisition of Skipping Stone Inc.” Mr. Weigand was honored as an Entrepreneur of the Year in 2002 for his accomplishments at Skipping Stone. Prior to 1996, Mr. Weigand held management positions with Statoil, Koch, and IESCO in commodity risk management, mergers and acquisitions, and market development. Mr. Weigand holds a BBA from Wichita State University.

Name and Position	Age	Principal Occupation and Other Information

Richard L. Boughrum Senior Vice President; Chief Financial Officer	53	Mr. Boughrum became Senior Vice President and Chief Financial Officer of Commonwealth on April 1, 2004. Mr. Boughrum has 25 years of investment banking experience with Goldman, Sachs & Co. and Salomon Brothers in corporate finance and debt and equity capital markets in New York, London and San Francisco. Since 1995 Mr. Boughrum has been a member of the Energy & Power Group of Goldman Sachs in New York with extensive experience in the regulated utility and independent merchant power sector. Mr. Boughrum is an honors graduate of the University of Illinois with a B.S. degree in Journalism. He also has an M.S. degree in Communications and an MBA in Finance from the University of Illinois.

John A. Barthrop General Counsel	61	Mr. Barthrop has been the General Counsel of Commerce Energy since inception. Mr. Barthrop has been the General Counsel and Secretary of Commonwealth since May 1999. From August 1998 to May 1999, Mr. Barthrop practiced law with the firm of Eadington, Merhab & Eadington. From July 1996 to August 1998, he was a principal member of the business and litigation law firm of Smith, Sinek & Barthrop. Prior to that, Mr. Barthrop owned and operated his own law firm, served as General Counsel and Assistant to the President for Newman Properties, a national real estate development company, and served as Associate General Counsel for the Beneficial Standard, a conglomerate involved in insurance, finance and real estate. Mr. Barthrop obtained a Bachelor of Science degree from the University of Washington and a Juris Doctorate degree from University of California, Hastings College of Law.

Michael Nelson Secretary	32	Mr. Nelson has been the Secretary of Commerce Energy since its inception. Mr. Nelson has served as Associate General Counsel of Commonwealth since August 1999. Since June 2003 he has served as its Vice President of Market Development and Regulatory Affairs. From August 1998 to August 1999, Mr. Nelson practiced law with the firm of Eadington, Merhab & Eadington. Mr. Nelson received a Bachelor of Arts Degree from Canisius College and a Juris Doctorate from California Western School of Law.

Information About Directors of Commerce Energy

      The following table sets forth information regarding Commerce Energy’s directors, including their age as of April 1, 2004, and business experience during the past five years. Immediately following the effective date of the reorganization, the Board will be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Commerce Energy’s Class I directors will serve an initial term of one year; Class II directors will serve an initial term of two years; and Class III directors will serve an initial term of three years. Following their initial terms, directors will serve three year terms or until his or her respective successor is elected and qualified or such director resigns or is removed in accordance with Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Name	Age	Principal Occupation and Other Information

Ian B. Carter	65	Mr. Carter has been our Chairman and Chief Executive Officer since January 2000, and as our President since March 2003. During the preceding four month period prior to January 2000, he acted as Interim President. From October 1988 to August 1999, Mr. Carter operated his owned businesses, including a mortgage banking firm and a merchant banking firm. Prior to that, Mr. Carter served as an investment specialist for Coldwell Banker Commercial Brokerage and worked as a Systems Engineer and Salesman with IBM. Mr. Carter also served in the United States Army serving in Vietnam, Europe and the Pentagon. Mr. Carter received his Bachelor of Science degree in Engineering from the United States Military Academy at West Point, New York and his Master in Business Administration in finance from the University of Southern California.

Craig G. Goodman	53	Mr. Goodman has served as the Chief Executive Officer of the National Energy Marketers Association, a national non-profit association representing a regionally diverse cross-section of wholesale and retail marketers of natural gas, electricity and energy-related products, services, information and technology, since October 1997. Mr. Goodman received his bachelor’s degree in economics with honors from the University of Maryland and a juris doctorate degree with a concentration in international corporate law and economics from the University of Miami School of Law.

Mark S. Juergensen	43	Mr. Juergensen has served as Vice President of Sales and Marketing for PredictPower, an energy solutions software company he co-founded, since May 2000. From February 1995 to June 2000, he served in multiple leadership positions, including as a Commercial Manager, for Solar Turbines, Caterpillar’s gas turbine division. From February 1992 to February 1995, he served as Director of Management Services for Sterling Energy International, a power generation management consulting firm he co-founded. Mr. Juergensen received a Bachelor of Science degree in electrical engineering from the University of Southern California.

Name	Age	Principal Occupation and Other Information

Robert C. Perkins	64	Mr. Perkins has served as Chairman and Chief Executive Officer of Hospital Management Services, a provider of financial and management consulting services to hospitals and similar institutions, since June 1969. Mr. Perkins received his Bachelor of Science degree in accounting from Bob Jones University.

Peter Weigand	47	Mr. Weigand became the President of Commonwealth and Commerce Energy, and a director of Commonwealth Energy, on April 1, 2004. Mr. Weigand’s biographical information is described in “Information About Executive Officers of Commerce Energy” above.

      The Commerce Energy Board of Directors has also considered the appointment of the following two persons to the company’s Board of Directors following consummation of the reorganization; each of whom has indicated that he will accept such appointment. Accordingly, if the reorganization is approved by the shareholders, the Commerce Energy Board of Directors shall appoint the following persons to the Board:

Name	Age	Principal Occupation and Other Information

Charles E. Bayless	61	Mr. Bayless served as Chairman of Illinova and Illinois Power from August 1998 until his retirement in December 1999. Mr. Bayless served as Chief Executive Officer of Illinova and President of Illinois Power from July 1998 until September 1999. He was Chairman, President and Chief Executive Officer of Tucson Electric Power from 1992 to 1998. Mr. Bayless served as a Director of Illinova from 1998 until the closing of the merger with Dynegy Inc. in February 2000. Mr. Bayless has served as a director of Dynegy Inc. since February 2000.

Gregory L. Craig		Mr. Craig has served as the Chief Executive Officer of Cook Inlet Energy Supply, a North American energy services company he founded, since 1990. Mr. Craig received his Bachelor of Administration degree from the University of Alaska and his Master of Business Administration (MBA) from the University of California at Los Angeles (UCLA).

Compensation of Commerce Energy Directors

      Directors who also are, or will be, employees of Commerce Energy have not been and will not be paid any fees or remuneration, as such, for their service on the Board of Directors or on any Board committee.

      Cash Compensation. Commerce Energy was formed in December 2003 and has not paid any cash compensation to its directors and does not anticipate paying any such compensation until the reorganization is completed; until that time, director compensation, if any, will be paid by Commonwealth. Commerce Energy anticipates that after effective date of the reorganization, each non-employee Director will be paid a quarterly retainer in the amount of $8,000, a fee of $1,000 for each Board meeting which the Board member attends in person and a fee of $750 for each Board meeting which the Board member attends telephonically. Directors who served on Board committees (other than the chairman of such committee) will be paid $750 for each committee meeting the Board member attends in person and a fee of $500 for each Committee meeting which the Board member attends telephonically. Committee chairpersons will be paid $1,000 for each committee meeting the chairperson attends, whether in person or telephonically. In addition, each non-employee director who resides outside the Southern California area, as defined in the policy, will be entitled to receive reimbursement for reasonable travel expenses in accordance with our travel expense policy.

      Stock Options. Commerce Energy has not granted any options to its directors and does not anticipate doing so until the reorganization is completed. Commerce Energy will assume Commonwealth’s equity incentive plans in the reorganization. After effective date of the reorganization, non-employee directors will be eligible to receive awards under a Commerce Energy plan. Commerce Energy anticipates that each non-employee director who first becomes a member of the Board after the effective date of the reorganization will be granted an option to purchase 50,000 shares of Commerce Energy common stock upon appointment or election to the Board, with the following terms and conditions: (i) the options shall be subject to all terms and conditions of the Plan; (ii) the options shall vest quarterly at a rate of 12,500 shares on each three-month anniversary of the date of grant, with any unvested shares being forfeited to us if the Board member’s service is terminated; (iii) the options shall have a term of 10 years from the date of grant; and (iv) the exercise price shall be the fair market value (as defined in the Plan) of the our common stock on the date of grant.

      After effective date of the reorganization, each non-employee member of the Board will be granted an option purchase 50,000 shares of our common stock at each annual meeting of shareholders at which such non-employee Director is elected a non-employee director, with the following terms and conditions: (i) the options shall be subject to all terms and conditions of the Plan; (ii) the options shall vest quarterly at a rate of 12,500 shares on each three-month anniversary of the date of grant, with any unvested shares being forfeited to us if the Board member’s service is terminated; (iii) the options shall have a term of 10 years from the date of grant; and (iv) the exercise price shall be the fair market value (as defined in the Plan) of our common stock on the date of grant.

Compensation of Commerce Energy’s Executive Officers

      Commerce Energy was formed in December 2003 and no compensation has been or will be paid by Commerce Energy to its executive officers until completion of the reorganization. However, all of Commerce Energy’s executive officers are also executive officers of Commonwealth. Only Ian B. Carter, Commerce Energy’s Chief Executive Officer, and John A. Barthrop, Commerce Energy’s General Counsel, have received compensation from Commonwealth during the last three fiscal years in excess of $100,000 per year. The following table sets forth for each of the past three fiscal years, all compensation received by these person for services rendered to Commonwealth in all capacities.

						Long Term Compensation

						Awards	Payouts

	Annual Compensation						Securities
						Restricted	Underlying
	Fiscal			Other Annual		Stock	Options/	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation		Award(s)	SARs	Payouts	Compensation

Ian B. Carter	2003	$402,062	$100,000	$31,102	(2)	—	—	—	—
Chief Executive Officer,	2002	314,988	495,000	62,553	(2)	—	3,800,000	—	—
President and Chairman	2001	297,975	100,000	36,241	(2)	—	400,000	—	—
of the Board
John A. Barthrop	2003	202,527	55,500	18,132	(3)	—	—	—	$86,880 (3)
General Counsel and	2002	182,016	55,500	16,203	(3)	—	500,000	—	—
Secretary

(1)	Bonus compensation is determined pursuant to employment agreements and/or by the Compensation Committee and is generally based upon performance measured on a calendar year basis.

(2)	For Mr. Carter, the amount attributable to perquisites in fiscal 2003 consists of an automobile allowance of $15,600, and reimbursement for medical expenses of $15,502. The amount attributable to perquisites in fiscal 2002 consists of an automobile allowance of $15,600, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $46,953. The amount attributable to perquisites in fiscal 2001 consists of an automobile allowance of $15,600, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $20,641.

(3)	For Mr. Barthrop, the amount attributable to perquisites in fiscal 2003 consists of an automobile allowance of $7,200, and reimbursement for medical expenses of $10,932. For Mr. Barthrop, the amount attributable to perquisites in fiscal 2002 consists of an automobile allowance of $7,200, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $9,003. The amount attributable to perquisites in fiscal 2001 consists of an automobile allowance of $4,800, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $5,606.

(4)	Represents the positive difference between the valuation of our common stock as of the date stock options were exercised by Mr. Barthrop and the exercise price of the options.

     Stock Option Grants.

      Commerce Energy has not granted any stock options to its executive officers. In addition, no Commonwealth stock options were granted to executive officers of Commerce Energy during fiscal 2003.

     Option Exercises/Fiscal Year End Value.

      The following table shows stock option exercises and the value of unexercised Commonwealth stock options held by Ian B. Carter and John A. Barthrop during fiscal 2003.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and FY-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
	Shares	Value	Fiscal Year-End(#)		Fiscal Year-End($)(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ian B. Carter	—	$—	2,750,000	1,450,000	$142,000	—
John A. Barthrop	48,000	86,880	375,000	125,000	—	—

(1)	Represents the positive difference between the valuation of $1.86 per share of common stock as of the date the options were exercised and the exercise price of the options. There is no market value for the common stock. This valuation was made by our board of directors for accounting and financial reporting purposes and does not reflect actual transactions.

(2)	Represents the positive difference between the valuation of $1.92 per share of common stock as of July 31, 2003 and the exercise price of the options. There is no market value for the common stock. This valuation was made by our board of directors for accounting and financial reporting purposes and does not reflect actual transactions.

Information about Directors and Executive Officers of Commonwealth

      The following table sets forth information regarding our executive officers, including their respective business experience during the last five years and age as of April 1, 2004. Executive officers are elected by, and serve at the pleasure of, the Board of Directors.

Name	Age	Principal Occupation and Other Information

Ian B. Carter Chairman; Chief Executive Officer	65	Mr. Carter has been our Chairman and Chief Executive Officer since January 2000, and was our President from March 2003 through March 2004. Mr. Carter is also an officer and director of Commerce Energy and his biographical information is described in “Information About Executive Officers of Commerce Energy”above.

Peter Weigand President	47	Mr. Weigand became the President of Commonwealth on April 1, 2004. Mr. Weigand is also the President and a director of Commerce Energy and his biographical information is described in “Information About Executive Officers of Commerce Energy”above.

Richard L. Boughrum Senior Vice President; Chief Financial Officer	53	Mr. Boughrum became Senior Vice President and Chief Financial Officer of Commonwealth on April 1, 2004. Mr. Boughrum is also the Senior Vice President and Chief Financial Officer of Commerce Energy and his biographical information is described in “Information About Executive Officers of Commerce Energy” above.

John A. Barthrop General Counsel, Secretary	61	Mr. Barthrop has been our General Counsel and Secretary since May 1999. Mr. Barthrop’s biographical information is described in “Information About Executive Officers of Commerce Energy” above.

Roy Reeves Vice President of Marketing	42	Mr. Reeves has served as our Vice President of Marketing since December 2000. From September 1997 to December 2000, Mr. Reeves served as Vice President of Sales & Marketing at CSA, Inc., now called PrepStar, an athletic trade magazine publisher. Prior to that, Mr. Reeves served as General Manager for the Interactive Media Division of High Technology Solutions, Inc. (“HTS”), and as President and Chief Executive Officer of TouchMedia, Inc., a multimedia company he founded and sold to HTS. Mr. Reeves obtained a Bachelor of Science degree in Business Administration with an emphasis in Marketing from the University of Southern California.

Linda Guckert Vice President of Information Technology	54	Ms. Guckert has served as our Vice President of Information Systems since December 2001. From 1982 to December 2001, Ms. Guckert served as a project manager for Symcas, a technology-consulting firm she founded. Ms. Guckert attended Clarion State Teachers College and studied programming and business applications at Orange Coast College and Coastline Community College.

Name	Age	Principal Occupation and Other Information

Robert Gunnin Vice President of Risk Management	52	Mr. Gunnin has been our Vice President of Risk Management since May 2003. From March 2001 to May 2003, he served as Director of Trading for DTE Energy, the unregulated energy trading affiliate of DTE Energy. From March 2000 to February 2001, he served as Vice President of Risk Management for ICF Consulting, a consulting company to the energy industry. From December 1998 to February 2000, he served as Vice President of Energy Trading for Mieco, Inc., an energy trading company. Prior to that, Mr. Gunnin was an auditor with Price Waterhouse. Mr. Gunnin earned a Masters Degree in Business Administration from Pepperdine University and a Bachelor of Science in Accounting from the University of Southern California.

Michael Nelson Vice President of Market Development and Regulatory Affairs; Associate General Counsel	32	Mr. Nelson has served as Associate General Counsel of Commonwealth Energy since August 1999. Since June 2003 he has served as our Vice President of Market Development and Regulatory Affairs. From August 1998 to August 1999, Mr. Nelson practiced law with the firm of Eadington, Merhab & Eadington. Mr. Nelson received a Bachelor of Arts Degree from Canisius College and a Juris Doctorate from California Western School of Law.

      The directors of Commonwealth are Ian B. Carter, Craig G. Goodman, Mark S. Juergensen, Robert C. Perkins and Joseph P. Saline, Jr. You can find information about Commonwealth’s directors in Commonwealth’s Annual Report on Form 10-K for the year ended July 31, 2003 (as filed with the Securities and Exchange Commission on October 29, 2003, and as amended on March 17, 2004 and March 24, 2004).

Security Ownership of Certain Beneficial Owners and Management

      Commerce Energy. All of the securities of Commerce Energy are currently owned by Commonwealth.

      Commonwealth. The following table contains certain information as of April 6, 2004 regarding all persons who were the beneficial owners of more than 5% of the outstanding shares of common stock of Commonwealth, each of our directors, each of the Named Executive Officers and all directors and executive officers as a group. The term “Named Executive Officers” means (i) our Chief Executive Officer; (ii) our four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal 2003; and (iii) up to two additional individuals for whom such disclosure would have been provided under clause (i) and (ii) above but for the fact that the individual was not serving as an executive officer of us at the end of fiscal 2003; provided, however, that no disclosure need be provided for any executive officer, other than the Chief Executive Officer, whose total annual salary and bonus does not exceed $100,000. Accordingly, the Named Executive Officers are Ian B. Carter and John A. Barthrop. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the Securities and Exchange Commission, or based upon our actual knowledge.

					Series A Convertible Preferred
					Stock(1)
	Common Stock

					Amount and Nature of
	Amount and Nature of				Beneficial
	Beneficial Ownership(2)				Ownership(2)

	Number of				Number of
	Shares	Right to		Percent	Shares	Right to	Percent
Name	Owned(3)	Acquire(4)		of Class	Owned(3)	Acquire	of Class

Principal Stockholders:
Ian B. Carter	150,000	2,750,000		8.9%	—	—	—
Directors and Named Executive Officers:
Ian B. Carter	150,000	2,750,000		8.9%	—	—	—
Craig G. Goodman	—	137,500		*	—	—	—
Robert C. Perkins	177,000	337,500	(5)	1.7%	25,000	—	4.1%
Joseph P. Saline, Jr.	—	704,000	(6)	2.3%	—	—	—
Mark S. Juergensen	—	25,000		*	—	—	—
Richard L. Paulsen(7)	—	—		—	—	—	—
John A. Barthrop	50,000	625,000		2.2%	—	—	—
James L. Oliver(8)	—	500,000		1.7%	—	—	—
Linda Guckert	5,000	50,000		*	—	—	—
All Directors and Executive Officers as a group (12 persons)(9)	1,770,779	5,428,900	(10)	20.5%	25,000	—	4.1%

*	Indicates beneficial ownership of less than 1% of the issued and outstanding class of securities.

(1)	Does not include disputed shares of preferred stock that Mr. Saline claims to own, none of which is currently reflected as outstanding on our shareholder list. The Superior Court for the County of Orange has issued an order requiring Commonwealth to recognize Mr. Saline’s ownership of 352,000 shares of preferred stock with the following rights and privileges: (i) each share would be convertible into two shares of common stock; (ii) each share would be entitled to two votes; (iii) 252,000 of the shares would be entitled to 12% cumulative annual dividends and 100,000 of the shares would be entitled to 14% cumulative annual dividends; (iv) we would be required to pay dividends to Mr. Saline before paying dividends to any other shareholders; and each share would have a priority in liquidation to common stock. Mr. Saline would own 100% of the outstanding shares of each of these respective series of preferred stock. We intend to appeal the court’s order. See “Item 3. Legal Proceedings.” Under the rules of the Securities and Exchange Commission, Mr. Saline may be deemed to be the beneficial owner of these shares because, pursuant to the court order, he may have the power to vote these shares.

(2)	Subject to applicable community property and similar statutes.

(3)	Includes shares beneficially owned, whether directly or indirectly, individually or together with associates.

(4)	Represents shares of our common stock issuable upon exercise of stock options or upon conversion of other convertible securities held by such persons that are exercisable within 60 days of April 6, 2004.

(5)	Includes 25,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Perkins at a conversion ratio of one-for-one.

(6)	Represents shares of our common stock issuable upon the disputed shares of preferred stock that Mr. Saline claims to own, assuming a two-for-one conversion ratio. See footnote (1) above. Under the rules of Securities and Exchange Commission, Mr. Saline may be deemed to be the beneficial owner of these shares because, pursuant to the court order, he may have the power to vote these shares.

(7)	Richard L. Paulsen resigned his position as our chief operating officer, effective March 12, 2004.

(8)	James L. Oliver resigned his position as our chief financial officer, effective February 20, 2004.

(9)	Includes shares of stock beneficially owned by Peter Weigand and Richard Boughrum, who became executive officers in April 2004.

(10)	Includes the shares of common stock issuable upon conversion of the disputed shares of preferred stock that Mr. Saline claims to own, assuming a two-for-one conversion ratio. See footnote (6) above.

Interests of Directors and Executive Officers of Commonwealth in the Reorganization

      In considering the recommendation of the Commonwealth Board of Directors that Commonwealth shareholders vote in favor of adopting the Agreement and Plan of Reorganization, Commonwealth shareholders should be aware that some Commonwealth directors and executive officers may have interests in the reorganization that may differ from, or be in addition to, their interests as shareholders of Commonwealth.

      As of April 6, 2004, the record date for the special meeting, Commonwealth’s executive officers, directors and entities affiliated with them beneficially own, in the aggregate, securities representing approximately 7.7% of the voting power of the outstanding shares of Commonwealth common stock and preferred stock, including the shares of capital stock owned by Director Joseph Saline (5.5% of the voting power excluding shares of capital stock owned by Mr. Saline), who did not vote in favor of the plan of reorganization. The shares of Commonwealth common stock held by these executive officers, directors and entities affiliated with them, including shares issued upon conversion of Commonwealth preferred stock, will be converted into shares of Commerce Energy common stock on the same terms and conditions as all other common stockholders of Commonwealth.

      Other interests relate to or arise from:

•	Ian B. Carter, Chairman, Chief Executive Officer and Treasurer, Peter Weigand, President, Richard L. Boughrum, Senior Vice President and Chief Financial Officer, and Michael Nelson, Secretary, all of whom are currently officers of Commonwealth will be the initial officers of Commerce Energy serving on the same terms as with Commonwealth; officers of Commerce Energy will serve at the pleasure of the Board of Directors and subject to the terms of employment agreements, may be removed or replaced pursuant to the terms of Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws;

•	John A. Barthrop, Commonwealth’s General Counsel and Secretary, was granted an option to purchase 125,000 shares of common stock at $1.92 per share in connection with the execution of an amendment to his employment agreement to ensure that the reorganization would not create any payment obligations to Mr. Barthrop under change of control provisions of the employment agreement. We will not record any compensation expense with respect to Mr. Barthrop’s options because they were granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant, $1.92 per share. The option grant will be recorded in our financial records in the third fiscal quarter ending April 30, 2004.

•	Ian B. Carter, Craig G. Goodman, Mark S. Juergensen and Robert C. Perkins, who currently serve on Commonwealth’s Board of Directors, serve on the Board of Directors of Commerce Energy and Ian B. Carter serve as the Chairman of the Board; all board members will be compensated on the same basis as with Commonwealth; and

•	the indemnification agreements between Commonwealth and Richard L. Boughrum, Ian B. Carter, Craig G. Goodman, Mark S. Juergensen, Robert C. Perkins and Peter Weigand.

      Ian B. Carter. Mr. Carter serves as the Chairman and Chief Executive Officer of Commonwealth and Commerce Energy. Mr. Carter has an employment agreement with Commonwealth and Commerce Energy.

      Commonwealth entered into an employment agreement with Mr. Carter on January 1, 2000. Mr. Carter’s employment agreement was amended on November 1, 2000 and March 16, 2004. The agreement, as amended, provides for Mr. Carter’s employment through January 31, 2005 with both Commonwealth and Commerce Energy. All compensation payable to Mr. Carter will be paid by Commonwealth until after the effective date of the reorganization.

      Mr. Carter is currently entitled to a minimum base salary of $500,000. In addition, Mr. Carter is entitled to receive a bonus of $100,000 and any additional discretionary cash bonus based on our results of operation. Mr. Carter’s base salary may be increased from time-to-time by the Board of Directors. Pursuant to his employment agreement, we granted to Mr. Carter an option to purchase 700,000 shares of common stock at an exercise price of $2.50 per share, expiring on January 1, 2010, which is now fully vested. Pursuant to his employment agreement, we granted Mr. Carter options to purchase and aggregate of 1,250,000 shares of common stock following: (i) completion of the audit of our July 31, 2000 consolidated financial statements; (ii) settlement of the California Department of Corporations investigation; and (iii) settlement of the California Public Utilities Commission investigation. We have granted Mr. Carter options to purchase an aggregate of 1,050,000 shares of common stock which vest upon the following: (i) completion of liquidity event and (ii) completion of a successful initial public offering. Pursuant to Mr. Carter’s employment agreement we have also granted 1,200,000 options of which up to 300,000 additional options vest each January through 2004 if we meet or exceeds financial performance objectives.

      If during the term of the employment agreement, Mr. Carter is terminated, leaves, or is replaced as a result of: (i) all or substantially all of our assets or more than fifty percent (50%) of our issued and outstanding voting shares is acquired by any one person or entity not then affiliated with us; (ii) a group of shareholders takes control of us when no significant change of ownership has taken place; or (iii) a merger, acquisition, strategic alliance or any other event that could bring substantial capital into us, we must pay Mr. Carter an amount equal to three times the sum of Mr. Carter’s then-current base salary and the average of the two highest bonuses paid to Mr. Carter plus the amount of taxes payable by Mr. Carter. In such events, Mr. Carter has the right to require us to repurchase all of his stock and all stock options referenced in his employment agreement, whether earned or unearned, at a value two times the then aggregate price value of our common stock. Mr. Carter has waived the right to such payments in connection with the reorganization of Commonwealth into a Delaware holding company that has been proposed by the Board.

      We may terminate Mr. Carter’s employment upon Mr. Carter’s death, total disability, or for cause. Upon a termination for death or total disability, we will continue to pay Mr. Carter for a period of one year thereafter or until expiration of the term of the employment agreement, whichever occurs first, his then current base salary and bonus. “For cause” is limited to a conviction, entry of plea of guilty or nolo contendere for any felony that would materially and adversely interfere with his ability to perform his services of his employment. In the event of a termination for cause, Mr. Carter is entitled to receive all compensation and benefits payable to him through the date of termination.

      Mr. Carter may terminate his employment only upon (i) the sale of all or substantially all of our assets to a person unaffiliated with us or the occurrence of a change of control without Mr. Carter’s consent or (ii) our material breach of the employment agreement. Mr. Carter has consented to the reorganization in writing. In the case of termination by Mr. Carter due to a change in control without his consent, Mr. Carter is entitled to receive three times the sum of his then current annual base salary and the average of the two highest bonuses paid to him. On March 12, 2004, Mr. Carter waived the right to such payments in connection with the reorganization of Commonwealth into a Delaware holding company that has been proposed by the Board. In the case of termination due to our material breach of contract, Mr. Carter is entitled to receive a payment equal to the monetary value of all of the compensation and benefits payable to him for the remainder of the term. If, at the expiration of the term, we have met or exceeded the projections set forth in the business plan, and we do not offer to extend Mr. Carter’s employment on terms no less favorable than those stated in the then current employment agreement, we must pay Mr. Carter a sum of $100,000 for a period of ten years. Mr. Carter will consult to us during that period and be Vice-Chairman of the Board.

      John A. Barthrop. Mr. Barthrop serves as General Counsel and Secretary of Commonwealth and General Counsel of Commerce Energy. Mr. Barthrop has an employment agreement with Commonwealth and Commerce Energy.

      Commonwealth entered into an employment agreement with Mr. Barthrop on November 1, 2000. Mr. Barthrop’s employment agreement was amended on March 31, 2004. The agreement, as amended, provides for Mr. Barthrop’s employment through December 31, 2004 with both Commonwealth and Commerce Energy. All compensation payable to Mr. Barthrop will be paid by Commonwealth until after the effective date of the reorganization.

      Mr. Barthrop will receive a base salary according to the following schedule, subject to possible increases which the Chief Executive Officer and the Compensation Committee may grant from time to time: $160,000 for the first twelve months of his employment, $185,000 for the second twelve months, $210,000 for the third twelve months and $240,000 per annum thereafter. Mr. Barthrop will be paid an annual cash bonus of 30% of his then current annual salary provided that we have met or exceeded the projections in our annual business plan or as the Board of Directors deems appropriate.

      In March 2004, we entered into and agreement with Mr. Barthrop to amend his employment agreement to ensure that the reorganization will not create any payment obligations to Mr. Barthrop under the existing change of control provisions of his employment agreement. In connection with this amendment, we agreed to grant Mr. Barthrop an additional 125,000 stock options at an exercise price of $1.92 per share. The exercise price of the options represents the fair market value of Commonwealth’s common stock on the date the options were granted, as determined by the Compensation Committee of Commonwealth’s Board of Directors in accordance with Commonwealth’s 1999 Equity Incentive Plan. If during the term of the employment agreement, as amended, there is a change of control as defined in the employment agreement that is not hostile, then we will pay Mr. Barthrop a $100,000 cash bonus. A change of control includes any transaction in which any person acquires beneficial ownership of 50% or more of the outstanding shares of Commonwealth or Commerce Energy common stock or 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors, or the sale of all or substantially all of the assets of the company. A change of control does not include the reorganization or any transaction or series of transactions that has been approved by the Board. We will not record any compensation expense with respect to Mr. Barthrop’s options because they were granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant, $1.92 per share. The option grant will be recorded in our financial records in the third fiscal quarter ending April, 30 2004.

      The agreement will terminate upon the occurrence of any of the following: Mr. Barthrop’s death, total disability, material breach of the employment agreement or fiduciary duty by Mr. Barthrop or written notice of Mr. Barthrop’s decision to terminate his employment. Upon termination of his employment, Mr. Barthrop will be entitled to receive his base salary and benefits earned through the date of termination and an amount equal to his then current annual base salary.

      Peter Weigand. Mr. Weigand serves as the President of Commonwealth and Commerce Energy. We entered into an employment agreement with Mr. Weigand on April 1, 2004. The agreement provides for an initial three year employment term and is automatically extended for successive one year periods unless we or Mr. Weigand provide notice of termination. All compensation payable to Mr. Weigand will be paid by Commonwealth until after the effective date of the reorganization. Mr. Weigand is entitled to a base salary of $400,000, which shall be reviewed at least annually by the Board or the Compensation Committee and may be further increased (but not decreased). Mr. Weigand is eligible to participate in our bonus program at the discretion of the Board on the same basis and terms as are applicable to other senior executives. Pursuant to his employment agreement, we granted to Mr. Weigand an option to purchase 600,000 shares of Common Stock at an exercise price of $1.92 per share, expiring on March 11, 2014, with 150,000 options vested immediately, 150,000 options vesting on each of March 29, 2005, 2006 and 2007 and immediate vesting upon termination of Mr. Weigand’s employment without cause, for good reason or following a change of control not approved by the Board, provided that in each case

Mr. Weigand agrees not to engage in certain prohibited competitive activities for 6 months following the termination of employment.

      If we terminate Mr. Weigand’s employment without cause, or if Mr. Weigand resigns within 6 months after a change in control, or he resigns for good reason, as defined in the agreement, and he agrees not to compete with us for 6 months, then he will be entitled to a severance payment equal to his salary for the greater of one year or the number of months remaining in the term of his employment, and all of his options and restricted stock grants shall immediately vest. A change of control includes any transaction after which any person has beneficial ownership of 50% or more of the outstanding shares of Commonwealth or Commerce Energy common stock or 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors, or the sale of all or substantially all of the assets of the company. A change of control does not include the reorganization or any transaction or series of transactions that has been approved by the Board.

      We may terminate Mr. Weigand’s employment upon Mr. Weigand’s death, total disability, or for cause. Upon a termination for death or total disability, we will continue to pay Mr. Weigand through the date of termination of his employment. “Cause” includes acts of fraud or embezzlement, a knowing and willful unauthorized disclosure of confidential information, conviction or entry of plea of guilty or nolo contendere for a felony or a crime involving fraud, dishonesty or moral turpitude. In the event of a termination for cause, Mr. Weigand is entitled to receive all compensation and benefits payable to him through the date of termination.

      Richard L. Boughrum. Mr. Boughrum serves as the Vice President and Chief Financial Officer of Commonwealth and Commerce Energy. We entered into an employment agreement with Mr. Boughrum on April 1, 2004. The agreement provides for an initial three year employment term and is automatically extended for successive one year periods unless we or Mr. Boughrum provide notice of termination. All compensation payable to Mr. Boughrum will be paid by Commonwealth until after the effective date of the reorganization. Mr. Boughrum is entitled to a base salary of $350,000, which shall be reviewed at least annually by the Board or the Compensation Committee and may be further increased (but not decreased). Mr. Boughrum is eligible to participate in our bonus program at the discretion of the Board on the same basis and terms as are applicable to other senior executives. Pursuant to his employment agreement, Mr. Boughrum has the right to purchase up to 150,000 shares of our common stock for a purchase price of $1.92 per share at any time until 10 days after consummation of the reorganization. Mr. Boughrum exercised this option on April 2, 2004. We also granted to Mr. Boughrum an option to purchase 500,000 shares of Common Stock at an exercise price of $1.92 per share, expiring in March 2014, with 125,000 options vested immediately, 125,000 options vesting on each of March 29, 2005, 2006 and 2007 and immediate vesting upon termination of Mr. Boughrum’s employment without cause, for good reason or following a change of control not approved by the Board, provided that in each case Mr. Boughrum agrees not to engage in certain prohibited competitive activities for 6 months following the termination of employment. We also granted Mr. Boughrum a restricted stock award of 150,000 shares of common stock, which are subject to repurchase by the Commonwealth at $0.001 per share upon termination of Mr. Boughrum’s employment. Commonwealth’s repurchase right terminates with respect to 50,000 shares per year on each of the next three anniversaries of his hire date and also terminates immediately upon termination of Mr. Boughrum’s employment without cause, for good reason or following a change of control not approved by the Board, provided that in each case Mr. Boughrum agrees not to engage in certain prohibited competitive activities for 6 months following the termination of employment.

      If we terminate Mr. Boughrum’s employment without cause, or if Mr. Boughrum resigns within 6 months after a change in control, or he resigns for good reason, as defined in the agreement, and he agrees not to compete with us for 6 months, then he will be entitled to a severance payment equal to his salary for the greater of one year or the number of months remaining in the term of his employment, and all of his options and restricted stock grants shall immediately vest. A change of control includes any transaction after which any person has beneficial ownership of 50% or more of the outstanding shares of Commonwealth or Commerce Energy common stock or 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors, or the sale of all or substantially all of the assets of the company. A change of control does not include the reorganization or any transaction or series of transactions that has been approved by the Board.

      We may terminate Mr. Boughrum’s employment upon Mr. Boughrum’s death, total disability, or for cause. Upon a termination for death or total disability, we will continue to pay Mr. Boughrum through the date of termination of his employment. “Cause” includes acts of fraud or embezzlement, a knowing and willful unauthorized disclosure of confidential information, conviction or entry of plea of guilty or nolo contendere for a felony or a crime involving fraud, dishonesty or moral turpitude. In the event of a termination for cause, Mr. Boughrum is entitled to receive all compensation and benefits payable to him through the date of termination.

      Indemnification Agreements. Commonwealth has entered into indemnification agreements with all of its directors except Joseph Saline and with certain of its executive officers pursuant to which Commonwealth has agreed to provide for indemnification, to the fullest extent permitted by law and Commonwealth’s bylaws, against any and all expenses (including reasonable attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such individuals become legally obligated to pay because of any claim or claims arising out of any claim in connection with any event, occurrence or circumstance related to such individual serving as a director or officer of Commonwealth. Commonwealth is not required to provide indemnification with respect to claims based on, among other things, (i) violations of the provisions of Section 16(b) of the Exchange Act, (ii) conduct that was knowingly fraudulent or deliberately dishonest, or that constituted willful misconduct, and (iii) conduct that constituted a breach of an individual’s duty of loyalty or resulted in any personal profit or advantage to which the individual was not legally entitled. Such indemnification includes the advance of expenses to the individuals.

      Commerce Energy and Commonwealth have also agreed to provide certain indemnification arrangements to directors and officers pursuant to provisions in their respective charter documents. The Commonwealth Board of Directors was aware of these interests during its deliberations of the merits of the reorganization and in determining to recommend to Commonwealth shareholders that they vote for the proposal to adopt the Agreement and Plan of Reorganization.

DESCRIPTION OF COMMERCE ENERGY AND COMMONWEALTH COMMON STOCK;

COMPARATIVE RIGHTS OF COMMERCE ENERGY STOCKHOLDERS
AND COMMONWEALTH SHAREHOLDERS

      Commonwealth is a California corporation and a public company, and the rights of Commonwealth’s shareholders are governed by the California Corporations Code and Commonwealth’s Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended. Following the reorganization:

•	Commonwealth common shareholders will be common stockholders of Commerce Energy, which is a Delaware corporation;

•	Commonwealth’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended;

•	Commonwealth will cease to be a reporting company under the Securities Exchange Act of 1934, as amended, and Commonwealth will no longer file periodic reports with the Securities and Exchange Commission;

•	Commerce Energy will become a reporting company under the Exchange Act;

•	Commerce Energy will file a registration statement with the Securities and Exchange Commission to register it common stock under Section 12(b) of the Exchange Act, and will be required to file periodic reports with the Securities and Exchange Commission;

•	Commerce Energy will also be the successor company to Commonwealth with respect to the periodic filings made by Commonwealth prior to the reorganization and the filings made by affiliates of Commonwealth under Section 16 of the Exchange Act; and

•	the rights of Commerce Energy stockholders will be governed by the Delaware General Corporation Law and Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

      The forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Commerce Energy are attached to this proxy statement/ prospectus as Annex B and Annex C, respectively.

      The following discussion of certain similarities and significant differences, which Commerce Energy and Commonwealth believe are all the material differences, between the rights of Commerce Energy common stockholders under Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as proposed, and Commonwealth common shareholders under Commonwealth’s Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended. The current certificate of incorporation and bylaws of Commerce Energy will be amended and restated prior to the reorganization. The summary below also includes discussion of the material differences between the rights of a common stockholder under Delaware law and the rights of a common shareholder under California law. No Commerce Energy preferred stock will be issued in connection with the reorganization. You should carefully review this entire document and the other documents referred to for a more complete understanding of the differences between being a stockholder of Commerce Energy and being a shareholder of Commonwealth. These documents, not this summary, define the rights, preferences and privileges of Commerce Energy’s and Commonwealth’s common stock and preferred stock. Copies of these documents may be obtained as described under “Where You Can Find More Information” beginning on page 74 of this proxy statement/ prospectus.

Authorized Shares of Capital Stock

      Commerce Energy. Upon completion of the reorganization transaction, Commerce Energy’s authorized capital stock will consists of 150,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. All of the shares to be issued and outstanding upon completion of the reorganization will be fully paid and nonassessable. Upon completion of the reorganization, the number of shares of Commerce Energy common stock that will be outstanding will be equal to the number of shares of Commonwealth common stock outstanding immediately prior to the reorganization, less any shares for which dissenters’ rights are exercised.

      Under Commerce Energy’s Amended and Restated Certificate of Incorporation, Commerce Energy’s Board of Directors has the authority, without further action by Commerce Energy stockholders, to issue all of the authorized shares of Commerce Energy preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

      Commonwealth. Commonwealth’s authorized capital stock currently consists of 50,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock. Under Commonwealth’s Amended and Restated Articles of Incorporation, Commonwealth’s Board of Directors currently has the authority to fix the rights, preferences and privileges of the preferred stock.

      Commonwealth currently has designated 1,000,000 shares of its preferred stock as Series A Preferred Stock, 609,000 of which are outstanding. Holders of over 66 2/3% of the outstanding shares of Commonwealth Series A Preferred Stock have agreed to convert their preferred shares into Commonwealth common stock prior to consummation of the reorganization transaction. Pursuant to Commonwealth’s Amended and Restated Certificate of Incorporation, upon the election of holders of at least 66 2/3% of the Series A Preferred Stock to convert their shares, Commonwealth may require conversion of 100% of the shares of Commonwealth Series A Preferred Stock. Commonwealth has elected to require conversion of 100% of the Series A Preferred Stock into shares of Commonwealth common stock prior to consummation of the reorganization transaction. Therefore, at the effective time of the reorganization, no shares of Series A Preferred Stock will be issued or outstanding.

      Approximately 352,000 shares of “other convertible preferred stock” are claimed to be owned by Joseph Saline, a director of Commonwealth. The Superior Court for the County of Orange has issued an order requiring Commonwealth to recognize Mr. Saline’s ownership of the 352,000 shares of other convertible preferred stock, each share of which is convertible into two shares of Commonwealth common stock and is entitled to vote those shares on an as-converted basis, entitling him to two votes for each share of other preferred stock held on all matters to be voted on. We are appealing the court’s order. Mr. Saline has indicated that he is opposed to the reorganization proposal and the merger.

      In addition, we have filed a complaint against another person seeking a judicial declaration invalidating 80,000 shares of our capital stock. Such person has filed an answer and cross-complaint against Commonwealth. The case is pending.

Voting Rights

      Commerce Energy. Each outstanding share of Commerce Energy common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Commerce Energy. Commerce Energy will have no shares of preferred stock issued upon consummation of the reorganization.

      Delaware General Corporation Law requires voting by separate classes of shares only with respect to amendments to a corporation’s certificate of incorporation that adversely effect the powers, preferences or special rights of the shares of a class or that increase or decrease the aggregate number of authorized shares or the par value of the shares of a class.

      Under the Delaware General Corporation Law, shareholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. Shares of Commerce Energy common stock are not entitled to any cumulative voting rights.

      Commonwealth. Each outstanding share of Commonwealth common stock is entitled to one vote on each matter submitted to a vote of the shareholders of Commonwealth. Each share of Series A Preferred

Stock is entitled to one vote on each matter submitted to a vote of the shareholders of Commonwealth. Each share of “other preferred stock” is entitled to two votes on each matter submitted to a vote of the shareholders of Commonwealth.

      Under the California Corporations Code, shareholders have the right to cumulate their votes in the election of directors. California corporations with outstanding shares listed on the New York Stock Exchange, or “NYSE,” the AMEX or Nasdaq National Market may, by amendment of its articles or bylaws, eliminate cumulative voting. Commonwealth’s Amended and Restated Articles of Incorporation and Bylaws provide for cumulative voting rights for common stock upon provision of proper notice to Commonwealth prior to a meeting in which directors are to be elected.

Preemptive Rights

      Commerce Energy. Commerce Energy common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Commerce Energy or any other securities convertible into shares of any class of stock of Commerce Energy under Commerce Energy’s Amended and Restated Certificate of Incorporation.

      Commonwealth. Commonwealth common stock has no preemptive rights enabling a holder to subscribe to any or all issuances of shares of any class of stock of Commonwealth or any other securities convertible into shares of any class of stock of Commonwealth under Commonwealth’s Amended and Restated Articles of Incorporation.

Business Combinations

      Commerce Energy. Commerce Energy is subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	Before that time, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	Upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	At or after that time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      Section 203 defines “business combination” to include the following:

•	Any merger or consolidation of the corporation with the interested stockholder;

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	Subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	Any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      With certain exceptions, Section 203 defines an “interested stockholder” as any entity or person who beneficially owns 15% or more of the outstanding voting stock of the corporation, is an affiliate or associate of the corporation and was the owner of 15% or more of such stock at any time within the three-year period immediately prior to the date in question, or any entity or person affiliated with, controlling or controlled by that entity, person, affiliate or associate. A Delaware corporation may elect not to be subject to Section 203 of the Delaware General Corporation Law in its certificate of incorporation. Commerce Energy’s Amended and Restated Certificate of Incorporation includes an election to be governed by Section 203 of the Delaware General Corporation Law.

      Commerce Energy’s Amended and Restated Certificate of Incorporation also requires a supermajority vote of stockholders in connection with certain business combinations and other transactions involving interested stockholders, as such term is defined in the Certificate of Incorporation. The affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder is required to approve subject transactions, unless the transaction is approved by a majority of the disinterested members of Commerce Energy’s Board of Directors. Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also require holders of at least 66 2/3 of the combined voting power of the outstanding shares of our voting stock to (a) amend specified provisions of Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws including those that may have anti-takeover effects, and (b) remove directors.

      Commonwealth. Under California law, there is no comparable provision to Section 203 of the Delaware General Corporation Law. However, California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation into a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common shares or nonredeemable equity securities of a target corporation may be converted only into nonredeemable common shares of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

      Commonwealth’s Amended and Restated Articles of Incorporation and Bylaws do not have supermajority or other special voting requirements for business combinations or other transactions.

Dissenters’ (and Appraisal) Rights

      Commerce Energy. Commerce Energy’s Amended and Restated Certificate of Incorporation does not provide for appraisal rights other than those rights designated by the Delaware General Corporation Law. The Delaware General Corporation Law provides for appraisal rights only in the case of specified mergers or consolidations and not, unless the certificate of incorporation of a corporation so provides, in the case of other mergers, a sale or transfer of all or substantially all of its assets or an amendment to its certificate of incorporation. In addition, the Delaware General Corporation Law does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation of a corporation so provides, to the holders of shares of a constituent corporation listed on a national securities exchange, or designated as a national market system security by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of those shares to receive, in exchange for those shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange or designated as described above, or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. The Delaware General Corporation Law also denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require approval by the stockholders of the surviving corporation.

      Commonwealth. Under California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the merger, may require the corporation to purchase for cash at their fair market value the shares owned by such shareholder. No dissenters’ rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the National Market System of NASDAQ Stock Market, unless there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

      For a description of the rights of dissenting shareholders of Commonwealth under California law in connection with the merger, as well as certain procedural requirements applicable to such dissenting shareholders, see “The Reorganization — Dissenters’ (and Appraisal) Rights.”

Special Meetings of Stockholders

      Commerce Energy. Commerce Energy’s Amended and Restated Bylaws provide that special meetings of the stockholders may be called at any time by:

•	The Chairman of the Commerce Energy Board of Directors; or

•	the Commerce Energy Board of Directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

      Commonwealth. California law and Commonwealth’s bylaws provide that special meetings of the shareholders may be called at any time by:

•	The Commonwealth Board of Directors;

•	The Commonwealth Chairman of the Board of Directors; or

•	One or more holders of an aggregate of at least 10% of the then outstanding shares of stock of Commonwealth entitled to vote at the meeting if the holders deliver to the Commonwealth Chairman of the Board, president, vice president or secretary one or more written demands for the meeting.

Stockholder Action Without a Meeting

      Commerce Energy. Commerce Energy’s Amended and Restated Bylaws provide that stockholder action may not be taken by written consent instead of a meeting.

      Commonwealth. Commonwealth’s Bylaws provide that shareholder action, other than the election of Directors, may be taken by written consent without a meeting if signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted. Under California law and Commonwealth’s bylaws, unless the consents of all shareholders entitled to vote have been solicited in writing, notice of any shareholder approval of certain actions or transactions must be given at least 10 days before consummation of the action authorized by such approval. Finally, California law and Commonwealth’s Bylaws provide that generally directors may be elected by written consent only by unanimous written consent. However, in the case of an election of a director by written consent to fill a vacancy, other than a vacancy created by removal of a director, such election will only require the consent of the majority of the outstanding shares entitled to vote for the election of directors.

Stockholder Proposal Procedures

      Commerce Energy and Commonwealth. Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Commonwealth’s Amended and Restated Articles of Incorporation and Bylaws provide that nominations for directors by stockholders or other actions may be brought before stockholders only if properly noticed to the company. The notice of stockholder nominations for directors or other actions must be delivered to Commerce Energy not more than 120 nor less than 90 days before the date of the meeting and must include specific information about the nominee or proposal. The notice of stockholder nominations for directors or other actions must be delivered to Commonwealth not more than 90 nor less than 60 days before the date of the meeting and must include specific information about the nominee or proposal.

Notice of Meetings and Record Date

      Commerce Energy and Commonwealth. Delaware and California law, as well as Commerce Energy’s Amended and Restated Bylaws and Commonwealth’s Bylaws, contain similar provisions with respect to advance notice of special meetings and record dates. The applicable provisions require that, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting be given to each stockholder who is entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting date. The Boards of Directors of Commerce Energy and Commonwealth are permitted to fix, in advance, the record date for the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, provided, that, the record date does not precede the date on which the Board fixes the date and the date is not more than 60 days nor less than 10 days prior to the date of the meeting.

Inspection of Books and Records

      Commerce Energy. Delaware law permits any stockholder, upon written demand under oath stating the purpose, to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records, for any proper purpose during the usual hours for business. In addition, pursuant to Commerce Energy’s Amended and Restated Certificate of Incorporation, Commerce Energy’s Board of Directors has the power to determine from time to time whether, and at what time and places and under what conditions, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

      Commonwealth. California law allows any shareholder to inspect the accounting books and records and minutes of proceedings of the shareholders and the Board and to inspect the shareholders’ list at any reasonable time during usual business hours, for a purpose reasonably related to such holder’s interests as a shareholder. California law also provides for an absolute right to inspect and copy the corporation’s shareholders list by a shareholder or shareholders holding at least 5% in the aggregate of the corporation’s outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission.

Classified Board of Directors

      Commerce Energy. The Delaware General Corporation Law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. Commerce Energy’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the directors shall be classified into three classes, with each class to contain as near as possible to one-third of the total number of directors then in office. The members of each class serve for three-year terms and until their successors are elected and shall have qualified or until their earlier death, resignation or removal. The size of the Commerce Energy Board is currently fixed by the Commonwealth bylaws at not less than five and not more than eleven members, with the exact number currently set at five members. The Board is currently divided into two classes consisting of two directors each and one class consisting of one director.

      Commonwealth. Classified boards are generally not allowed under the California Corporations Code. However, a California corporation with outstanding shares listed on the NYSE, the AMEX or Nasdaq National Market may, by amendment of its articles or bylaws, permit classification of its board into two or three classes for serve for terms of two or three years, respectively.

      Commonwealth’s shares are not listed on a qualified exchange and its Amended and Restated Articles of Incorporation and Bylaws do not provide for a classified Board of Directors. The size of Commonwealth’s Board of Directors is currently set in the Bylaws at not less than five and not more than nine directors, with the exact number fixed by the Board of Directors in accordance with the Commonwealth bylaws at six directors.

Removal of Directors

      Commerce Energy. Under Commerce Energy’s Amended and Restated Bylaws, a Commerce Energy director may be removed at any time, but only for cause, by the affirmative vote of holders of at least a majority of shares then entitled to vote at an election of directors.

      Commonwealth. California law provides that the Board of Directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire Board of Directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon; however, no director may be removed (unless the entire Board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. Shareholders holding at least 10% of the outstanding shares in any class may sue in superior county court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion. Commonwealth’s Bylaws provide that the entire Board or any individual director may be removed form office as provided by California law.

Vacancies on the Board of Directors

      Commerce Energy. Commerce Energy’s Amended and Restated Bylaws provide that any vacancy in the Commerce Energy Board of Directors resulting from an increase in the number of directors, or the death, resignation, disqualification, removal or inability to act of any director shall be filled for the remaining term by a majority of the remaining members of the Commerce Energy Board of Directors, even though less than a quorum.

      Commonwealth. Under California law, any vacancy on the Board of Directors other than one created by removal of a director may be filled by the Board of Directors, unless otherwise provided in the articles or bylaws. A vacancy created by removal of a director can only be filled by the shareholders unless Board approval is authorized by a corporation’s articles of incorporation or by a bylaw approved by the corporation’s shareholders.

      The Commonwealth Bylaws provide that vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected by the Board of Directors to fill a newly created directorship shall hold the office until his successor is elected at an annual or special meeting of shareholders. Any director elected by the Board of Directors to fill a vacancy created by death, removal or resignation of a director shall hold the office for the remaining unexpired term of the director being replaced. The shareholders may at any time elect a director to fill any vacancy not filled by the directors.

Fiduciary Duties

      Commerce Energy. Directors of corporations organized under the laws of Delaware are charged with fiduciary duties to the corporation and its stockholders. The fiduciary duties of directors include a duty of care and a duty of loyalty. Under Delaware law, the duty of care requires generally that directors act in an informed and deliberate manner, such that they exercise informed business judgments. Under Delaware law, the duty of loyalty requires generally that directors act in good faith and in the best interests of the corporation.

      Commonwealth. Directors of corporations incorporated or organized under California law have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the duties of due care and loyalty. Under California law, the duty of loyalty generally requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its shareholders. Under California law, the duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

Indemnification

      Commerce Energy. Commerce Energy’s Amended and Restated Certificate of Incorporation provides that Commerce Energy will indemnify its directors and officers to the fullest extent permitted by law. Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, suit or proceeding, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation. Such determination will be made, in the case of an individual who is a director or officer at the time of such determination: (a) by a majority of the disinterested directors, even though less than a quorum; (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (c) by independent legal counsel; or (d) by a majority vote of the stockholders, at a meeting at which a quorum is present.

      Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged to be liable to the corporation.

      Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals’ commitment to repay any advances if it is ultimately determined that such individuals are entitled to be indemnified. Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are not exclusive of any rights to which any person may be entitled under any bylaw or agreement with the corporation.

      Commerce Energy intends to enter into indemnification agreements with all of its directors. Pursuant to the indemnification agreements, each director, or indemnitee, will be entitled to indemnification to the extent specifically required or permitted by Delaware law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount which the indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such person commits, suffers, permits or acquiesces in while acting in the indemnitee’s position with or on behalf of Commerce Energy, whether prior to or after the date of the indemnification agreement. Commerce Energy is not required under the indemnification agreements to make payments in connection with any claim against the indemnitee (except to the extent permitted by Delaware law) to the extent (a) of any fine or similar governmental imposition which Commerce Energy is prohibited by applicable law from paying which results in a final, unappealable order, or (b) based upon or attributable to the indemnitee gaining in fact a personal profit to which he is not legally entitled, including without limitation profits made from the purchase and sale by the indemnitee of equity securities of Commerce Energy which are recoverable by Commerce Energy pursuant to Section 16(b) of the Exchange Act, and profits arising from transactions in publicly traded securities of Commerce Energy which were effected by the indemnitee in violation of Section 10(b) of the Exchange Act, or Rule 10b-5 promulgated thereunder.

      Commonwealth. Under California law, a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In addition, a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders. The indemnification authorized by the California law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification.

      California law also allows for the advance payment of an indemnitee’s expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

      Commonwealth’s Amended and Restated Articles of Incorporation provide that Commonwealth may provide indemnification to its directors, officers, employees and agents in excess of the indemnification expressly permitted by Section 317 of the California Corporations Code, subject to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

      Commonwealth has have entered into indemnification agreements with all of its directors except Joseph Saline and with certain of its executive officers pursuant to which Commonwealth has agreed to provide for indemnification, to the fullest extent permitted by law and Commonwealth’s bylaws, against any and all expenses (including reasonable attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such individuals become legally obligated to pay because of any claim or claims arising out of any claim in connection with any event, occurrence or circumstance related to such individual serving as a director or officer of Commonwealth. Commonwealth is not required to provide indemnification with respect to claims based on, among other things, (a) violations of the provisions of Section 16(b) of the Exchange Act, (b) conduct that was knowingly fraudulent or deliberately dishonest, or that constituted willful misconduct, and (c) conduct that constituted a breach of an individual’s duty of loyalty or resulted in any personal profit or advantage to which the individual was not legally entitled. Such indemnification includes the advance of expenses to the individuals. The rights of indemnification are in addition to any other rights which Commonwealth’s officers and directors may have under our articles of incorporation, bylaws, the California General Corporation Law or otherwise.

      Insofar as indemnification for liabilities under securities laws may be permitted to directors, officers or persons controlling Commerce Energy or Commonwealth, pursuant to the foregoing provisions, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

      In addition, provisions of the recently enacted Sarbanes-Oxley Act of 2002 may otherwise restrict the rights of officers and directors to be indemnified pursuant to state law.

Limitation of Personal Liability of Directors

      Commerce Energy. Commerce Energy’s Amended and Restated Certificate of Incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. In addition, Commerce Energy’s Amended and Restated Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The effect of this provision is to eliminate the rights of Commerce Energy and its stockholders, through stockholder derivative suits on behalf of Commerce Energy, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in certain situations. The provision does not limit or eliminate the rights of Commerce Energy or any stockholder to seek non-monetary relief such as an injunction or rescission upon breach of a director’s duty of care. This provision is consistent with section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations.

      Commonwealth. California law provides that the charter documents of a California corporation may include provisions that limit or eliminate the liability of directors to the corporation or its shareholders, provided such liability does not arise from certain proscribed conduct. Such proscribed conduct includes intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders, and interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. Commonwealth’s Amended and Restated Articles of Incorporation contain a provision limiting the liability of its directors to the fullest extent provided by California law.

Derivative Actions

      Commerce Energy. Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Delaware law provides that a stockholder must declare in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains or that his or her stock was passed or transferred to him or her later by operation of law. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

      Commonwealth. California laws provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that, in such case, the shareholder obtains the prior approval of a court of competent jurisdiction over the matter. The shareholder must make his or her demands on the Board before filing suit, unless the making of such demands would be futile. California law also provides that the corporation or any defendant in a derivative suit who is, or was at the relevant time, a director or officer, may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

Interested Director Transactions

      Both California and Delaware law state that any contract or transaction between a corporation and any of its directors or officers, or a second corporation or other organization in which a director or officer is a director or officer or has a material financial interest is not void or voidable solely due to the director’s or officer’s interest. Delaware law permits such transactions, if:

•	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed to the Board of Directors or a committee thereof and the Board of Directors or the committee in good faith authorizes the contract or transaction by majority of vote of the disinterested directors (even if less than a quorum);

•	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed to the stockholders entitled to vote thereon, and the contract or transaction is approved in good faith by the majority vote of the stockholders; or

•	the contract or transaction is fair to the corporation as of the time it is authorized by the Board of Directors, a committee thereof or the stockholders.

      Similarly, California law permits such contracts or transactions if the material facts as to the transaction and as to the director’s or officer’s interest are fully disclosed and a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith. California law provides that such a contract or transaction also is not void or voidable if either after full disclosure the transaction is approved by the Board or a committee (excluding the vote of interested directors) in good faith and the transaction is just and reasonable to the corporation, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract of transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Amendment of Governing Documents

      Commerce Energy. Delaware law requires a vote of a corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote and the vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. Commerce Energy’s Amended and Restated Certificate of Incorporation do not require a greater level of approval for an amendment thereto, except with respect to amendment of the provisions governing business combinations with interested stockholders, amendment of which requires the approval of holder of 66 2/3 of the shares entitled to vote thereon. See “Description of Commerce Energy and Commonwealth Common Stock; Comparative Rights Of Commerce Energy Stockholders and Commonwealth Shareholders — Business Combinations.”

      In accordance with Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

      Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation is vested in the stockholders entitled to vote provided that the corporation in its certificate of incorporation may confer such power on the Board of Directors in addition to the stockholders. Commerce Energy’s Amended and Restated Certificate of Incorporation expressly authorizes the Board of Directors to make, alter, amend or repeal the Commerce Energy bylaws. Stockholders of Commerce Energy may also amend the bylaws with the approval of holders of a majority of shares entitled to vote.

      Commonwealth. Unless otherwise specified in a California corporation’s articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles. The Commonwealth Amended and Restated Articles of Incorporation do not require a greater level of approval for an amendment thereto. Under California law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a proposed amendment to the articles of incorporation would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

•	effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class;

•	change the rights, preferences, privileges or restrictions of the shares of such class;

•	create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class;

•	in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the Board of Directors to do so; or

•	cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

      Under California law, a corporation’s bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation.

      Commonwealth’s Bylaws provide that the bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the Board of Directors; provided, however, that the Commonwealth Board of Directors may not amend the Commonwealth Bylaws to change the authorized number of directors.

Dividends

      Commerce Energy. Subject to Delaware law and any reserve deemed appropriate by the Board of Directors, the bylaws permit the Board of Directors to declare and pay dividends out of available funds. Delaware law allows directors, subject to restrictions in a corporation’s certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Commerce Energy’s Amended and Restated Certificate of Incorporation does not restrict the declaration or payment of dividends, but permits the Board of Directors to fix the time for declaration of payment of dividends.

      Commonwealth. Under California law, a corporation may make distributions to its shareholders, if after giving effect to the distribution, (a) the corporation is and in the future is likely to be able to meet its liabilities as they mature, and (b) either (i) the dividend is paid out of its retained earnings, provided that the amount of retained earnings immediately before the distribution equal or exceeds the amount of the proposed distribution or (ii) the total corporate assets would be at least one and one-quarter times its liabilities and the total current assets would be at least equal to its current liabilities.

Rights Plans

      Commerce Energy Stockholder Rights Plan. On March 8, 2004, the Board of Directors of Commerce Energy approved the adoption of a preferred share purchase rights plan. In the reorganization, holders of Commonwealth common stock will receive in exchange for each share of Commonwealth common stock held one share of Commerce Energy common stock and a right under the rights plan. Each right entitles the registered holder to purchase from Commerce Energy one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, at a price of $20 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement entered into between Commerce Energy and Computershare Investor Services LLC, as rights agent. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Commerce Energy by virtue of such right, including, without limitation, the right to vote or to receive dividends.

      Terms of the Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of one share of Commerce Energy common stock. The Series A Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. The Series A Junior Participating Preferred Stock rank junior to any other series of Commerce Energy’s preferred stock. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Commerce Energy common stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock would be entitled to a minimum preferential liquidation payment of $20 per share (plus an amount equal to accrued but unpaid dividends), but would be entitled to receive an aggregate payment equal to 100 times the payment made per share of Commerce Energy common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with the Commerce Energy common stock. These rights are protected by customary anti-dilution provisions.

      Exercise of Rights. The rights will expire on March 8, 2014, unless they are earlier redeemed or exchanged by Commerce Energy, in each case, as described below. The exercise of rights for Series A Junior Participating Preferred Stock is at all times subject to the availability of a sufficient number of authorized but unissued Series A Junior Participating Preferred Stock. The rights are not exercisable until the distribution date, which will occur on the earlier of:

      (i) the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Commerce Energy common stock after the effective date of the reorganization, subject to certain exceptions set forth in the rights agreement, or

      (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes the beneficial owner of 15% or more of the outstanding Commerce Energy common stock) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer, the consummation of which would result in any person or entity becoming the beneficial owner of 15% or more of the outstanding Commerce Energy common stock.

      Detachment and Transfer of Rights. Until the distribution date, or earlier redemption or expiration of the rights, (i) the rights will be evidenced by the stock certificates representing the Commerce Energy common stock, (ii) no separate right certificates will be distributed and (iii) the rights will be transferable with and only with the Commerce Energy common stock, (iv) Commerce Energy common stock certificates will contain a notation incorporating the rights agreement by reference and (v) the surrender or transfer of any certificates for Commerce Energy common stock, even without such notation or a copy of the summary of rights being attached thereto, will also constitute the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the Commerce Energy common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

      The purchase price payable, and the number of Series A Junior Participating Preferred Stock or other securities or other property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the shares on the last trading day prior to the date of exercise.

      “Flip-in” Rights. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding Commerce Energy common stock, proper provision shall be made so that each holder of a right, other than rights beneficially owned by such acquiring person and its associates and affiliates (which will thereafter be void), will for a 60-day period (or such longer period as necessary to register Commerce Energy’s securities) have the right to receive upon exercise that number of shares of Commerce Energy common stock having a market value equal to two times the exercise price of the right (or, if such number of shares are not and cannot be authorized, Commerce Energy may issue cash, debt, other securities or a combination thereof in exchange for the rights).

      “Flip-over” Rights. In the event that Commerce Energy is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction have a market value equal to two times the exercise price of the right.

      Exchange Rights. At any time after a person or a group of affiliated of associated persons becomes the beneficial owner of 15% or more of the outstanding Commerce Energy common stock and prior to the acquisition by such person or a group of affiliated of associated persons of 50% or more of the outstanding Commerce Energy common stock, the Board of Directors of Commerce Energy may exchange the rights (other than rights owned by such person or a group of affiliated of associated persons which shall have become void), in whole or in part, at an exchange ratio of one share of Commerce Energy common stock per right (or, at the election of Commerce Energy, Commerce Energy may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment. Finally, in the event of any merger, consolidation or other transaction in which Commerce Energy common stock is exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount of consideration received per share of Commerce Energy common stock.

      Redemption of Rights. At any time prior to the earliest of (i) the day that a person or a group of affiliated of associated persons has become the beneficial owner of 15% or more of the outstanding Commerce Energy common stock, or (ii) March 8, 2014, the Board of Directors of Commerce Energy may redeem the rights in whole, but not in part, at a price of $0.001 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

      Amendment of Rights. The terms of the Rights may be amended by the Board of Directors of Commerce Energy without the consent of the holders of the rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the rights, excluding the interests of an acquiring person.

      Anti-Take-over Effects. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or a group of affiliated of associated persons that attempts to acquire Commerce Energy on terms not approved by Commerce Energy’s Board of Directors. The rights will not interfere with any merger or other business combination approved by the Board of Directors, since the rights may be amended to permit such acquisition or may be redeemed by Commerce Energy at $0.001 per right, as described above.

      Commonwealth Shareholder Rights Plan. In January 2002, Commonwealth adopted a Shareholder Rights Plan that is triggered whenever an Acquiring Person (as defined in the plan) accumulates 15% or more of Commonwealth’s stock or if an Adverse Person acquires 10% or more of Commonwealth’s stock and intends to implement measures which the Commonwealth’s Board of Directors believes to be adverse to Commonwealth’s interests. Once the rights vest, shareholders other than the Acquiring Person or Adverse person will be able to purchase at a predetermined price two shares of Commonwealth common

Stock for the price of one share of Commonwealth common stock. Consummation of the reorganization will not occur unless the rights issued pursuant to the Commonwealth Shareholder Rights Plan do not become nonredeemable, exercisable, exchangeable, distributed or triggered pursuant to the terms of such agreement in connection with the reorganization, and neither the wholly-owned subsidiary of Commerce that we intend to call CEGI Acquisition Corp. nor Commerce Energy are deemed to be an “Acquiring Person” as such term is defined in the Commonwealth Shareholder Rights Plan. The Commonwealth Shareholder Rights Plan will be terminated following consummation of the reorganization.

LEGAL MATTERS

      Paul, Hastings Janofsky & Walker LLP, Costa Mesa, California, will pass on the validity of the shares of Commerce Energy common stock to be issued to Commonwealth shareholders in the transaction and certain tax consequences of the transaction.

EXPERTS

      The consolidated financial statements of Commonwealth Energy Corporation appearing in Commonwealth Energy Corporation’s Annual Report on Form 10-K for the year ended July 31, 2003 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ANNUAL MEETING PROPOSALS

      The Board of Directors has set June 15, 2004 as the date for the Company’s 2004 annual meeting of shareholders. A shareholder proposal must have been submitted to the Company’s principal executive offices located at Commonwealth Energy Corporation, Investor Relations, 15901 Red Hill Avenue, Suite 100, Tustin, California 92780, Attention: Corporate Secretary, by March 26, 2004, for inclusion in the proxy materials related to the 2004 annual meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8. For any proposal that is not submitted for inclusion in the Company’s proxy material for the 2004 annual meeting of stockholders, but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Securities Exchange Act of 1934 permits the Company’s management to exercise discretionary voting authority under proxies it solicits unless the Company was notified about the proposal on or before March 26, 2004, and the stockholder satisfies the other requirements of Rule 14a-4(c). In addition, except with respect to stockholder proposals included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the Company’s Bylaws provide that, to be considered at the 2004 annual meeting, a stockholder proposal must have been submitted in writing and received by the Corporate Secretary at the principal executive offices of the Company not later than March 26, 2004, and must contain the information specified by and otherwise comply with the Company’s Bylaws. Any stockholder wishing to receive a copy of the Company’s Bylaws should direct a written request to the Corporate Secretary at the Company’s principal executive offices.

      To be considered at the 2004 annual meeting, shareholder nominations of persons for election to the Board of Directors of the Company must have been be submitted in writing and received by the Corporate Secretary at the principal executive offices of the Company not later than March 26, 2004, and must have contained the information specified by and otherwise comply with the Company’s Bylaws. Notwithstanding the foregoing, the Board of Directors is not required to solicit proxies for the election of any person the shareholder intends to nominate at the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

      Commonwealth files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. Commonwealth’s filing number is 000-33069. You may read and copy this information in person and obtain copies of this information by mail, at prescribed rates, from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports, proxy statements and other information about issuers, like Commerce Energy and Commonwealth, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

      Commerce Energy filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Commerce Energy common stock to be issued to Commonwealth common stockholders in the reorganization. Following the filing of a Registration Statement on For 8-A after the reorganization, Commerce Energy will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the Securities and Exchange Commission, including annual, quarterly and special reports. You may obtain copies of information filed by Commerce Energy, including this registration statement on Form S-4, with the Securities and Exchange Commission in the manner in which you can obtain copies of information filed by Commonwealth described above.

      This joint proxy statement/ prospectus is a part of the registration statement of Form S-4 and constitutes a prospectus of Commerce Energy in addition to being a proxy statement of Commonwealth. The registration statement on Form S-4 contains all of the information required by such form, however, this joint proxy statement/ prospectus does not contain all of the information you can find in the registration statement on Form S-4 of which this joint proxy statement/ prospectus forms a part or the exhibits to the registration statement. In addition, the Securities and Exchange Commission allows Commonwealth and Commerce Energy to “incorporate by reference” information in this joint proxy statement/ prospectus, which means that Commonwealth and Commerce Energy can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. In order to provide information about Commonwealth in addition to that prescribed by Form S-4, Commerce Energy and Commonwealth incorporate herein by reference the following documents that Commonwealth has previously filed with the Securities and Exchange Commission:

•	Annual Report on Form 10-K for the year ended July 31, 2003, as filed October 29, 2003;

•	Amendment No. 1 to Annual Report on Form 10-K for the year ended July 31, 2003, as filed on March 17, 2004;

•	Amendment No. 2 to Annual Report on Form 10-K for the year ended July 31, 2003, as filed on March 24, 2004;

•	Quarterly Report on Form 10-Q for the period ended October 31, 2003, as filed on December 15, 2003;

•	Quarterly Report on Form 10-Q for the period ended January 31, 2004, as filed on March 16, 2004; and

•	Amendment No. 1 to Quarterly Report on Form 10-Q for the period ended January 31, 2004, as filed on April 5, 2004.

      The information incorporated by reference in this joint proxy statement/ prospectus is considered part of this joint proxy statement/ prospectus, except for any information superseded by information contained directly in this joint proxy statement/ prospectus or in later filed documents incorporated by reference in this joint proxy statement/ prospectus.

      This joint proxy statement/ prospectus also incorporates by reference all additional documents that may be filed by Commerce Energy or Commonwealth with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/ prospectus and the date of completion of the transactions. These include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

      Commonwealth documents incorporated by reference are available from Commonwealth, without charge, upon oral or written request to Commonwealth Energy Corporation, Investor Relations, 15901 Red Hill Avenue, Suite 100, Tustin, California 92780, Telephone Number: (800) 962-4655, Attention: Roy Reeves. In order to receive timely delivery, you must make your request no later than May 13, 2004. If you request any incorporated documents from Commonwealth, Commonwealth will mail them to you by first class mail, or another equally prompt means, within one business day after Commonwealth receives your request.

      Neither Commonwealth nor Commerce Energy has authorized anyone to give any information or make any representation about the reorganization that is different from, or in addition to, that contained in this proxy statement/ prospectus or in any of the materials that Commonwealth or Commerce Energy has incorporated by reference into this joint proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the Commerce Energy common stock offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer of Commerce Energy common stock presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

      This joint proxy statement/prospectus is dated April 9, 2004. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Commonwealth shareholders nor the issuance of Commerce Energy common stock in the reorganization creates any implication to the contrary.

ANNEX A

FORM OF

AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of                     , 2004, is among COMMONWEALTH ENERGY CORPORATION, a California corporation (“Commonwealth”), COMMERCE ENERGY GROUP, INC., a Delaware corporation and a direct wholly-owned subsidiary of Commonwealth (“Commerce Energy”), and CEGI ACQUISITION CORP., a California corporation and a direct wholly-owned subsidiary of Commerce Energy (“Merger Sub”).

WITNESSETH:

      WHEREAS, Commonwealth is a publicly held California corporation with shares of common stock registered under Section 12(g) under the Securities Exchange Act of 1934, as amended;

      WHEREAS, pursuant to Commonwealth’s Articles of Incorporation, Commonwealth may issue up to fifty million (50,000,000) shares of common stock, no par value per share (“Commonwealth Common Stock”), and ten million (10,000,000) shares of preferred stock (“Commonwealth Preferred Stock”);

      WHEREAS, as of                      , 2004, Commonwealth had (i)                      shares of Commonwealth Common Stock outstanding held by            holders of record (ii) 609,000 shares of Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”), outstanding held by 59 holders of record; and (iii) 392,000 shares of “other preferred” outstanding held by two holders of record;

      WHEREAS, at                      , 2004, Commonwealth had 4,979,149 and 4,812,000 stock options unexercised and outstanding that were granted under and outside Commonwealth’s 1999 Equity Incentive Plan (the “Plan”), respectively; the Plan was approved by Commonwealth’s shareholders and provides for the granting of up to an aggregate of 7,000,000 common shares;

      WHEREAS, Commonwealth and Commerce Energy have caused Merger Sub to be organized for the sole purpose of effectuating the transactions contemplated hereby;

      WHEREAS, the Boards of Directors of Commonwealth, Commerce Energy and Merger Sub each have approved the Merger (as defined in Section 1.1 below) in accordance with this Agreement and the California Corporations Code (the “Corporations Code”);

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and

      WHEREAS, concurrently with the execution of this Agreement, to induce Commerce Energy to enter into this Agreement, the holders of Commonwealth’s Series A Preferred Stock are entering into the Conversion Agreement (the “Conversion Agreement”), pursuant to which holders of more than 66 2/3% of the outstanding shares of Series A Preferred Stock shall approve the conversion of the outstanding shares of Series A Preferred Stock into Commonwealth Common Stock immediately prior to the Merger;

      NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and intending to be legally bound hereby, Commonwealth, Commerce Energy and Merger Sub hereby agree as follows:

ARTICLE 1.

THE MERGER

      SECTION 1.1     The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Corporations Code, Merger Sub shall be merged with and into Commonwealth (the “Merger”). Following the Merger, Commonwealth shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

      SECTION 1.2     Effective Time. Subject to the terms and conditions set forth in this Agreement, a certificate of an officer of Commonwealth satisfying the applicable requirements of the Corporations Code (the “Certificate of Merger”) shall be duly executed and thereafter delivered, together with this Agreement, to the Secretary of State of the State of California for filing pursuant to the Corporations Code on or as soon as practicable following the Closing Date. The Merger shall become effective at such time as the Certificate of Merger, together with this Agreement, is duly filed with the Secretary of State of the State of California in accordance with the Corporations Code or at such other time specified in the Certificate of Merger (the “Effective Time”).

      SECTION 1.3     Closing. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties as soon as practicable after satisfaction or waiver of the conditions set forth in Article 2 (the “Closing Date”), at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, Seventeenth Floor, Costa Mesa, CA 92626 or at such other place agreed to by the parties.

      SECTION 1.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the Corporations Code.

      SECTION 1.5     Charter and Bylaws.

      (a) Commerce Energy Charter and Bylaws. Commonwealth and Commerce Energy shall cause the Certificate of Incorporation and Bylaws of Commerce Energy to be in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively, with such changes thereto as Commonwealth and Commerce Energy may determine to be appropriate.

      (b) Company Charter and Bylaws. The Articles of Incorporation of Commonwealth in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Commonwealth in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

      SECTION 1.6     Directors and Officers.

      (a) Directors and Officers of Commerce Energy. The directors and officers of Commerce Energy immediately prior to the Effective Time shall be the officers and directors of Commerce Energy as of the Effective Time until they are removed or resign in accordance with the provisions of the Certificate of Incorporation and Bylaws of Commerce Energy.

      (b) Directors and Officers of Surviving Corporation. The directors of Commonwealth immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time and until their respective successors are elected and qualified or until they are removed or resign in accordance with the provisions of the Articles of Incorporation and Bylaws of Commonwealth.

      SECTION 1.7     Conversion of Shares.

      (a) Conversion of Commonwealth Common Stock. At the Effective Time, each share of Commonwealth Common Stock issued and outstanding immediately prior to the Effective Time (individually a “Share” and collectively, the “Shares”) (other than Company Dissenting Shares), including any shares of Commonwealth Common Stock issued prior to the Effective Time upon conversion of any Commonwealth Preferred Stock or exercise of Commonwealth Stock Options (as defined in Section 1.9 below), by virtue of the Merger and without any action on the part of any Person, shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value per share, of Commerce Energy (“Commerce Energy Common Stock”), and any outstanding fractional shares of Commonwealth Common Stock shall be converted into equal fractional shares of Commerce Energy Common Stock. For purposes of this Section 1.7(a), the Shares of Commonwealth Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to the Conversion Agreement shall be deemed to be issued and outstanding immediately prior to the Effective Time. The term “Person” means any individual, corporation, partnership, limited liability company, Governmental Entity or other entity or organization.

      (b) Non-Effect on Commonwealth Preferred Stock. At the Effective Time, each share of Commonwealth Preferred Stock issued and outstanding immediately prior to the Effective Time and not converted to common stock prior to the Effective Time shall be unaffected by the Merger and shall remain Commonwealth Preferred Stock of Commonwealth and retain all the rights and preferences of such Commonwealth Preferred Stock as determined by Commonwealth’s Articles of Incorporation, Bylaws, or other applicable law, as the case may be. Nothing herein shall be deemed to grant conversion rights to any shares of Commonwealth Preferred Stock not otherwise granted pursuant to Commonwealth’s Articles of Incorporation or Bylaws, or other applicable law, as the case may be.

      (c) Conversion of Merger Sub Stock. At the Effective Time, the shares of common stock, par value $.001, of Merger Sub issued and outstanding immediately prior to the Effective Time, all of which are owned of record by Commerce Energy, shall, by virtue of the Merger and without any action on the part of any Person, be converted into an aggregate number of the shares of common stock, no par value per share, of the Surviving Corporation equal to the number of shares of common stock of Commerce Energy into which shares of Commonwealth Common Stock are convertible at the Effective Time pursuant to Section 1.7(a) above.

      (d) Cancellation of Commerce Energy Shares. At the Effective Time, each share of capital stock of Commerce Energy issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any Person, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

      SECTION 1.8     Shares of Dissenting Holders. Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which dissenters’ rights, are granted by reason of the Merger under the Corporations Code and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the Corporations Code (“Company Dissenting Shares”) shall not be entitled to receive shares of Commerce Energy Common Stock pursuant to Section 1.7(a), unless such holder fails to perfect, effectively withdraws or loses the right to dissent from the Merger under the Corporations Code. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of the Corporations Code. If any such holder so fails to perfect, effectively withdraws or loses the dissenters’ rights under the Corporations Code, such holder’s Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Commerce Energy Common Stock pursuant to Section 1.7(a).

      SECTION 1.9     Stock Options.

      (a) Conversion of Company Stock Options. At the Effective Time, each outstanding option to purchase shares of Commonwealth Common Stock (a “Company Stock Option” or collectively, “Company Stock Options”) that was (1) issued pursuant to the Plan, or (2) issued by Commonwealth’s Board of Directors outside of the Plan, whether vested or unvested, shall be assumed by Commerce Energy in such a manner that it is converted into an option granted by the Commerce Energy (each, a “Commerce Energy Option”) to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Company Stock Option, the same number of shares of Commerce Energy Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (i) the aggregate exercise price for the shares of Commonwealth Common Stock otherwise purchasable pursuant to such Company Stock Option, divided by (ii) the number of shares of Commerce Energy Common Stock deemed purchasable pursuant to such Company Stock Option.

      (b) Registration Statement. Commerce Energy shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Commerce Energy Common Stock for delivery upon exercise of Commerce Energy Options in accordance with this Section 1.9. As soon as practicable after the Effective Time, Commerce Energy shall file post-effective amendments to Commonwealth’s registration statements on Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Commerce Energy Common Stock subject to the Commerce Energy Options and shall use its best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus(es) contained therein) for so long as the Commerce Energy Options remain outstanding.

      SECTION 1.10     Stock Certificates. From and after the Effective Time, subject to Section 1.7, all of the outstanding certificates that represented shares of Commonwealth Common Stock immediately prior to the Effective Time shall be deemed for all purposes to evidence ownership of, and to represent, shares of Commerce Energy Common Stock into which the shares of Commonwealth Common Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of Commerce Energy or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Commerce Energy or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Commerce Energy Common Stock evidenced by such outstanding certificates which prior to the Merger represented shares of Commonwealth Common Stock.

ARTICLE 2.

CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 2.1     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, or the waiver of such condition by such party:

      (a) No Restraints. No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that in effect, enjoins or otherwise prohibits consummation of the Merger contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.

      (b) Form S-4 Registration Statement. The registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission by Commerce Energy in connection with the issuance of shares of Commerce Energy Common Stock in the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

      (c) Required Approvals. All required approvals , licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.

ARTICLE 3.

TERMINATION

      SECTION 3.1     Termination. This Agreement may be terminated any time at prior to the Effective Time, whether before or after approval by the shareholders of Commonwealth, by the affirmative vote of a majority of the directors of each of Commonwealth and Commerce Energy. This Agreement shall also be terminated unless (i) the conversion of 100% of the outstanding shares of Series A Preferred Stock into Commonwealth Common Stock shall have been consummated prior to the Closing Date, (ii) this Agreement shall have been approved by the requisite vote of the shareholders of Commonwealth, Commerce Energy and Merger Sub and (iii) the opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Commonwealth, addressed to Commonwealth and its shareholders to the effect that the Merger will be treated for Federal income tax purposes as a reorganization under Section 368 of the Code shall have been delivered and such opinion shall not have been withdrawn or modified in any material respect.

      SECTION 3.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 3.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders.

ARTICLE 4.

MISCELLANEOUS

      SECTION 4.1     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

if to Commerce Energy or Merger Sub:	Commerce Energy Group, Inc. 15901 Red Hill Avenue, Suite 100 Tustin, California 92780 Attention: Ian B. Carter, Chief Executive Officer Facsimile: (714) 259-2538
if to Commonwealth to:	Commonwealth Energy Corporation 15901 Red Hill Avenue, Suite 100 Tustin, California 92780 Attention: Ian B. Carter, Chief Executive Officer Facsimile: (714) 259-2538
with a copy to:	Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, Seventeenth Floor Costa Mesa, CA 92626-1924 Attention: John F. Della Grotta, Esq. Facsimile: (714) 668-6310

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

      SECTION 4.2     Number and Gender. For purposes of this Agreement whenever the context requires, the singular number shall include the plural, and vice versa, and each gender shall include all genders.

      SECTION 4.3     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      SECTION 4.4     Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub may assign any or all of its rights and obligations under this Agreement to any other Subsidiary of Commerce Energy.

      SECTION 4.5     Amendment. This Agreement may be amended by action taken by Commonwealth, Commerce Energy and Merger Sub at any time before or after approval of the Merger by the shareholders of Commonwealth (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

      SECTION 4.6     Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Commerce Energy and Merger Sub shall together be deemed one party and Commonwealth shall be deemed the other party) may waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

      SECTION 4.7     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

      SECTION 4.8     Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 4.9     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in

Section 4.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 4.10     Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

      SECTION 4.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMMONWEALTH ENERGY CORPORATION

By:

Name:

Title:

COMMERCE ENERGY GROUP, INC.

By:

Name:

Title:

CEGI ACQUISITION CORP.

By:

Name:

Title:

ANNEX B

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COMMERCE ENERGY GROUP, INC.

      Commerce Energy Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1. The name of the Corporation is Commerce Energy Group, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 19, 2003. An amendment to the Certificate of Incorporation was filed with the Secretary of the State of Delaware on February 23, 2004.

3. This Amended and Restated Certificate of Incorporation, which amends and restates the original Certificate of Incorporation of the Corporation, was duly adopted in accordance with Sections 242 and 245 of the GCL by virtue of Section 303 of the GCL. The sole stockholder of the Corporation adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the GCL.

4. The Certificate of Incorporation of the Corporation is hereby amended and restated so as to read in its entirety as follows:

ARTICLE 1

NAME

      The name of the corporation Commerce Energy Group, Inc. (the “Corporation”).

ARTICLE 2

ADDRESS AND AGENT

      The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE 3

PURPOSE

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE 4

STOCK

      4.1     Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 170,000,000 consisting of (i) 150,000,000 shares of common stock, par value of $.001 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value of $.001 per share (the “Preferred Stock”).

      (a) Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers, if any), preferences, and relative participating optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, preferences and relative, participating optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the date from which dividends thereon, if any, shall be cumulative. The number of shares of any series of Preferred Stock may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares then outstanding) by a certificate executed, acknowledged and filed in accordance with the GCL setting forth a statement that such increase or decrease was authorized and directed by resolution or resolutions of the Board of Directors of the Corporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation. Nothing contained herein shall be deemed to limit any rights of the holders of any series of Preferred Stock as expressly granted or indicated pursuant to the terms of the applicable Preferred Stock Designation.

      (b) Common Stock. The designations, powers (including voting powers), preferences and rights, and the qualifications, limitations and restrictions thereof, of the Common Stock are as follows:

(i) Dividends. Subject to the terms of any outstanding series of Preferred Stock and any other provisions of this Certificate of Incorporation, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(ii) Liquidation, Dissolution, Winding Up. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation resulting in any distribution of its assets to its stockholders, subject to the terms of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive pro rata the assets of the Company legally available for distribution to its stockholders.

(iii) Voting. Except as otherwise required by law and subject to the terms of any outstanding series of Preferred Stock, each outstanding share of Common Stock shall be entitled to one vote per share held by record by such holder on all matters presented to stockholders for a vote.

      4.2     Action in Lieu of Meetings. Subject to rights, if any, of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing of such stockholders.

ARTICLE 5

DIRECTORS

      5.1     Number of Directors. Subject to rights, if any, of any series of Preferred Stock then outstanding, the number of Directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Within the limits specified herein and in the Corporation’s Bylaws, the election of Directors shall be determined by the stockholders of the Corporation by a plurality of the votes cast by the shares of capital stock present in person or represented by proxy at the meeting in which the election of Directors is considered and entitled to vote in the election of Directors. The Directors need not be stockholders of the Corporation.

      5.2     Election, Classes and Terms of Directors. The Board of Directors, other than those who may be elected by the holders of any series of Preferred Stock then outstanding, shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, with the term of office of the initial Class I Directors to expire at the Corporation’s 2005 annual meeting of stockholders, the term of office of the initial Class II Directors to expire at the Corporation’s 2006 annual meeting of stockholders and the term of office of the initial Class III Directors to expire at the Corporation’s 2007 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified or until such Director’s death, resignation or removal. In the event of any increase or decrease in the number of Directors, (i) each Director then serving as such shall nevertheless continue as a Director of the class of which such Director is a member until the expiration of the current term, or such Director’s prior death, resignation, or removal, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors so as to maintain such classes as nearly equal in number as possible.

      5.3     Removal of Directors. Except for such additional directors, if any, elected by a series of Preferred Stock then outstanding, any Director or the entire Board of Directors may be removed, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation then entitled to vote at an election of Directors, voting together as a single class. Nothing in this Section 5.3 shall be deemed to affect any rights of the holders of any series of Preferred Stock to remove Directors pursuant to any applicable provisions of the Certificate of Incorporation.

      5.4     Vacancies. Subject to the rights, if any, of any series of Preferred Stock then outstanding, and except as otherwise provided in this Certificate of Incorporation, any vacancy, whether arising through death, resignation, retirement, removal or disqualification of a Director, and any newly-created directorship resulting from an increase in the number of Directors, shall be filled solely by a majority vote of the remaining Directors even though less than a quorum of the Board of Directors. A Director so elected to fill a vacancy or newly-created directorship shall serve for the remainder of the then present term of office of the class to which such Director was elected. No decrease in the number of directors shall shorten the term of any incumbent director.

      5.5     Written Ballot. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE 6

LIABILITY AND INDEMNITY

      6.1     Limitation of Liability of Directors. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such elimination or limitation of liability is not permitted under the GCL, as the same exists or may hereafter be amended.

      6.2     Right to Indemnification. To the fullest extent permitted by law, the Corporation shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person, or the person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (any such person, a “Section 6.2 Indemnitee”), against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement (“expenses”) actually and reasonably incurred by such person in connection with such proceeding; provided, however, that, except as otherwise provided in Section 6.4, the Corporation shall only be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person if the commencement of such proceeding (or part thereof) was authorized by the Board of Directors.

      6.3     Prepayment of Expenses. The Corporation shall pay the expenses incurred by a Section 6.2 Indemnitee in defending any proceeding in advance of its final disposition, provided that, to the extent required by law, the payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The Corporation may pay the expenses incurred by any other person in defending any proceeding in advance of its final disposition upon such terms and conditions as the Board of Directors deems appropriate.

      6.4     Claims. If a claim for indemnification or advancement of expenses under Section 6.2 or Section 6.3 is not paid in full within sixty (60) days after a written claim therefor by a Section 6.2 Indemnitee has been received by the Corporation, such Section 6.2 Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that such Section 6.2 Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

      6.5     Repeal or Modification. Any amendment, repeal or modification of the provisions of this Article or applicable law shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring before the time of such amendment, repeal or modification regardless of whether the proceeding is brought or threatened before or after the time of such amendment, repeal or modification.

      6.6     Non-Exclusivity of Rights. The right to indemnification and advancement of expenses conferred on any person by this Article shall not be exclusive of any other rights such person may have or acquire under any other provision hereof, the Bylaws, or by law, agreement, vote of stockholders or disinterested Directors or otherwise.

      6.7     Survival of Rights. The right to indemnification and prepayment of expenses conferred on any person by this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

      6.8     Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against any liability or expenses incurred by such person in connection with a proceeding, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or by law.

      6.9     Other Sources. The Corporation’s obligation, if any, to indemnify or advance expenses to any Section 6.2 Indemnitee who was or is serving at the Corporation’s request as a director or officer of another corporation or a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, shall be reduced by any amount such Section 6.2 Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

      6.10     Other Indemnification and Advancement of Expenses. This Article 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Section 6.2 Indemnitees when and as authorized by appropriate corporate action.

ARTICLE 7

BYLAWS AND CERTIFICATE OF INCORPORATION

      7.1     Creation, Amendment and Repeal of Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws whether adopted by them or otherwise.

      7.2     Amendment of Certificate of Incorporation. Subject to Article 8 hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section 7.2 of Article 7.

ARTICLE 8

INTERESTED STOCKHOLDER TRANSACTIONS

      8.1     Purpose. In addition to any affirmative vote required by law or by this Certificate of Incorporation, any Business Combination (as defined in Section 8.2 of this Article 8) respecting the Corporation shall require the approval of the stockholders of the Corporation pursuant to Section 8.5 of this Article 8 or the approval of the Directors of the Corporation pursuant to Section 8.4 of this Article 8.

      8.2     Certain Definitions. For the purposes of this Article 8:

      (a) “Act” shall mean the Securities Exchange Act of 1934, as amended.

      (b) “Affiliate,” “affiliated” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act.

      (c) A person shall be a “beneficial owner” of, or “Beneficially Own,” or have “beneficial ownership” of, any Voting Stock:

(i) that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(ii) that such person or any of its Affiliates or Associates has (A) the right to acquire (whether or not such right is immediately exercisable) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding (other than a revocable proxy given to such person or any of its Affiliates or Associates in response to a public proxy solicitation made pursuant to, and in accordance with, all applicable requirements of the Act and the rules and regulations promulgated thereunder); or

(iii) that is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock (other than a revocable proxy given to such person or any of its Affiliates or Associates in response to a public proxy solicitation made pursuant to, and in accordance with, all applicable requirements of the Act and the rules and regulations promulgated thereunder).

      (d) “Business Combination” shall include:

(i) any merger or consolidation of the Corporation or any Subsidiary with (A) an Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) that is, or after such merger would be, an Affiliate of an Interested Stockholder;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Stockholder or aft Affiliate of an Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value of $10,000,000 or more;

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to an Interested Stockholder or any Affiliate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more;

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder; and

(v) any reclassification of the Corporation’s securities (including any reverse stock split), recapitalization of the Corporation, merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate beneficial ownership of an Interested Stockholder or any Affiliate of an Interested Stockholder in the outstanding shares of any class of equity or convertible securities of the Corporation or of any Subsidiary.

      (e) “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is not an Affiliate, Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is not an Affiliate, Associate or representative of the Interested Stockholder and is nominated for election as a director or elected as a director to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board of Directors.

      (f) “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) that:

(i) is itself, together with its Affiliates, the beneficial owner, directly or indirectly, of 20% or more of the Voting Stock;

(ii) is an Affiliate of the Corporation and at any time during the prior two years was the beneficial owner, itself, together with its Affiliates, directly or indirectly, of 20% or more of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock of which an Interested Stockholder was the beneficial owner at any time during the prior two years, unless such assignment or succession occurs in a transaction that is a public offering within the meaning of the Securities Act of 1933;

provided however, that in determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares of which the Interested Stockholder is deemed to have beneficial ownership through application of paragraph c of this Section but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

      (g) A “person” shall mean any individual, corporation, company, association, partnership, limited partnership, limited liability limited partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

      (h) “Subsidiary” means, with respect to a party, any corporation, company, association, partnership, joint venture, limited partnership, limited liability limited partnership, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which are held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests or (iv) such party and/or one or more of its Subsidiaries has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

      (i) “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors and shall not mean the shares of capital stock of any predecessor corporation.

      8.3     Powers of the Board of Directors. For purposes of this Article 8, a majority of the Directors of the Corporation present at a meeting at which a quorum is present shall have the power and duty to determine in good faith, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 8, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock of which a person is the beneficial owner, and (iii) whether a person is an Affiliate or Associate of another.

      8.4     Approval by Board of Directors. A Business Combination that is approved by a majority of the Disinterested Directors shall not require the approval of the stockholders pursuant to Section 8.5 of this Article 8.

      8.5     Approval by Stockholders. Unless a proposed Business Combination is approved by the Directors of the Corporation pursuant to Section 8.4 of this Article 8, such Business Combination shall require, except as otherwise prohibited by applicable law, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class, excluding shares of Voting Stock that are beneficially owned by the Interested Stockholder or any Affiliate of any Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote or a lesser vote may be required by law, by this Certificate of Incorporation or the Bylaws of the Corporation, by any agreement with any national securities exchange, or otherwise.

      8.6     No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article 8 shall be construed to relieve an Interested Stockholder from any fiduciary obligation imposed by law.

      8.7     Amendment, Repeal or Modification. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, but in addition to any vote of the holders of any class or series of Stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 8.

ARTICLE 9

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

      The corporation shall be governed by Section 203 of the General Corporation Law of the State of Delaware as it may be amended from time to time.

ANNEX C

FORM OF
AMENDED AND RESTATED
BYLAWS
OF
COMMERCE ENERGY GROUP, INC.,
A DELAWARE CORPORATION

ARTICLE I.

OFFICES

      SECTION 1.1     Registered Office. The registered office of Commerce Energy Group, Inc. (the “Corporation”) in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

      SECTION 1.2     Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

      SECTION 2.1     Place of Meetings. All meetings of the stockholders for the election of Directors or for any other purpose shall be held at such place, within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, or if authorized by the Board of Directors may be held by means of remote communication in accordance with applicable law.

      SECTION 2.2     Annual Meeting. The annual meeting of stockholders for the election of Directors and for such other business as may properly be conducted at such meeting shall be held at such time and date as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. The Board of Directors shall have the authority to postpone to a later date and/or time the annual meeting of stockholders.

      SECTION 2.3     Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by any other person or persons. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Special meetings of holders of the outstanding Preferred Stock may be called in the manner and for the purposes provided in the resolutions of the Board of Directors providing for the issue of such stock. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting.

      SECTION 2.4     Notice of Meetings. Unless otherwise required by law or the Amended and Restated Certificate of Incorporation of the Corporation as the same may be amended from time to time (the “Certificate of Incorporation”), written notice of the date, time and place, if any, of the annual and of any special meeting of the stockholders shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. Such written notice of any meeting of stockholders shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purposes of the meeting.

      SECTION 2.5     Manner of Giving Notice. Except as otherwise required by the Certificate of Incorporation or as otherwise provided herein, notices to Directors and stockholders shall be in writing and delivered personally or mailed to the Directors or stockholders at their address appearing on the books of the Corporation. Notice to Directors may be given by telegram, telecopier, telephone, facsimile or any other means of electronic transmission.

      SECTION 2.6     Waiver of Notice. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice at the beginning of the meeting.

      SECTION 2.7     Chairman and Secretary. The Chairman of the Board, or in the Chairman’s absence the Chief Executive Officer, or in the Chief Executive Officer’s absence the President, or in the President’s absence a Vice President, or in the absence of a Vice President a chairman designated by the Board of Directors, shall preside over and act as chairman of the meeting of the stockholders. The Corporate Secretary, or an Assistant Corporate Secretary, of the Corporation shall act as secretary at all meetings of the stockholders, but in their absence, a secretary designated by the Chairman of the meeting shall act as secretary of the meeting of the stockholders.

      SECTION 2.8     Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date, unless otherwise required by law, shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

      SECTION 2.9     Persons Entitled to Vote. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each such stockholder and the number of shares of capital stock registered in his or her name, shall be prepared and made by the officer who has charge of the stock ledger of the Corporation, at least ten (10) days before every meeting of stockholders, and shall be open to the examination of any such stockholder in the manner provided by law. The stockholder list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.9 or to vote in person or by proxy at any meeting of stockholders.

      SECTION 2.10     Quorum. Unless otherwise required by law or the certificate of incorporation, the holders of a majority in voting power of the total number of shares of stock issued and outstanding and entitled to be voted at the meeting represented in person or by proxy, shall constitute a quorum for the transaction of business at such meeting. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided by Section 2.11 of these Bylaws until a quorum shall attend. The stockholders present at a duly called or held meeting of the stockholders at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum; provided that any action taken (other than adjournment) is approved by the vote required by Section 2.12 of these Bylaws. In the absence of a quorum, no business other than adjournment may be transacted, except as described in this Section 2.10.

      SECTION 2.11     Adjournment. Any meeting of the stockholders may be adjourned from time to time either by the Chairman of the meeting or by a majority in voting power represented by the stockholders entitled to vote at the meeting, present in person or represented by proxy. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted by a quorum of the stockholders at the meeting as originally convened. Notice need not be given of any adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment action is taken, unless the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

      SECTION 2.12     Voting and Proxies. Unless otherwise required by law or the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder. Each stockholder of record entitled to vote at a meeting of stockholders may vote or express such consent or dissent in person or may authorize another person or persons to vote or act for him or her by proxy. No such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by delivering a proxy in accordance with applicable law bearing a later date to the Corporate Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of Directors, a plurality of the votes cast by the shares of capital stock present in person and represented by proxy at the meeting at which the election of Directors is considered and entitled to vote in the election of Directors shall be sufficient to elect. All other elections and questions shall, unless otherwise required by law, the Certificate of Incorporation, or the rules or regulations of any stock exchange applicable to the Corporation, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon and which have actually voted.

      SECTION 2.13     Action at Meetings. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

      SECTION 2.14     Action in Lieu of Meetings. Subject to rights, if any, of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing of such stockholders.

      SECTION 2.15     Remote Communications. If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders, by means of remote communications:

      (a) may participate in a meeting of stockholders; and

      (b) shall be deemed present in person and may vote at a meeting of stockholders;

provided that (i) reasonable procedures have been implemented to verify that each person deemed present and permitted to vote at the meeting by means of remote communications is a stockholder or proxyholder, (ii) reasonable procedures are implemented to provide stockholders and proxyholders participating in the meeting by means of remote communications with a reasonable opportunity to participate in the meeting and to vote on matters submitted to stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communications, a record of such vote or other action shall be maintained by the Corporation.

      SECTION 2.16     Nominations and Proposals.

      (a) Nominations and Proposals at Annual Meetings. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at any annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplements thereto), (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the stockholder’s notice provided for in this Section 2.16 is delivered to the Corporate Secretary and on the record date for the determination of stockholders entitled to vote at such annual meeting, and (B) who complies with the applicable notice procedures set forth in this Section 2.16.

      (b) Stockholder Notice for Annual Meetings. For nominations or other business to be properly made by a stockholder at an annual meeting in accordance with this Section 2.16, such stockholder must have given timely notice thereof in proper written form to the Corporate Secretary and any such proposed business other than the nomination of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary date of preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, a stockholder’s notice shall also be considered timely if it is so delivered not earlier than one hundred twenty (120) days prior to such annual meeting, nor later than the later of ninety (90) days prior to such annual meeting or ten (10) days after the day on which public announcement of the date of such meeting was first made; provided, further, that in the event that the number of Directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it is so delivered not later than ten (10) days after the day on which such public announcement is first made by the Corporation. All notices shall be received by the Corporate Secretary by the close of business on the specified date to be deemed to have been delivered on that date. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period or extend the foregoing time period.

      (c) Nominations and Proposals at Special Meetings. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors, or (ii) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder of the Corporation (A) who is a stockholder of record on the date the stockholders notice provided for in this Section 2.16 is delivered to the Corporate Secretary and on the record date for the determination of stockholders entitled to vote at such special meeting, and (B) who complies with the applicable notice procedures set forth in this Section 2.16.

      (d) Stockholder Notice for Special Meetings. For nominations to be properly made by a stockholder at a special meeting of stockholders called by the Corporation for the purpose of electing one or more Directors to the Board of Directors, such stockholder must have given timely notice thereof in proper written form to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary at the principal executive offices of the Corporation not earlier than one hundred twenty (120) days prior to such special meeting, nor later than the later of ninety (90) days prior to such special meeting or ten (10) days after the day on which public announcement of the date of such meeting and the proposed nominees to be elected at such meeting was first made. All notices shall be received by the Corporate Secretary by the close of business on the specified date to be deemed to have been delivered on that date. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period or extend the foregoing time period.

      (e) Form of Stockholders Notice. To be in proper written form, a stockholder’s notice for both annual and special meetings must set forth:

(i) as to each person whom the stockholder proposes to nominate for election as a Director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person, (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (E) such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected;

(ii) as to any other business that the stockholder proposes to bring before the meeting, (A) a brief description of the business desired to be brought before the meeting, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration, and, in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), (C) the reasons for conducting such business at the meeting, and (D) any material interest of such stockholder in the business being proposed and the beneficial owner, if any, on whose behalf the proposal is being made; and

(iii) as to the stockholder giving this notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (A) the name and record address of such stockholder and any such beneficial owner, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by such stockholder and beneficial owner, (C) a description of all arrangements or understandings between such stockholder and any such beneficial owner and each proposed nominee and any other persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder is a stockholder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons and/or conduct the business being proposed as described in the notice, and (E) a representation of whether such stockholder or any such beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder with respect to an annual meeting if the stockholder has notified the Corporation of his or her intention to present a proposal at such annual meeting in compliance with Regulation 14A (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Corporation.

      (f) General. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.16 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.16. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.16 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Section 2.16(e)), and (b) if a proposed nomination or business was not made or proposed in compliance with this Section 2.16, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.16, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.16, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.16. Nothing in this Section 2.16 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Regulation 14A under the Exchange Act, or (ii) of the holders of any series of Preferred Stock to elect Directors pursuant to any applicable provisions of the certificate of incorporation.

ARTICLE III.

BOARD OF DIRECTORS

      SECTION 3.1     General Powers. The business of the Corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the certificate of incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

      SECTION 3.2     Number. Subject to the rights, if any, of any series of Preferred Stock then outstanding, the Board of Directors shall consist of not less than five (5) nor more than eleven (11) Directors, with such number to be established, from time to time, by resolution of the Board.

      SECTION 3.3     Election, Classes and Terms of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock then outstanding, shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, with the term of office of initial Class I Directors to expire at the Corporation’s 2005 annual meeting of stockholders, the term of office of the initial Class II Directors to expire at the Corporation’s 2006 annual meeting of stockholders and the term of office of the initial Class III Directors to expire at the Corporation’s 2007 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified or until such Director’s death, resignation or removal. In the event of any increase or decrease in the number of Directors, (i) each Director then serving as such shall nevertheless continue as a Director of the class of which such Director is a member until the expiration of the current term, or such Director’s prior death, resignation, or removal, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors so as to maintain such classes as nearly equal in number as possible. In case of any increase or decrease in the number of Directors from time to time (other than those Directors, if any, elected by any series of Preferred Stock then outstanding), the number of Directors shall be apportioned as nearly as equally as possible.

      SECTION 3.4     Election. Within the limits specified herein and in the Corporation’s Certificate of Incorporation, the election of Directors shall be determined by the stockholders of the Corporation by a plurality of the votes cast by the shares of capital stock present in person or represented by proxy at the meeting in which the election of Directors is considered and entitled to vote in the election of Directors. The Directors need not be stockholders of the Corporation.

      SECTION 3.5     Resignation. Any Director may resign by delivering a written resignation to the Corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or the Board of Directors. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. If the resignation specifies effectiveness at a future time, a successor may be elected pursuant to Section 3.7 of these Bylaws to take office on the date that the resignation becomes effective.

      SECTION 3.6     Removal. Except for such additional directors, if any, elected by a series of Preferred Stock then outstanding, any Director or the entire Board of Directors may be removed, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation then entitled to vote at an election of Directors, voting together as a single class. Nothing in this Section 3.6 shall be deemed to affect any rights of the holders of any series of Preferred Stock to remove Directors pursuant to any applicable provisions of the Certificate of Incorporation.

      SECTION 3.7     Vacancies. Subject to the rights, if any, of any series of Preferred Stock then outstanding, and except as otherwise provided in the certificate of incorporation, any vacancy, whether arising through death, resignation, removal or disqualification of a Director, and any newly-created directorship resulting from an increase in the number of Directors, shall be filled only by a majority vote of the remaining Directors of all classes even though less than a quorum of the Board of Directors. A Director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which such Director was elected.

      SECTION 3.8     Place of Meetings. Any meetings of the Board of Directors may be held either within or without the State of Delaware.

      SECTION 3.9     Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors, provided that any Director who is absent when such determination is made shall be given notice of the determination.

      SECTION 3.10     Special Meetings and Notice. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, or any two Directors, and shall be held at such time and place as may be specified by the officer or Directors calling the meeting. Unless otherwise required by law or the certificate of incorporation, notice stating the date, time and place of the meeting shall be given to each Director either by prepaid mail to such Director’s address appearing on the books of the Corporation not less than forty-eight (48) hours before the date of the meeting, or personally or by telegram, facsimile, electronic transmission or similar means of communication not less than twenty-four (24) hours before the date of the meeting.

      SECTION 3.11     Meetings by Telephone Conference Call. Unless otherwise required by law or the certificate of incorporation, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

      SECTION 3.12     Quorum and Adjournment. Unless otherwise required by law or the certificate of incorporation, at all meetings of the Board of Directors a majority of the Whole Board, shall constitute a quorum for the transaction of business (except for the filling of vacancies, which shall be governed by the provisions of Section 3.7). Any meeting of the Board of Directors, or a committee thereof, whether or not a quorum is present, may be adjourned to another time and place by the affirmative vote of a majority of the Directors present. If the meeting is adjourned for more than 24 hours, notice of such adjournment to another time or place shall be given prior to the time of the adjourned meeting to the Directors who were not present at the time of the adjournment.

      SECTION 3.13     Action at Meetings. Unless otherwise required by law or the certificate of incorporation, if a quorum is present at any meeting of the Board of Directors, the vote of a majority of the Directors present shall be sufficient to take any action. A meeting at which a quorum is initially present may continue to transact business, notwithstanding withdrawal of directors, if any action taken is approved by at least a majority of the number of Directors constituting a quorum for such meeting.

      SECTION 3.14     Action in Lieu of Meetings. Unless otherwise required by law or the certificate of incorporation, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all Directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

      SECTION 3.15     Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may (subject to the committee charter, if any) unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

      SECTION 3.16     Meetings and Action of Committees. Meetings and action of committees shall be governed by and held and taken in accordance with the provisions of Sections 3.8 to 3.14, with such changes in the context thereof as are necessary to substitute the committee and its members for the Board of Directors and its members.

      SECTION 3.17     Compensation. Unless otherwise required by law or the certificate of incorporation, Directors shall be entitled to receive such fees and expenses, if any, for attendance at meetings of the Board of Directors, and/or such fixed salaries for services as Directors, as may be fixed from time to time by resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity as an officer, committee member, agent or otherwise, and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

      SECTION 3.18     Chairman of the Board and Vice Chairman of the Board; Secretary. The Board of Directors shall appoint a Chairman of the Board and may appoint a Vice Chairman of the Board, in its discretion, from among its members. The Chairman of the Board shall preside at all meetings of stockholders and of the Board of Directors. If the Board of Directors appoints a Vice Chairman of the Board, in the absence or disability of the Chairman of the Board, the Vice Chairman of the Board shall preside at all meetings of stockholders and of the Board of Directors. The Corporate Secretary or an Assistant Corporate Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors, but in their absence, a secretary designated by the Chairman of the meeting shall act as secretary of the meeting of the Board.

ARTICLE IV.

OFFICERS

      SECTION 4.1     Designation, Term and Vacancies. The officers of the Corporation shall be a Chief Executive Officer, a President, a Chief Operating Officer, one or more Vice Presidents, a Corporate Secretary and a Chief Financial Officer and/or Treasurer, all of whom shall be elected by the Board of Directors. The Board of Directors may elect one or more Executive Vice Presidents, Senior Vice Presidents, or Assistant Vice Presidents, who shall have such authority and shall perform such duties as may from time to time be prescribed by the Board. The Board of Directors may appoint one or more Assistant Corporate Secretaries and one or more Assistant Treasurers, and such other officers as may be deemed necessary, who shall have such authority and shall perform such duties as may from time to time be prescribed by the Board. Vacancies occurring among the officers of the Corporation shall be filled by the Board of Directors. Officers elected by the Board shall hold office until the next annual election of such officers by the Directors and until their successors are elected and qualified or until such officer’s death, resignation or removal, pursuant to Section 4.2. All other officers, agents and employees shall hold office during the pleasure of the Board or the officer appointing them. Any two or more offices may be held by the same person, with the exception that the Chief Executive Officer and President shall not also hold the office of Secretary or Treasurer.

      SECTION 4.2     Resignation and Removal of Officers. Any officer may resign at any time upon written notice to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. Such resignation shall be effective upon its receipt by the Chairman of the Board, the President, the Secretary or the Board of Directors, unless a different time is specified in the notice for effectiveness of such resignation. The acceptance of any such resignation shall not be necessary to make it effective unless otherwise specified in such notice. Any officer may be removed from office at any time, with or without cause, but subject to the rights, if any, of such officer under any contract of employment, by the Board of Directors or by any committee to whom such power of removal has been duly delegated, or, with regard to any officer who has been appointed by the chief executive officer pursuant to Section 4.3 below, by the chief executive officer or any other officer upon whom such power of removal may be conferred by the Board of Directors. A vacancy occurring in any office for any cause may be filled by the Board of Directors, in the manner prescribed by this Article of the Bylaws for initial appointment to such office.

      SECTION 4.3     Chief Executive Officer. The Chief Executive Officer shall be chosen from among the members of the Board and shall have general charge of the affairs and business of the Corporation and general charge and supervision of all the officers, agents, and employees of the Corporation. He may sign, with the Corporate Secretary or an Assistant Corporate Secretary, any or all certificates for shares of stock of the Corporation. He may sign and execute in the name of the Corporation all deeds, mortgages, bonds, contracts, powers of attorney, or other instruments authorized by the Board, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, and he may, without previous authority of the Board, make, in the name of the Corporation, such contracts, leases, and other agreements as the ordinary conduct of the Corporation’s business requires. He may sign and endorse notes, drafts, and checks. He shall have power to select and appoint all necessary officers and servants, except those elected or appointed or required to be elected or appointed by the Board, and he shall also have power to remove all such officers and servants and to make appointments to fill the vacancies. In general, he shall exercise all powers and perform all duties incident to the principal executive office of the Corporation and such other powers and duties as may from time to time be assigned to him by the Board or be prescribed by these By-laws. Also in the absence or inability of the Chairman to act, he shall preside at all meetings of stockholders and of the Board of Directors. He may delegate any of his powers to the President or the Chief Operating Officer of the Corporation.

      SECTION 4.4     President. The President shall perform such duties and have such powers as may from time to time be assigned by the Board of Directors. In the absence or inability of the Chief Executive Officer to act, he shall be the chief executive officer of the Corporation.

      SECTION 4.5     Chief Operating Officer. The Chief Operating Officer of the Corporation shall have general and active management of and exercise general supervision over the business and property of the Corporation and shall have such other powers and duties as may be assigned to him by the Board of Directors. He may delegate any of his powers to any Vice President of the Corporation.

      SECTION 4.6     Vice Presidents. Each Vice President shall exercise such powers and perform such duties as may from time to time be assigned to him by the Board of Directors or the President. In the absence or disability of the President a Vice President shall exercise the powers and perform the duties of the President.

      SECTION 4.7     Chief Financial Officer or Treasurer. The Chief Financial Officer or Treasurer shall have custody of such funds and securities of the Corporation as may come to his hands or be committed to his care by the Board of Directors. When necessary or proper, he shall endorse on behalf of the

Corporation, for collection, checks, notes, or other obligations, and shall deposit the same to the credit of the Corporation, in such bank or banks or depositories as the Board of Directors, the Chief Executive Officer, the President, or the Chief Operating Officer may designate. He may sign receipts or vouchers for payments made to the Corporation, and the Board of Directors may require that such receipts or vouchers shall also be signed by some other officer to be designated by them. Whenever required by the Board of Directors, he shall render a statement of his cash accounts and such other statements respecting the affairs of the Corporation as may be requested. He shall keep proper and accurate accounts of receipts and disbursements and other matters pertaining to his office. He shall perform all acts incident to the office of Chief Financial Officer or Treasurer, subject to the control of the Board. In the discretion of the Board of Directors, he may be required to give a bond in such amount and containing such conditions as the Board of Directors may approve, and such bond may be the undertaking of a surety company, and the premium therefor may be paid by the Corporation. Exercise such powers and perform such duties as are usually vested in the office of Chief Financial Officer or Treasurer of a Corporation and exercise such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

      SECTION 4.8     Corporate Secretary. The Corporate Secretary shall be sworn to the faithful discharge of his duties. He shall record the votes and proceedings of the stockholders and of the Board of Directors in a book or books kept for that purpose, and shall attend all meetings of the Directors and stockholders. He shall keep in safe custody the seal of the Corporation, and, when required by the Board of Directors, or when any instrument shall have been signed by the Chief Executive Officer, the President, the Chief Operating Officer, or any other officer duly authorized to sign the same, or when necessary to attest any proceedings of the stockholders or Directors, shall affix it to any instrument requiring the same, and shall attest the same with his signature. Except as otherwise required by the Certificate of Incorporation, or these Bylaws, he shall attend to the giving and serving of notices of meetings. He shall have charge of such books and papers as properly belong to his office or as may be committed to his care by the Board of Directors. He shall perform such other duties as appertain to his office or as may be required by the Board of Directors. Except as otherwise required by the Certificate of Incorporation, or these Bylaws, in the absence of the Corporate Secretary, or an Assistant Corporate Secretary, from any meeting of the Board, the proceedings of such meeting shall be recorded by such other person as may be appointed at the meeting for that purpose.

      SECTION 4.9     Assistant Vice President. Each Assistant Vice President shall exercise such powers and perform such duties as may be assigned to him by the Board of Directors.

      SECTION 4.10     Assistant Corporate Secretary. Each Assistant Corporate Secretary shall be vested with the same powers and duties as the Corporate Secretary, and any act may be done or duty performed by an Assistant Corporate Secretary with like effect as though done or performed by the Corporate Secretary. He shall have such other powers and perform such other duties as may be assigned to him by the Board of Directors.

      SECTION 4.11     Other Officers. Such other officers as the Board of Directors may appoint shall perform such duties and have such powers as may from time to time be assigned by the Board of Directors. The Board of Directors may delegate to the Chief Executive Officer the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V.

INDEMNIFICATION

      SECTION 5.1     Right to Indemnification. To the fullest extent permitted by law, the Corporation shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person or the person for whom he is the legally representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (any such person, a “Section 5.1 Indemnitee”), against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement (“expenses”) actually and reasonably incurred by such person in connection with such proceeding; provided, however, that except as otherwise provided in Section 5.4 the Corporation shall only be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person if the commencement of such proceeding (or part thereof) was authorized by the Board of Directors.

      SECTION 5.2     Prepayment of Expenses. The Corporation shall pay the expenses incurred by a Section 5.1 Indemnitee in defending any proceeding in advance of its final disposition, provided that, to the extent provided by law, the payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article V or otherwise. The Corporation may pay the expenses incurred by any other person in defending any proceeding in advance of its final disposition upon such terms and conditions as the Board of Directors deems appropriate.

      Section 5.3     Claims. If a claim for indemnification or advancement of expenses under Section 5.1 or Section 5.2 is not paid in full within sixty (60) days after a written claim therefor by a Section 5.1 Indemnitee has been received by the Corporation, such Section 5.1 Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that such Section 5.1 Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

      SECTION 5.4     Repeal or Modification. Any repeal or modification of the provisions of this Article 5 or applicable law shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring before the time of such repeal or modification regardless of whether the proceeding is brought or threatened before or after the time of such repeal or modification.

      SECTION 5.5     Non-Exclusivity of Rights. The right to indemnification and advancement of expenses conferred on any person by this Article 5 shall not be exclusive of any other rights such person may have or acquire under any other provision hereof, the Bylaws or by law, agreement, vote of stockholders or disinterested Directors or otherwise.

      SECTION 5.6     Survival of Rights. The right to indemnification and prepayment of expenses conferred on any person by this Article 5 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

      SECTION 5.7     Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against any liability or expenses incurred by such person in connection with a proceeding, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article V or by law.

      Section 5.8     Other Sources. The Corporation’s obligation, if any, to indemnify or advance expenses to any Section 5.1 Indemnitee who was or is serving at the Corporation’s request as a director or officer of another corporation or a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, shall be reduced by any amount such Section 5.1 Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

      Section 5.9     Other Indemnification and Advancement of Expenses. This Article 5 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Section 5.1 Indemnitees when and as authorized by appropriate corporate action.

ARTICLE VI.

STOCK

      SECTION 6.1     Stock Certificates. Every holder of capital stock shall be entitled to have a certificate representing such stock in such form as shall be approved by the Board of Directors, signed by or in the name of the Corporation by (a) the President or a Vice President, and (b) the Corporate Secretary or an Assistant Corporate Secretary or Treasurer or Assistant Treasurer. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent, transfer clerk or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, transfer clerk or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, transfer clerk or registrar at the date of issue.

      SECTION 6.2     Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates or such person’s legal representative to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation an account of the alleged loss, theft or destruction of any such Certificate of the issuance of a new Certificate been lost, stolen or destroyed.

ARTICLE VII.

MISCELLANEOUS

      SECTION 7.1     Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

      SECTION 7.2     Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

      SECTION 7.3     Execution of Checks, etc. The funds of the Corporation shall be deposited in such banks or trust companies as the Board of Directors from time to time shall designate and shall be withdrawn only on checks or drafts of the Corporation for the purposes of the Corporation. All checks, drafts, notes, acceptances and endorsements of the Corporation shall be signed in such manner and by such officer or officers or such individual or individuals as the Board of Directors from time to time by resolution shall determine. If and to the extent so authorized by the Board of Directors, such signature or signatures may be facsimile. Only checks, drafts, notes, acceptances and endorsements signed in accordance with such resolution or resolutions shall be the valid checks, drafts, notes, acceptances or endorsements of the Corporation.

      SECTION 7.4     Evidence of Authority. A certificate by the Secretary or an Assistant Secretary as to any action taken by the stockholders, the Board of Directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

      SECTION 7.5     Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

ARTICLE VIII.

AMENDMENTS

      SECTION 8.1     Creation, Amendment and Repeal of Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws whether adopted by them or otherwise.

ANNEX D

CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

§ 1300.     Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

§ 1301.     Demand for Purchase.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302.     Endorsement of Shares.

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.     Agreed Price — Time for Payment.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.     Dissenter’s Action to Enforce Payment.

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.     Appraisers’ Report — Payment — Costs.

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.     Dissenting Shareholder’s Status as Creditor.

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.     Dividends Paid as Credit Against Payment.

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.     Continuing Rights and Privileges of Dissenting Shareholders.

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.     Termination of Dissenting Shareholder Status.

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

      (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

      (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

      (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.     Suspension of Proceedings for Payment Pending Litigation.

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.     Exempt Status.

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.     Attacking Validity of Reorganization or Merger.

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.